                       Filed Pursuant to Rule 424(b)(3)
             Registration No. 333-144865

PROSPECTUS

eMagin Corporation

11,646,723 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 11,646,723 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares.

Our common stock is listed on the NYSE AMEX under the symbol “EMAN”. The last reported sales price per share of our common stock as reported by the NYSE AMEX December 15, 2011 was $3.82.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this prospectus carefully before you invest.

The date of this prospectus is December 28, 2011

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by eMagin Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

eMagin designs, develops, manufactures, and markets OLED (organic light emitting diode) microdisplays, display and optical subsystems for virtual imaging products (which utilize OLED microdisplays), and 3D virtual imaging headsets for computer gaming, simulation applications and virtual training. We also perform research in the OLED field. Our virtual imaging products integrate OLED technology on silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer (“OEM”) customers to develop and market improved or new electronic products. We believe that virtual imaging is becoming an important way for increasingly mobile people to have quick access to high-resolution data, work, and experience new more immersive forms of communications and entertainment.

Our first commercial product, the SVGA+ OLED microdisplay was introduced in 2001, and followed by the SVGA-3D OLED microdisplay in early 2002. Over 200,000 of these products have been shipped to military, industrial and commercial customers and are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, electronic viewfinders for high-end still and motion picture cameras, surgical training simulators, multi-spectral military night vision goggles, thermal weapons sights and range finders, and augmented vision, situational head worn displays.  eMagin’s products are marketed globally.

In 2006 we introduced our OLED-XL technology, which provided longer luminance half-life, and enhanced the efficiency of eMagin's microdisplay products. Continuing research to further improve OLED materials has allowed eMagin to introduce High-Brightness OLED technology in 2011 that is two to three times more efficient than our OLED-XL products.

In 2008 eMagin introduced the SXGA (1280 x 1024 pixels) OLED-XL microdisplay and in 2011 we released a VGA OLED-XL microdisplay – both with digital interfaces and eMagin’s Deep Black™ technology that provides ultra-high contrast (500 times higher than comparable LCD displays). In 2011 we also demonstrated working samples of a WUXGA (greater than HD resolution at 1920 x 1200 color pixels) OLED microdisplay with less than a one inch diagonal viewing area.

eMagin continues to market the Z800 3D Visor first introduced in January 2005. This product received the Consumer Electronics Association’s coveted Consumer Electronics Show (CES) 2006 Best of Innovation Awards for the entire display category as well as a Design and Innovations Award for the electronic gaming category.

We believe that our OLED microdisplays offer a number of significant advantages over comparable liquid crystal microdisplays (LCDs), including greatly increased power efficiency, less weight and dramatically higher contrast. Using our active matrix OLED technology, many computer and electronic system functions can be built directly into the OLED microdisplay silicon backplane, resulting in compact, high-resolution, power-efficient systems. We have developed our own intellectual property and accumulated over 10 years of manufacturing know-how to create high performance OLED microdisplays.

As the first to exploit OLED technology for microdisplays, and with the support of our partners and the development of our intellectual property, we believe that we enjoy a significant advantage in the commercialization of microdisplays for virtual imaging. We have advanced our technology to HD display quality, 1080p, and beyond while maintaining the advantages of low power, less weight and higher performance.

eMagin Corporation was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED. The merged company changed its name to eMagin Corporation. Following the merger, the business conducted by eMagin is the business conducted by FED prior to the merger.

Our website is located at www.emagin.com and our e-commerce site is www.3dvisor.com.  The contents of our website are not part of this Prospectus.

The Offering

Common stock offered by selling stockholders	Up to 11,646,723 shares, consisting of the following:

•  up to 1,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $1.03 per share and 663,294 shares of common stock issued upon the cashless exercise of common stock purchase warrants*;

• 1,000,000 shares of common stock issued upon the exercise of common stock purchase warrants at an exercise price of $0.48 per share**;

•  1,438,096 shares of common stock, consisting  of (i) 1,428,572 shares issued upon conversion of the note (“Stillwater Note”) issued to Stillwater Holdings LLC (f/k/a Stillwater LLC) (“Stillwater”) representing $500,000 of the principal amount of the Stillwater Note and (ii) 9,524 shares issued for accrued and unpaid interest under the Stillwater Note***; and

• up to 7,545,333 shares of common stock issuable upon the conversion of Series B Convertible Preferred Stock.

Common Stock to be outstanding after the offering	31,876,667 shares assuming the full exercise of the warrants and full conversion of Series B Convertible Preferred Stock underlying shares which are included in this prospectus.****

Use of Proceeds	We will not receive any proceeds from the sale of the common stock; however, we will receive proceeds from the exercise of our warrants.

NYSE AMEX Symbol	EMAN

*	On April 14, 2010, Stillwater elected to exercise 875,467 of its common stock purchase warrants on a cashless basis and received 663,294 shares of common stock.
**	On July 18, 2011, Stillwater elected to exercise its common stock purchase warrants at an exercise price of $0.48 per share and received 1,000,000 shares of common stock.
***
On July, 23 2007, Stillwater elected to convert $252,166.50 of the Stillwater Note, then outstanding, representing $250,000 of the principal amount of the Note due on July 23, 2007 and $2,166.50 of accrued and unpaid interest into shares of common stock. Stillwater received 720,476 shares of the common stock at the conversion price of $0.35. On December 22, 2008, Stillwater elected to convert the $251,166.67 of the remaining Stillwater Note representing $250,000 of the principal amount of the Note due on December 22, 2008 and $1,166.67 of accrued and unpaid interest into shares of common stock. Stillwater received 717,620 shares of the common stock at the conversion price of $0.35.

****	The information above regarding the common stock to be outstanding after the offering is based on 23,331,334 shares of the Company’s common stock outstanding as of November 18, 2011.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The consolidated statements of operations data for the years ended December 31, 2010 (Restated), 2009 (Restated) and 2008 and the balance sheet data at December 31, 2010 (Restated) and 2009 (Restated) are derived from our audited financial statements which are included elsewhere in this prospectus.  The consolidated statements of operations data for the years ended December 31, 2007 and 2006 and the balance sheet data at December 31, 2008, 2007 and 2006 are derived from our audited financial statements which are not included in this prospectus.  The historical results are not necessarily indicative of results to be expected for future periods. The following information is presented in thousands, except per share data.

Consolidated Statements of Operations Data:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2010 (Restated)	2009 (Restated)	2008	2007	2006	2011	2010
	(In thousands, except per share data)

Revenue	$30,458	$23,822	$18,739	$17,554	$8,169	$21,153	$22,495
Cost of goods sold	12,018	10,175	10,673	12,628	11,359	10,922	8,970
Gross profit (loss)	18,440	13,647	8,066	4,926	(3,190)	10,231	13,525
Operating expenses:
Research and development	2,370	1,996	2,081	2,949	4,406	2,071	1,888
Selling, general and administrative	10,055	6,900	6,254	6,591	8,860	6,361	6,873
Total operating expenses	12,425	8,896	8,335	9,540	13,266	8,432	8,761
Income (loss) from operations	6,015	4,751	(269)	(4,614)	(16,456)	1,799	4,764
Other (expense) income , net	(16,086)	(6,932)	(1,590)	(13,874)	1,190	2,495	(9,689)
Net (loss) income prior to income tax provision	(10,071)	(2,181)	(1,859)	(18,488)	(15,266)	4,294	(4,925)
Income tax (benefit) expense	(8,931)	90	—	—	—	542	75
Net (loss) income	$(1,140)	$(2,271)	$(1,859)	$(18,488)	$(15,266)	$3,752	$(5,000)

(Loss) income per share, basic	$(0.06)	$(0.14)	$(0.13)	$(1.59)	$(1.52)	$0.13	$(0.27)
(Loss) income per share, diluted	$(0.06)	$(0.14)	$(0.13)	$(1.59)	$(1.52)	$0.02	$(0.27)

Shares used in calculation of (loss) income per share:
Basic	19,240	16,344	14,175	11,633	10,058	22,154	18,781
Diluted	19,240	16,344	14,175	11,633	10,058	25,642	18,781

Consolidated Balance Sheet Data:
(In thousands)

	December 31,					September 30,
	2010 (Restated)	2009 (Restated)	2008	2007	2006	2011	2010
Cash and cash equivalents	$7,796	$5,295	$2,404	$713	$1,415	$6,498	$6,714
Working capital (deficit)	$5,881	$8,581	$3,300	$(4,708)	$(305)	$16,912	$8,302
Total assets	$32,702	$13,980	$10,104	$6,648	$7,005	$36,318	$21,180
Long-term obligations	$5,158	$6,844	$—	$60	$2,229	$—	$2,757
Total shareholders’ equity (capital deficit)	$14,697	$2,893	$3,661	$(4,170)	$(1,164)	$31,618	$9,910

ITEM 1A.  RISK FACTORS

You should carefully consider the following risk factors and the other information included herein as well as the information included in other reports and filings made with the SEC before investing in our common stock.  The following factors, as well as other factors affecting our operating results and financial condition, could cause our actual future results and financial condition to differ materially from those projected. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

RISKS RELATED TO OUR FINANCIAL RESULTS

We have had losses in the past and may incur losses in the future.

Our accumulated deficit is approximately $188 million as of September 30, 2011.  We achieved profitability for two consecutive quarters in 2011. We can give no assurances that we will continue to be profitable in the future. We cannot assure investors that we will sustain profitability or that we will not incur operating losses in the future.

We may not be able to execute our business plan due to a lack of cash from operations.

Prior to April 2008, we had not produced positive cash flows from operations. However, we have generated positive cash flows the past 14 quarters. We anticipate that our cash from operations will be sufficient to meet our requirements over the next twelve months.  In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover our expenses, in order to preserve cash, we may have to reduce expenditures and effect reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. No assurance can be given that if financing is necessary, that it will be available, or if available, will be on acceptable terms.

Our operating results have significant fluctuations.

In addition to the variability resulting from the short-term nature of commitments from our customers, other factors contribute to significant periodic quarterly fluctuations in results of operations. These factors include, but are not limited to, the following:

•	the receipt and timing of orders and the timing of delivery of orders;
•	the inability to adjust expense levels or delays in adjusting expense levels, in either case in response to lower than expected revenues or gross margins;
•	the volume of orders relative to our manufacturing capacity;
•	product introductions and market acceptance of new products or new generations of products;
•	changes in cost and availability of labor and components;
•	product mix;
•	variation in operating expenses;
•	regulatory requirements, foreign currency fluctuations and changes in duties and tariffs;
•	pricing and availability of competitive products and services; and
•	changes, whether or not anticipated, in economic conditions.

Accordingly, the results of any past periods should not be relied upon as an indication of our future performance.

RISKS RELATED TO MANUFACTURING

The manufacture of active matrix OLED microdisplays continues to evolve as better methods are discovered and employed and therefore we may encounter manufacturing issues or delays.

Ours is an evolving technology and we are pioneers in this active matrix OLED microdisplay manufacturing technique. As such, we cannot assure you that we will be able to produce our products in sufficient quantity and quality to maintain existing customers and attract new customers. In addition, we cannot assure you that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

We are dependent on a single manufacturing line.

We currently manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. However, we try to maintain product inventory to fill the requirements under such circumstances. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery, installation and testing of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

We rely on key sole source and limited source suppliers.

We depend on a number of sole source or limited source suppliers for certain raw materials, components, and services. These include circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support.  We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could be detrimental to operating results. We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we provide the design layouts to a sole semiconductor contract manufacturer who manufactures the integrated circuits on silicon wafers. Our inability to obtain sufficient quantities of components and other materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.  Generally, we do not have long term contracts or written agreements with our source suppliers, but instead operate on the basis of short term purchase orders.

Our results of operations, financial condition, and business would be harmed if we were unable to balance customer demand and capacity.

As customer demand for our products, particularly new products, changes we must be able to ramp up or adjust our production capacity to meet demand. We are continually taking steps to address our manufacturing capacity needs for our products. If we are not able to increase our capacity or if we increase our capacity too quickly, our business and results of operations could be adversely impacted. If we experience delays or unforeseen costs associated with adjusting our capacity levels, we may not be able to achieve our financial targets. For some of our products, vendor lead times exceed our customers’ required delivery time causing us to order to forecast rather than order based on actual demand. Ordering raw material and building finished goods based on forecasts exposes us to numerous risks including potential inability to service customer demand in an acceptable timeframe, holding excess inventory or having unabsorbed manufacturing overhead.

Variations in our production yields impact our ability to reduce costs and could cause our margins to decline and our operating results to suffer.

All of our products are manufactured using technologies that are highly complex. The number of usable items, or yield, from our production processes may fluctuate as a result of many factors, including but not limited to the following:

•	variability in our process repeatability and control;
•	contamination of the manufacturing environment or equipment;
•	equipment failure, power outages, or variations in the manufacturing process;
•	lack of consistency and adequate quality and quantity of piece parts and other raw materials;
•	defects in packaging either within or without our control; and
•	any transitions or changes in our production process, planned or unplanned.

We could experience manufacturing interruptions, delays, or inefficiencies if we are unable to timely and reliably procure components from single-sourced suppliers.

We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations.  If the supply of a critical single-source material or component is delayed or curtailed, we may not be able to ship the related product in desired quantities and in a timely manner.  Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm operating results.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We may not be successful in protecting our intellectual property and proprietary rights.

We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, and protection of our intellectual property rights may be limited in certain foreign countries. On April 30, 2007, the U.S. Supreme Court, in KSR International Co. vs. Teleflex, Inc., mandated a more expansive and flexible approach towards a determination as to whether a patent is obvious and invalid, which may make it more difficult for patent holders to secure or maintain existing patents. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

In addition to patent protection, we also rely on trade secrets and other non-patented proprietary information relating to our product development and manufacturing activities. We try to protect this information through appropriate efforts to maintain its secrecy, including requiring employees and third parties to sign confidentiality agreements. We cannot be sure that these efforts will be successful or that the confidentiality agreements will not be breached. We also cannot be sure that we would have adequate remedies for any breach of such agreements or other misappropriation of our trade secrets or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

RISKS RELATED TO THE MICRODISPLAY INDUSTRY

The commercial success of the microdisplay industry depends on the widespread market acceptance of microdisplay systems products.

The commercial market for microdisplays is still emerging. Our long-term success may depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market.

The microdisplay systems business is intensely competitive.

We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

•	our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
•	our ability to address the needs of our customers and the quality of our customer services;
•	the quality, performance, reliability, features, ease of use and pricing of our products;
•	successful expansion of our manufacturing capabilities;
•	our efficiency of production, and ability to manufacture and ship products on time;
•	the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
•	the market acceptance of our customers' products; and
•	product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

The display industry may be cyclical.

Our business strategy is dependent on OEM manufacturers building and selling products that incorporate our OLED displays as components into those products. Industry-wide fluctuations could cause significant harm to our business. The OLED microdisplay sector may experience overcapacity, if and when all of the facilities presently in the planning stage come on line, leading to a difficult market in which to sell our products.

Our competitors have many advantages over us.

As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

Our products are subject to lengthy OEM development periods.

We sell most of our microdisplays to OEMs who will incorporate them into products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant, often with a duration of between one and three years. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

In order to increase or maintain our profit margins we may have to continuously develop new products, product enhancements and new technologies.

In some markets, prices of established products tend to decline over time. In order to increase or maintain our profit margins over the long term, we believe that we will need to continuously develop new products, product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that  these cost reduction plans will be successful, that we will have the resources to fund the expenditures necessary to implement certain cost-saving measures, or that our costs can be reduced as quickly as any reduction in unit prices. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products with higher selling prices that may or may not offset price declines in more mature products.   If we fail to do so, our results of operations could be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of attracting and retaining new personnel may have a materially adverse effect on our business and our operating results.

Our success depends in a large part on the continuing service of key personnel.

Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel and will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

Our operating results are substantially dependent on the development and acceptance of new products and technology innovations.

Our future success may depend on our ability to develop new and lower cost solutions for existing and new markets and for customers to accept those solutions. We must introduce new products in a timely and cost-efficient manner, and we must secure production orders for those products from our customers. The development of new products is a highly complex process, and we historically have experienced delays in completing the development and introduction of new products. Some or all of those technologies or products may not successfully make the transition from the research and development lab. Even when we successfully complete a research and development effort with respect to a particular product or technology, it may fail to gain market acceptance.  The successful development and introduction of these products depends on a number of factors, including the following:

•	achievement of technology breakthroughs required to make commercially viable devices;
•	the accuracy of our predictions of market requirements;
•	acceptance of our new product designs;
•	acceptance of new technology in certain markets;
•	the availability of qualified research and development and product development personnel;
•	our timely completion of product designs and development;
•	our ability and available resources to expand sales;
•	our ability to develop repeatable processes to manufacture new products in sufficient quantities and at low enough costs for commercial sales;
•	our customers’ ability to develop competitive products incorporating our products; and
•	acceptance of our customers’ products by the market.

If any of these or other factors become problematic, we may not be able to develop and introduce these new products in a timely or cost-effective manner.

If government agencies discontinue or curtail their funding for our research and development programs our business may suffer.

Changes in federal budget priorities could adversely affect our contract revenue. Historically, government agencies have funded a significant part of our research and development activities. Our funding has the risk of being redirected to other programs when the government changes budget priorities, such as in time of war or for other reasons. Government contracts are also subject to the risk that the government agency may not appropriate and allocate all funding contemplated by the contract. In addition our government contracts generally permit the contracting authority to terminate the contract for the convenience of the government. The full value of the contracts would not be realized if they were prematurely terminated. We may be unable to incur sufficient allowable costs to generate the full estimated contract values. Furthermore, the research and development and product procurement contracts of the customers we supply may be similarly impacted. If the government funding is discontinued or reduced, our ability to develop or enhance products could be limited and our business results or operations and financial conditions could be adversely affected.

Our business depends on new products and technologies.

The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

We generally do not have long-term contracts with our customers.

Our business has primarily operated on the basis of short-term purchase orders.  We receive some longer term purchase agreements, and procurement contracts, but we cannot guarantee that we will continue to do so. Our current purchase agreements can be cancelled or revised without penalty, depending on the circumstances. We plan production primarily on the basis of internally generated forecasts of demand based on communications with customers, and available industry data which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in eMagin may decline.

Our business strategy may fail if we cannot continue to form strategic relationships with companies that manufacture and use products that could incorporate our active matrix OLED technology.

Our prospects could be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our active matrix OLED microdisplay technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter in to will realize their objectives. Failure to do so could have a material adverse effect on our business.

Our business depends to some extent on international transactions.

We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with foreign entities. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the foreign OEMs that are the most likely long-term purchasers of our microdisplays expose us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

Our business may expose us to product liability claims.

Our business may expose us to potential product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

Our business is subject to environmental regulations and possible liability arising from potential employee claims of exposure to harmful substances used in the development and manufacture of our products.

We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

Some of our business is subject to U.S. government procurement laws and regulations.

We must comply with certain laws and regulations relating to the formation, administration and performance of federal government contracts. These laws and regulations affect how we conduct business with our federal government contracts, including the business that we do as a subcontractor. In complying with these laws and regulations, we may incur additional costs, and non-compliance may lead to the assessment of fines and penalties, including contractual damages, or the loss of business.

Our business is subject to export laws and regulations.

We engage in international work falling under the jurisdiction of U.S. export control laws. Failure to comply with these control regimes can lead to severe penalties, both civil and criminal, and can include debarment from contracting with the U.S. government.

Current adverse economic conditions may adversely impact our business, operating results and financial condition.

The current economic conditions and market instability may affect our customers and suppliers.  Any adverse financial or economic impact to our customers may impact their ability to pay timely, or result in their inability to pay.  It may also impact their ability to fund future purchases, or increase the sales cycles which could lead to a reduction in revenue and accounts receivable.  Our suppliers may increase their prices or may be unable to supply needed raw materials on a timely basis which could result in our inability to meet customers’ demand or affect our gross margins.  Our suppliers may, also, impose more stringent payment terms on us.  The timing and nature of any recovery in the credit and financial markets remains uncertain, and there can be no assurance that market conditions will improve in the near future or that our results will not be materially and adversely affected.

RISKS RELATED TO OUR STOCK

The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if eMagin is successful.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of November 18, 2011, we have outstanding common shares of 23,331,334 plus (i) options to purchase 4,401,491 shares, (ii) warrants to purchase 1,000,000 shares and (iii) 7,545,333 shares of common stock issued upon conversion of preferred stock.

Changes in internal controls or accounting guidance could cause volatility in our stock price.

Guidance regarding implementation and interpretation of the provisions of Section 404 of the Sarbanes-Oxley Act continues to be issued by the standards-setting community.  In July 2010, smaller reporting companies were granted permanent exemption from having to obtain an auditors’ report on management’s assertion of the effectiveness of its internal control over financial reporting.  However, based on the current rules, we expect to become an accelerated filer in 2012 when we file our 2011 10-K, which will cause us to be subject to an audit of our internal controls.   As a result of the ongoing interpretation of new guidance and the audit testing which we anticipate will be required to be completed in the future, our internal controls over financial reporting may include an unidentified material weakness which would result in receiving an adverse opinion on our internal controls over financial reporting from our independent registered public accounting firm. We have restated our previously issued consolidated financial statements, related disclosures, and  management’s discussion and analysis of financial condition and results of operations for the quarters ended March 31, June 30, and September 30, 2009; March 31, June 30 and September 2010; and March 31, 2011 and for the years ended December 31, 2009 and 2010 .   As a result of a deficiency in our internal control over financial reporting relating to the accounting for common stock warrants as liabilities, as of September 30, 2011 our management determined that our disclosure controls and procedures were not effective.   Our ability to maintain effective internal controls may affect our ability to accurately report our financial results. We can provide no assurance that we will at all times in the future be able to report that our internal control is effective.

The market price of our common stock may be volatile.

The market price of our common stock has been subject to wide fluctuations. Since January 1, 2011, the closing price of our stock has ranged from $2.37 to $9.04. The market price of our common stock in the future is likely to continue to be subject to wide fluctuations in response to various factors, including, but not limited to, the following:

•	variations in our operating results and financial conditions;
•	actual or anticipated announcements of technical innovations, new product developments, or design wins by us or our competitors;
•	general conditions in the semiconductor and flat panel display industries; and
•	worldwide economic and financial conditions.

In addition, the public stock markets have experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. The broad market fluctuations and other factors may continue to adversely affect the market price of our common stock.

      FORWARD LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants owned by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. We have not declared or paid any dividends and do not currently expect to do so in the near future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since May 18, 2010, our common stock has been listed on the NYSEC AMEX Board under the symbol “EMAN.”  Prior to May 18, 2010, our common stock was quoted on the OTC Bulletin Board under the symbol “EMAN.OB”. The following table sets forth the high and low sales prices for our common stock for the periods indicated.

	High	Low
Fiscal 2009
First Quarter	$0.85	$0.32
Second Quarter	$1.40	$0.60
Third Quarter	$2.08	$0.97
Fourth Quarter	$2.00	$1.38

Fiscal 2010
First Quarter	$3.90	$1.47
Second Quarter	$5.49	$2.88
Third Quarter	$3.65	$1.91
Fourth Quarter	$6.00	$3.00

Fiscal 2011
First Quarter	$9.31	$5.91
Second Quarter	$8.94	$4.41
Third Quarter	$6.49	$2.60
Fourth Quarter (through November 18, 2011)	$4.94	$2.28

As of November 18, 2011 there were 466 holders of record of our common stock. Because brokers and other institutions hold many of the shares on behalf of shareholders, we are unable to determine the actual number of shareholders represented by these record holders.

Dividends

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all future earnings to fund the operation of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

   SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The consolidated statements of operations data for the years ended December 31, 2010 (Restated), 2009 (Restated) and 2008 and the balance sheet data at December 31, 2010 (Restated) and 2009 (Restated) are derived from our audited financial statements which are included elsewhere in this prospectus.  The consolidated statements of operations data for the years ended December 31, 2007 and 2006 and the balance sheet data at December 31, 2008, 2007 and 2006 are derived from our audited financial statements which are not included in this prospectus.   The historical results are not necessarily indicative of results to be expected for future periods. The following information is presented in thousands, except per share data.

Consolidated Statements of Operations Data:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2010 (Restated)	2009 (Restated)	2008	2007	2006	2011	2010
	(In thousands, except per share data)

Revenue	$30,458	$23,822	$18,739	$17,554	$8,169	$21,153	$22,495
Cost of goods sold	12,018	10,175	10,673	12,628	11,359	10,922	8,970
Gross profit (loss)	18,440	13,647	8,066	4,926	(3,190)	10,231	13,525
Operating expenses:
Research and development	2,370	1,996	2,081	2,949	4,406	2,071	1,888
Selling, general and administrative	10,055	6,900	6,254	6,591	8,860	6,361	6,873
Total operating expenses	12,425	8,896	8,335	9,540	13,266	8,432	8,761
Income (loss) from operations	6,015	4,751	(269)	(4,614)	(16,456)	1,799	4,764
Other (expense) income, net	(16,086)	(6,932)	(1,590)	(13,874)	1,190	2,495	(9,689)
Net (loss) income prior to income tax provision	(10,071)	(2,181)	(1,859)	(18,488)	(15,266)	4,294	(4,925)
Income tax (benefit) expense	(8,931)	90	—	—	—	542	75
Net (loss) income	$(1,140)	$(2,271)	$(1,859)	$(18,488)	$(15,266)	$3,752	$(5,000)

(Loss) income per share, basic	$(0.06)	$(0.14)	$(0.13)	$(1.59)	$(1.52)	$0.13	$(0.27)
(Loss) income per share, diluted	$(0.06)	$(0.14)	$(0.13)	$(1.59)	$(1.52)	$0.02	$(0.27)

Shares used in calculation of (loss) income per share:
Basic	19,240	16,344	14,175	11,633	10,058	22,154	18,781
Diluted	19,240	16,344	14,175	11,633	10,058	25,642	18,781

Consolidated Balance Sheet Data:
(In thousands)
	December 31,					September 30,
	2010 (Restated)	2009 (Restated)	2008	2007	2006	2011	2010
Cash and cash equivalents	$7,796	$5,295	$2,404	$713	$1,415	$6,498	$6,714
Working capital (deficit)	$5,881	$8,581	$3,300	$(4,708)	$(305)	$16,912	$8,302
Total assets	$32,702	$13,980	$10,104	$6,648	$7,005	$36,318	$21,180
Long-term obligations	$5,158	$6,844	$—	$60	$2,229	$—	$2,757
Total shareholders’ equity (capital deficit)	$14,697	$2,893	$3,661	$(4,170)	$(1,164)	$31,618	$9,910

  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion should be read in conjunction with the financial statements and notes thereto. Our fiscal year ends December 31. This prospectus contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy.  These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external factors or in our internal budgeting process which might impact trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industries in which we operate; and (iv) various competitive market factors that may prevent us from competing successfully in the marketplace.

Overview

We design and manufacture miniature displays, which we refer to as OLED-on-silicon-microdisplays, and microdisplay modules for virtual imaging, primarily for incorporation into the products of other manufacturers. Microdisplays are typically smaller than many postage stamps, but when viewed through a magnifier they can contain all of the information appearing on a high-resolution personal computer screen. Our microdisplays use organic light emitting diodes, or OLEDs, which emit light themselves when a current is passed through the device. Our technology permits OLEDs to be coated onto silicon chips to produce high resolution OLED-on-silicon microdisplays.

We believe that our OLED-on-silicon microdisplays offer a number of advantages in near to the eye applications over other current microdisplay technologies, including lower power requirements, less weight, fast video speed without flicker, and wider viewing angles. In addition, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with lower expected overall system costs relative to alternate microdisplay technologies.

Since our inception in 1996 through 2004, we derived the majority of our revenues from fees paid to us under research and development contracts, primarily with the U.S. government. We have devoted significant resources to the development and commercial launch of our OLED microdisplay products into military, industrial and medical applications world-wide. First sales of our SVGA+ microdisplay began in May 2001 and we launched the SVGA-3D microdisplay in February 2002. Over 200,000 of these products have been sold and fielded. In 2008 the SXGA microdisplay become our first digital display, and in 2011 we introduced the VGA OLED-XL, our lowest powered microdisplay, and the WUXGA OLED-XL which exceeds 1080p HD resolution.  As of September 30, 2011, we had a backlog of approximately $11.3 million in products ordered for delivery through December 31, 2012.  This backlog consists of non-binding purchase orders and purchase agreements. These products are being applied or considered for near-eye and headset applications in products such as thermal imagers, night vision goggles, entertainment headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by original equipment manufacturer (OEM) customers. We have also continued to ship our Z800 3DVisor personal display systems. In addition to marketing OLED-on-silicon microdisplays as components, we also offer microdisplays as an integrated package, which we call microviewer that includes a compact lens for viewing the microdisplay and electronic interfaces to convert the signal from our customer's product into a viewable image on the microdisplay. We have also expanded our design and production activities to include display/optical subsystem assemblies for both military and commercial end-use products. In 2010 we announced the award for production year one from ITT Night Vision for design and production of a display/optical assembly for the US Army Enhanced Night Vision Goggle.

We have developed a strong intellectual property portfolio that includes patents, manufacturing know-how and unique proprietary technologies to create high performance OLED-on-silicon microdisplays and related optical systems. We believe our technology, intellectual property portfolio, and position in the marketplace gives us a leadership position in OLED and OLED-on-silicon microdisplay technology. We believe that we are the only company to demonstrate publicly, market, and produce in significant quantities to the mass market high resolution full-color small molecule OLED-on-silicon microdisplays.  We are aware of one company that is beginning to ship OLED microdisplays into the market and one additional company that we believe is preparing to do so.

Company History

As of January 1, 2003, we were no longer classified as a development stage company. We transitioned to manufacturing our product and have significantly increased our marketing, sales, and research and development efforts, and expanded our operating infrastructure. Currently, most of our operating expenses are labor related and semi-fixed.  If we are unable to generate significant revenues, our net income in any given period could be less than expected.

Critical Accounting Policies

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates.  However, the following policies could be deemed to be critical within the SEC definition.

Revenue and Cost Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, such as when a purchase order or contract is received from the customer, the price is fixed, title and risk of loss to the goods has changed and there is a reasonable assurance of collection of the sales proceeds. We obtain written purchase authorizations from our customers for a specified amount of product at a specified price and consider delivery to have occurred at the time of shipment. Products sold directly to consumers have a thirty day right of return.  Revenue on consumer products is deferred until the right of return has expired.

Revenues from research and development activities relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Product Warranty

We offer a one-year product replacement warranty. In general, our standard policy is to repair or replace the defective products. We accrue for estimated returns of defective products at the time revenue is recognized based on historical activity as well as for specific known product issues. The determination of these accruals requires us to make estimates of the frequency and extent of warranty activity and estimate future costs to replace the products under warranty. If the actual warranty activity and/or repair and replacement costs differ significantly from these estimates, adjustments to cost of revenue may be required in future periods.

Use of Estimates

In accordance with accounting principles generally accepted in the United States of America, management utilizes certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments related to, among others, allowance for doubtful accounts, warranty reserves, inventory reserves, stock-based compensation expense, deferred tax asset valuation allowances, litigation and other loss contingencies. Management bases its estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Fair Value of Financial Instruments

eMagin’s cash, cash equivalents, accounts receivable, short-term investments, and accounts payable are stated at cost which approximates fair value due to the short-term nature of these instruments.  In addition, the long-term investments are stated at cost which approximates fair value.  eMagin measures the fair value of our warrants based on the Monte Carlo Simulation approach.

Stock-based Compensation

eMagin maintains several stock equity incentive plans.  The 2005 Employee Stock Purchase Plan (the “ESPP”) would, once implemented, provide our employees with the opportunity to purchase common stock through payroll deductions.  Employees could then purchase stock semi-annually at a price that is 85% of the fair market value at certain plan-defined dates.  As of September 30, 2011, the number of shares of common stock available for issuance was 300,000.  As of September 30, 2011, the plan had not been implemented.

The 2003 Plan provides for grants of shares of common stock and options to purchase shares of common stock to employees, officers, directors and consultants.   Under the 2003 plan, an incentive stock option (“ISO”) is granted at the market value of our common stock at the date of the grant and a non-ISO is granted at a price not to be less than 85% of the market value of the common stock.  These options have a term of up to 10 years and vest over a schedule determined by the Board of Directors, generally over a five year period.  The amended 2003 Plan provides for an annual increase in common stock available for issuance by 3% of the diluted shares outstanding on January 1 of each year for a period of 9 years which commenced January 1, 2005.

The 2008 Plan adopted and approved by the Board of Directors on November 5, 2008 provides for the issuance of shares of common stock and options to purchase shares of common stock to employees, officers, directors and consultants.  The 2008 Plan has an aggregate of 2,000,000 shares.

The 2011 Incentive Stock Plan (the “2011 Plan”) was approved by the Company’s shareholders on November 3, 2011.  The 2011 Plan provides for grants of common stock, and options to purchase common stock, to employees, officers, directors and consultants.   The Board of Directors reserved 1.4 million shares of common stock for issuance under the 2011 Plan. In addition, the 2011 Plan provides for an annual increase in common stock available for issuance equal to the greater of 20% of the diluted shares outstanding or the number of shares subject to options granted during the prior 12-months. However, on October 31, 2011 the Board committed to submit an amendment to the 2011 Plan to shareholders to eliminate the provision authorizing an annual increase in stock available and to prohibit the re-pricing or exchange of stock options without stockholder approval. The Board also committed to maintain an average run rate over the year that does not exceed 4.5%. Run rate is defined as the sum of the number of stock options granted during the year, divided by the Company’s fully diluted shares outstanding.  These options have a term of up to 10 years and vest over a schedule determined by the Compensation Committee.

We account for the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors by estimating the fair value of stock awards at the date of grant using the Black-Scholes option valuation model.  Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method.

Stock Repurchase Plan

On August 24, 2011, eMagin’s Board of Directors approved a stock repurchase plan.  The Company has been authorized to repurchase common stock not to exceed $2.5 million in total value.  The common stock repurchased will be considered authorized but un-issued shares.  As of September 30, 2011, the Company had not repurchased any common stock.

Income Taxes

In preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate.  The process involves estimating our current tax expense together with assessing temporary differences resulting from the differing treatment of items for accounting and tax purposes.  These differences result in deferred tax assets and liabilities.  Operating losses and tax credits, to the extent not already utilized to offset taxable income also represent deferred tax assets.  We must assess the likelihood that any deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance.   Significant judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets.

From inception through the third quarter of 2010, we maintained a full valuation allowance against our deferred tax assets as we were unable to determine that it was more likely than not that we would generate sufficient future taxable income to utilize them.  During the years ended December 31, 2010, 2009 and 2008, we utilized $6.3 million, $4.7 million, and $0 million, respectively, of historical net operating losses to offset taxable income in each of these periods.  At December 31, 2010, we had deferred tax assets, including net operating losses and tax credits that would offset $111 million of future taxable income. In the fourth quarter of 2010, we determined that it was more likely than not that we would generate future taxable income and, as a result, recorded a $9.1 million reduction of our deferred tax asset valuation allowance and corresponding income tax benefit.

In determining future taxable income, assumptions are made to forecast operating income, the reversal of temporary timing differences and the implementation of tax planning strategies.  Management uses significant judgment in the assumptions it uses to forecast future taxable income which are consistent with the forecasts used to manage the business.  Realization of the deferred tax asset is dependent upon future earnings which there is uncertainty as to the timing.  We will continue to monitor the realizability of the deferred tax asset.

At December 31, 2010, a partial valuation allowance against the net deferred tax assets was $32.4 million.  At September 30, 2011, eMagin assessed its ability to realize its deferred tax assets by reviewing positive and negative evidence which included our operating results and forecasts of future taxable income and concluded that no change to the valuation allowance was necessary.  The partial valuation allowance will be maintained until further sufficient positive evidence exists to support an additional reduction or negative evidence to support an increase in the valuation allowance.

Results of Operations

The following table presents certain financial data as a percentage of total revenue for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

	As a Percentage of Total Revenue
	Year Ended December 31,			Nine Months Ended September 30,
	2010 (Restated)	2009 (Restated)	2008	2011	2010
Consolidated Statements of Operations Data:

Revenue	100%	100%	100%	100%	100%
Cost of goods sold	39	43	57	52	40
Gross profit	61	57	43	48	60
Operating expenses:
Research and development	8	8	11	10	8
Selling, general and administrative	33	29	33	30	31
Total operating expenses	41	37	44	40	39
Income (loss) from operations	20	20	(1)	8	21
Other expense	(52)	(29)	(9)	12	43
(Loss) income before provision for income taxes	(33)	(9)	(10)	20	(22)
Income tax (benefit) expense	(29)	—	—	2	—
Net (loss) income	(4)%	(9)%	(10)%	18%	(22)%

Three and Nine Months Ended September 30, 2011 Compared to Three and Nine Months Ended September 30, 2010

Revenues

Revenues for the three and nine months ended September 30, 2011 were approximately $8.3 million and $21.2 million, respectively, as compared to approximately $8.3 million and $22.5 million, respectively, for the three and nine months ended September 30, 2010, a decrease of approximately $1.3 million or 6% for the nine month period.  Lower revenue for the nine month period was primarily due to lower than planned production output which also caused a postponement in filling Z800 system orders and to R&D engineering resources being allocated to production output causing a shortfall in billable hours on R&D contracts.

Product revenue is comprised of sales of displays, Z800 systems, and other hardware.  For the three and nine months ended September 30, 2011, product revenue decreased approximately $0.6 million or 9% and $1.3 million or 7%, respectively, as compared to the three and nine months ended September 30, 2010.  The decrease in product revenue for the three month period was driven by the product mix sold and a decrease in the average sales price per display.  The decrease in product revenue for the nine month period was driven primarily by the lack of Z800 system shipments and also by the product mix sold and though, we had an increase in sales volume, the average sales price per display was lower than in the first nine months of 2010.  Last year, we produced a custom display module that caused the average sale price to be higher than normal and without this custom display, the average sales price would have increased 3% for the three months ended September 30, 2011.   We continue to have unfilled orders even though we made progress in resolving our production issues in the second and third quarters of 2011.

Contract revenue is comprised of revenue from research and development or non-recurring engineering (“NRE”) contracts.  For the three months ended September 30, 2011, contract revenue increased approximately $638 thousand or 48% as compared to the three months ended September 30, 2010 and decreased $80 thousand or 2% as compared to the nine months ended September 30, 2010.   As we continued to resolve our production issues in third quarter, it allowed our research and development resources to focus on the active research and development contracts.

Cost of Goods Sold

Cost of goods sold is comprised of costs of product and contract revenues.  Cost of product revenue includes materials, labor and manufacturing overhead related to our products.  Cost of contract revenue includes direct and allocated indirect costs associated with performance of contracts.  Cost of goods sold for the three and nine months ended September 30, 2011 was approximately $3.9 million and $10.9 million, respectively, as compared to approximately $2.8 million and $9.0 million, respectively, for the three and nine months ended September 30, 2010, an increase of approximately $1.1 million and $1.9 million, respectively.   Cost of goods sold as a percentage of revenues was 47% and 52%, respectively, for the three and nine months ended September 30, 2011 as compared to 34% and 40%, respectively, for the three and nine months ended September 30, 2010.  Though our cost of goods as a percentage of revenue is higher for the three and nine months of 2011 as compared to 2010 as a result of increased labor costs due to additional production shifts and lower yield, we continue to see improvement in our yield in the third quarter of 2011 as we addressed our production issues.  We anticipate continued improvement in our yield.

The following table outlines product, contract and total gross profit and related gross margins for the three and nine months ended September 30, 2011 and 2010 (dollars in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Product revenue gross profit	$3,404	$4,831	$8,010	$11,236
Product revenue gross margin	54%	70%	48%	63%
Contract revenue gross profit	$955	$637	$2,221	$2,289
Contract revenue gross margin	49%	48%	48%	49%
Total gross profit	$4,359	$5,468	$10,231	$13,525
Total gross margin	53%	66%	48%	60%

The gross profit for the three and nine months ended September 30, 2011 was approximately $4.4 million and $10.2 million, respectively,  as compared to approximately $5.5 million and $13.5 million, respectively, for the three and nine months ended September 3, 2010, a decrease of $1.1 million and $3.3 million, respectively.   Gross margin was 53% for the three months ended September 2011 down from 66 % for the three months ended September 30, 2010.  Gross margin was 48% for the nine months ended September 30, 2011 down from 60% for the nine months ended 2010.

 The product gross profit for the three and nine months ended September 30, 2011 was approximately $3.4 million and $8.0 million, respectively, as compared to approximately $4.8 million and $11.2 million, respectively, for the three and nine months ended September 30, 2010, a decrease of $1.4 million and $3.2 million, respectively.  Product gross margin was 54% and 48%, respectively, for the three and nine months ended September 30, 2011 down from 70% and 63%, respectively, for both the three and nine months ended September 30, 2010.   For the three and nine month periods of 2011, our gross margin was unfavorably impacted by an increase in costs being spread over a lower revenue base and a lower effective average selling price per display due to product mix changes. There was improvement in our gross margin in this quarter as compared to 2011 year to date as our revenues increased and our production increased year over year.

The contract gross profit for the three and nine months ended September 30, 2011 was approximately $1.0 million and $2.2 million, respectively,  as compared to approximately $0.6 million and $2.3 million, respectively, for the three and nine months ended September 30, 2010, an increase of $0.4 million and a decrease of $0.1 million, respectively.  Contract gross margin was 49% and 48%, respectively, for the three and nine months ended September 30, 2011 relatively unchanged from the same periods ended September 30, 2010.    Our contract revenues and gross margins year over year have stayed relatively consistent in the 48% to 49% range.

Operating Expenses

Research and Development.  Research and development (“R&D”) expenses are company-funded and include salaries and related benefits, development materials and other costs specifically allocated to the development of new microdisplay products, OLED materials and subsystems.  R&D related costs associated with fulfilling contracts are categorized as contract cost of goods sold.  R&D expenses for the three and nine months ended September 30, 2011 were approximately $0.8 million and $2.1 million as compared to $0.5 million and $1.9 million for the three and nine months ended September 30, 2010.  The increase of approximately $0.3 million and $0.2 million, respectively, is related to an increase in headcount and related expenses to support R&D activities.

Selling, General and Administrative.  Selling, general and administrative expenses consist principally of salaries and related benefits, professional services fees and marketing, general corporate, and administrative expenses.  Selling, general and administrative expenses for the three and nine months ended September 30, 2011 were approximately $2.0 million and $6.4 million, respectively, as compared to approximately $2.1 million and $6.9 million, respectively, for the three and nine months ended September 30, 2010. The selling, general and administrative expenses for the three month period ended September 30, 2011 as compared to September 30, 2010 were relatively unchanged.  The decrease of approximately $0.5 million for the nine months ended September 30, 2011 was primarily related to a reduction of legal fees of $0.3 million and settlement expenses of $0.9 million offset by an increase in personnel costs of $0.4 million, $0.2 million of recruiting fees, and $0.1million associated with charge to bad debt expense.

Other Income (Expense), net.  Other income (expense), net consists primarily of interest income earned on investments, interest expense, and income (expense) applicable to the change in the fair value of the warrant liability.  For the three and nine months ended September 30, 2011, interest expense primarily associated with the Company’s line of credit was approximately $26 thousand and $85 thousand, respectively, as compared to approximately $21 thousand and $79 thousand, respectively, for the three and nine months ended September 30, 2010.   Other income, primarily interest income, for the three and nine months ended September 30, 2011 was approximately $3 thousand and $32 thousand, respectively, as compared to approximately $2 thousand and $10 thousand, respectively, for the three and nine months ended September 30, 2010.

Change in Fair Value of Warrant Liability.  For the three months ended September 30, 2011 and 2010, the change in fair value of the warrant liability was income of $3.0 million and $0.7 million, respectively. For the nine months ended September 30, 2011, the change in fair value of the warrant liability was income of $2.5 million as compared to a charge of $9.6 million for the nine months ended September 30, 2010.  The change in the fair value of the warrant liability is primarily due to the change in the common stock price of eMagin period over period.  The change in fair value of the warrant liability had no impact on our cash balances, operations, or operating income.  There will be no future effect on earnings for the outstanding warrants due to the modification to remove the anti-dilution provisions.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues

Revenues increased by approximately $6.7 million to a total of approximately $30.5 million for the year ended December 31, 2010 from approximately $23.8 million for the year ended December 31, 2009, representing an increase of 28%. The increase in revenue was due to increased customer demand of our OLED displays and active research and development contracts.

For the year ended December 31, 2010, product revenue increased approximately $3.8 million as compared to the year ended December 31, 2009.  The 19% increase was due to higher customer demand along with a shift in the mix of products.  For the year ended December 31, 2010, contract revenue increased 70% or approximately $2.9 million as compared to the year ended December 31, 2009. The increase was a result of an increase in the number of active research and development projects in 2010 as compared to 2009.

Cost of Goods Sold

Cost of goods sold is comprised of costs of product revenue and contract revenue.  Cost of product revenue includes materials, labor and manufacturing overhead related to our products.  Cost of contract revenue includes direct and allocated indirect costs associated with performance on contracts.  Cost of goods sold for the year ended December 31, 2010 were approximately $12.0 million as compared to approximately $10.2 million for the year ended December 31, 2009, an increase of approximately $1.8 million.  Cost of goods sold as a percentage of revenues improved to 39% for the year ended December 31, 2010 from 43% for the year ended December 31, 2009.

The following table outlines product, contract and total gross profit and related gross margins for the years ended December 31, 2010 and 2009 (dollars in thousands):

	For the Year ended December 31,
	2010	2009

Product revenue gross profit	$15,223	$11,910
Product revenue gross margin	65%	60%
Contract revenue gross profit	$3,217	$1,737
Contract revenue gross margin	47%	43%
Total gross profit	$18,440	$13,647
Total gross margin	61%	57%

The gross profit for the year ended December 31, 2010 was approximately $18.4 million as compared to approximately $13.6 million for the year ended December 31, 2009, an increase of $4.8 million.  Gross margin was 61% for the year ended December 31, 2010 up from 57% for the year ended December 31, 2009.   The increase was attributable to increases in product gross margin of 5% and the contract gross margin of 4%.

The product gross profit for the year ended December 31, 2010 was approximately $15.2 million as compared to approximately $11.9 million for the year ended December 31, 2009, an increase of $3.3 million.  Product gross margin was 65% for the year ended December 31, 2010 up from 60% for the year ended December 31, 2009.   The increase in product gross profit and gross margin was due to higher sales volumes and improved product mix resulting in a higher average selling price in conjunction with a reduction of the warranty accrual.  The higher average selling price was a result of the mix of products sold which included custom displays with a higher sales price.

The contract gross profit for the year ended December 31, 2010 was approximately $3.2 million as compared to approximately $1.7 million for the year ended December 31, 2009, an increase of $1.5 million.  Contract gross margin was 47% for the year ended December 31, 2010 up from 43% for the year ended December 31, 2009.  The contract gross margin is dependent upon the mix of internal versus external third party costs, with the external third party costs causing a lower gross margin and reducing the contract gross profit.

Research and Development Expenses

Research and development expenses include salaries, development materials and other costs specifically allocated to the development of new microdisplay products, OLED materials and subsystems.  Research and development expenses for the year ended December 31, 2010 were approximately $2.4 million as compared to approximately $2.0 million for the year ended December 31, 2009, an increase of approximately $0.4 million.  The increase was primarily related to an increase in internal research and development of $0.3 million and personnel expense of $0.1 million.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist principally of salaries, fees for professional services including legal fees, as well as other marketing and administrative expenses.  Selling, general and administrative expenses for the year ended December 31, 2010 were approximately $10.1 million as compared to approximately $6.9 million for the year ended December 31, 2009, an increase of approximately $3.2 million.   The increase is primarily related to severance expense of $1.1 million, personnel costs including non-cash compensation of $1.1 million, litigation settlement and legal fees of $1.5 million offset by a decrease in professional services of $0.1 million, accounting fees of $0.1 million and recruiting expenses of $0.2 million.

Other (Expense) Income

Other income (expense), net consists primarily of interest income earned on investments, interest expense and other costs related to the debt, miscellaneous income and expense applicable to the change in fair value of the warrant liability.

For the year ended December 31, 2010, interest expense was approximately $115 thousand as compared to approximately $466 thousand for the year ended December 31, 2009.   For the year ended December 31, 2010, the interest expense associated with debt was approximately $60 thousand, loan fees associated with the new line of credit was approximately $27 thousand, and interest on liquidated damages expense related to registration payment arrangements of approximately $28 thousand.  For the year ended December 31, 2009, the interest expense associated with debt was approximately $63 thousand, loan fees associated with the new line of credit were approximately $13 thousand, interest on liquidated damages expense related to registration payment arrangements was approximately $28 thousand and the amortization of the deferred costs associated with the debt was approximately $362 thousand. The decrease in interest expense was primarily a result of fully amortizing the deferred debt issuance costs in 2009.

Other income for the year ended December 31, 2010 was approximately $16 thousand as compared to approximately $67 thousand for the year ended December 31, 2009.  The other income for the year ended December 31, 2010 was interest income of approximately $10 thousand and $6 thousand from equipment salvage.  The other income for the year ended December 31, 2009 was interest income of approximately $6 thousand; approximately $4 thousand of miscellaneous income; and approximately $57 thousand for a settlement of a liability.

Change in Fair Value of Warrant Liability.  In accordance with ASC 815, adopted January 1, 2009, certain warrants previously classified within equity are reclassified as liabilities.  As a result of this reclassification, the accounting guidance requires revaluation of this liability every reporting period.  The fair value of the liability at December 31, 2010 and 2009 was measured by using the Monte Carlo Simulation model.  The revaluation resulted in a charge of approximately $16.0 million for the year ended December 31, 2010 as compared to $6.5 million for the year ended December 31, 2009.  This revaluation resulted in non-cash changes to other income (expense) and had no impact on our cash balances, operations, or operating income.

Income Tax (Benefit) Expense

For the year ended December 31, 2010, income tax benefit was approximately $8.9 million and for the year ended December 31, 2009, the income tax expense was $90 thousand.    For 2010, we incurred $0.13 million of income tax expense related to alternative minimum tax, which is not offset by operating loss carryforwards.  As a result of taxable income over the past two years, we concluded that it was more likely than not that we would continue to generate sufficient taxable income to utilize the benefit from a portion of our net operating loss carryforwards; therefore, we recorded a $9.1 million reduction of our deferred tax asset valuation allowance and corresponding income tax benefit.

Net Loss

Net loss totaled approximately $1.1 million for the year ended December 31, 2010 as compared to approximately $2.3 million for the year ended December 31, 2009.   Net loss for the year ended December 31, 2010 would have been approximately $8.4 million excluding the one-time charges of a $1.1 million severance charge, $0.7 million litigation settlement offer, and the tax benefit of $9.1 million related to the reversal of valuation allowance.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenues

Revenues increased by approximately $5.1 million to a total of approximately $23.8 million for the year ended December 31, 2009 from approximately $18.7 million for the year ended December 31, 2008, representing an increase of 27%. The increase in revenue was due to increased customer demand.

For the year ended December 31, 2009, product revenue increased approximately $4.0 million as compared to the year ended December 31, 2008.  The 26% increase was due to higher customer demand and product availability for our OLED displays and z800s.  For the year ended December 31, 2009, contract revenue increased 34% or approximately $1.0 million as compared to the year ended December 31, 2008. The increase was a result of an increase in the research and development projects in 2009 as compared to 2008.

Cost of Goods Sold

Cost of goods sold includes direct and indirect costs associated with production.  Cost of goods sold for the year ended December 31, 2009 was approximately $10.2 million as compared to approximately $10.7 million for the year ended December 31, 2008, a decrease of approximately $0.5 million.  Cost of goods sold as a percentage of revenues improved to 43% for the year ended December 31, 2009 from 57% for the year ended December 31, 2008. Cost of goods is comprised primarily of material and labor cost with the labor portion of cost of goods mostly fixed. Improved manufacturing yield and lower royalty expense resulted in a lower cost of goods sold.

The following table outlines product, contract and total gross profit and related gross margins for the years ended December 31, 2009 and 2008 (dollars in thousands):

	For the Year ended December 31,
	2009	2008

Product revenue gross profit	$11,910	$6,644
Product revenue gross margin	60%	42%
Contract revenue gross profit	$1,737	$1,422
Contract revenue gross margin	43%	47%
Total gross profit	$13,647	$8,066
Total gross margin	57%	43%

The gross profit for the year ended December 31, 2009 was approximately $13.6 million as compared to approximately $8.1 million for the year ended December 31, 2008, an increase of $5.6 million.  Gross margin was 57% for the year ended December 31, 2009 up from 43% for the year ended December 31, 2008.   The increase was mainly attributable to our increase in product gross margin of 18% offset by a reduction in the contract gross margin of 4%.

The product gross profit for the year ended December 31, 2009 was approximately $11.9 million as compared to approximately $6.6 million for the year ended December 31, 2008, an increase of $5.3 million.  Product gross margin was 60% for the year ended December 31, 2009, up from 42% for the year ended December 31, 2008.   The increase was attributed to the fuller utilization of our fixed production overhead due to improved yields and a reduction in royalty expense. See Note 12 of the Consolidated Financial Statements - Commitments and Contingencies for further discussion on the royalty expense.

The contract gross profit for the year ended December 31, 2009 was approximately $1.7 million as compared to approximately $1.4 million for the year ended December 31, 2008, an increase of $0.3 million.  Contract gross margin was 43% for the year ended December 31, 2009, down from 47% for the year ended December 31, 2008.  The contract gross margin is dependent upon the mix of internal versus external third party costs, with the external third party costs causing a lower gross margin and reducing the contract gross profit.

 Research and Development Expenses

Research and development expenses include salaries, development materials and other costs specifically allocated to the development of new microdisplay products, OLED materials and subsystems.  Research and development expenses for the year ended December 31, 2009 were relatively unchanged at approximately $2.0 million as compared to approximately $2.1 million for the year ended December 31, 2008, a decrease of approximately $0.1 million.  The decrease was primarily due to an increase in the allocation of research and development resources and expenses related to contracts to cost of goods sold and a reduction of expense due to the streamlining of the research and development effort in the subsystems area offset by an increase in internal product development costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist principally of salaries, fees for professional services including legal fees, as well as other marketing and administrative expenses.  Selling, general and administrative expenses for the year ended December 31, 2009 were approximately $6.9 million as compared to approximately $6.3 million for the year ended December 31, 2008, an increase of approximately $0.6 million.   The increase is primarily related to an increase in personnel costs, shareholder related costs, professional fees and tradeshow costs offset by a decrease in reserve for allowance for bad debts and rent expense.

Other (Expense) Income

Other income (expense), net consists primarily of interest income earned on investments, interest expense related to the secured debt, income from the licensing of intangible assets and expense applicable to the change in fair value of the warrant liability.

For the year ended December 31, 2009, interest expense was approximately $466 thousand as compared to approximately $2.0 million for the year ended December 31, 2008.   For the year ended December 31, 2009, the interest expense associated with debt was approximately $63 thousand, loan fees associated with the new line of credit were approximately $13 thousand, interest on liquidated damages expense related to registration payment arrangements was approximately $28 thousand and the amortization of the deferred costs associated with the debt was approximately $362 thousand.  Interest expense for the year ended December 31, 2008 was comprised of interest associated with debt of approximately $0.7 million; the amortization of the deferred costs associated with debt of approximately $1.3 million; the amortization of the debt discount associated with debt of approximately $25 thousand; and other expenses of approximately $2 thousand. The decrease in interest expense was primarily a result of carrying a lower balance on our line of credit, the repayment and conversion of the 8% Senior Secured Convertible Notes in December 2008, and lower amortization of deferred debt issuance costs.

Other income for the year ended December 31, 2009 was approximately $67 thousand as compared to approximately $400 thousand for the year ended December 31, 2008.  The other income for the year ended December 31, 2009 was interest income of approximately $6 thousand; approximately $4 thousand of miscellaneous income; and approximately $57 thousand for a settlement of a liability.  Other income for the year ended December 31, 2008 was interest income of approximately $11 thousand; approximately $18 thousand of income from equipment salvage; gain on the license of intangibles of approximately $557 thousand (see Note 12 of the Consolidated Financial Statements - Commitments and Contingencies); and offset by approximately $186 thousand of liquidated damages expense related to registration payment arrangements.

Change in Fair Value of Warrant Liability.  In accordance with ASC 815, adopted January 1, 2009, certain warrants previously classified within equity are reclassified as liabilities.  As a result of this reclassification, the accounting guidance requires revaluation of this liability every reporting period.  The fair value of the liability at December 31, 2009 was measured by using the Monte Carlo Simulation model.  The revaluation resulted in a charge of $6.5 million for the year ended December 31, 2009.  This revaluation resulted in non-cash changes to other income (expense) and had no impact on our cash balances, operations, or operating income.

Income Tax Expense

For the year ended December 31, 2009, income tax expense was approximately $90 thousand.  We have net operating loss carryforwards to offset taxable income in 2009; however we are subject to alternative minimum tax (“AMT”).    For the year ended December 31, 2008, the income tax expense was $0 thousand as we had a net loss.

Liquidity and Capital Resources

As of September 30, 2011, we had approximately $13.7 million of cash, cash equivalents, and investments in certificates of deposit (“CDs”) as compared to $12.4 million at December 31, 2010.  Of the $13.7 million in cash, approximately $7.2 million was invested in CDs.

Sources and Uses of Cash
	Year ended December 31,			Nine Months Ended September 30,
	2010	2009	2008	2011	2010
Cash flow data:				(unaudited)

Net cash provided by operating activities	$8,294	$5,260	$138	$1,609	$6,608
Net cash used in investing activities	(6,848)	(721)	(311)	(3,995)	(5,761)
Net cash provided by (used in) financing activities	1,055	(1,648)	1,864	1,088	572
Net increase (decrease) in cash and cash equivalents	2,501	2,891	1,691	(1,298)	1,419
Cash and cash equivalents, beginning of period	5,295	2,404	713	7,796	5,295
Cash and cash equivalents, end of period	$7,796	$5,295	$2,404	$6,498	$6,714

	Year ended December 31,			Nine Months Ended September 30,
	2010	2009	2008	2011	2010
Cash, cash equivalents, and investments in certificates of deposits	$12,396	$5,395	$2,501	$13,743	$10,314

Cash Flows from Operating Activities

Cash flow provided by operating activities during the nine months ended September 30, 2011 was approximately $1.6 million, attributable to our net income of approximately $3.8 million offset by net non-cash expenses of $0.8 million and the change in operating assets and liabilities of $1.4 million.  Cash flow provided by operating activities during the nine months ended September 30, 2010 was approximately $6.6 million, attributable to our net loss of approximately $5.0 million offset by non-cash expenses of approximately $10.8 million and approximately $0.8 million from the change in operating assets and liabilities.

Cash flow provided by operating activities for the years ended December 31, 2010, 2009, and 2008 were $8.3 million, $5.3 million, and $0.1 million, respectively.  For the year ended December 31, 2010, operating activities provided $8.3 million in cash, which was attributable to our net loss of approximately $1.1 million offset by approximately $0.8 million from the change in operating assets and liabilities and the net non-cash expenses of $8.6 million including approximately $9.1 million of non-cash income related to reversal of a portion of a deferred tax valuation allowance and approximately $16.0 million of non-cash loss related to the change in the fair value of the warrant liability.  For the year ended December 31, 2009, net cash provided by operating activities was approximately $5.3 million, attributable to our net loss of approximately $2.3 million and approximately $0.5 million from the change in operating assets and liabilities and offset by non-cash expenses of approximately $8.1 million. Net cash provided by operating activities for the year ended December 31, 2008 was approximately $0.1 million, attributable to improved net loss of approximately $1.9 million, approximately $1.1 million from the change in operating assets and liabilities and offset by non-cash expenses of approximately $3.0 million.

Cash Flows from Investing Activities

Cash used in investing activities during the nine months ended September 30, 2011 was approximately $4.0 million of which $2.6 million purchased CDs and approximately $1.4 million for equipment purchases primarily for upgrading our production line.  Cash used in investing activities during the nine months ended September 30, 2010 was approximately $5.8 million to purchase equipment of $2.3 million for the production line and purchase CDs of $3.5 million.

Cash used in investing activities for the years ended December 31, 2010, 2009, and 2008 were $6.8 million, $0.7 million, and $0.3 million, respectively.  For the year ended December 31, 2010, investing activities used approximately $6.8 million in cash, which was primarily the result of approximately $4.5 million in purchases of CDs and approximately $2.3 million for equipment purchases primarily for upgrading our production line.  For the year ended December 31, 2009, net cash used in investing activities was approximately $0.7 million primarily related to the purchase of equipment.  Net cash used in investing activities for the year ended December 31, 2008 was approximately $0.3 million primarily related to the purchase of equipment.

Cash Flows from Financing Activities

Cash provided by financing activities during the nine months ended September 30, 2011 was approximately $1.1 million, representing proceeds from the exercise of stock options and warrants as compared to the cash provided by financing activities during the nine months ended September 30, 2010 was approximately $0.6 million, also from the exercise of stock options and warrants.

Cash provided by financing activities was $1.1 million for the year ended December 31, 2010, cash used in financing activities was $1.6 million for the year ended December 31, 2009, and cash provided by financing activities was $1.9 million for the year ended December 31, 2008.

For the year ended December 31, 2010, financing activities provided approximately $1.1 million in cash which was the result of proceeds from the exercise of stock options and warrants. Net cash used by financing activities for the year ended December 31, 2009 was approximately $1.6 million primarily to pay down the line of credit.   Net cash provided by financing activities during the year ended December 31, 2008 was approximately $1.9 million and was comprised of approximately $5.5 million from proceeds of sale of common and preferred stock, net of issuance costs and approximately $1.9 million from proceeds from the line of credit offset by the payments of long-term debt of approximately $5.5 million.

Credit Facility

At September 30, 2011, we had a credit facility with Access Business Finance, LLC (“Access”) that provides for up to a maximum amount of $3 million based on a borrowing base equivalent of 75% of eligible accounts receivable.  The interest on the credit facility is equal to the Prime Rate plus 5% but may not be less than 8.25% with a minimum monthly interest payment of $1 thousand.  The credit facility will automatically renew on September 1, 2012 for a one year term unless written notice is provided.  We did not draw on our credit facility during the first nine months of 2011.

The credit facility contains the customary representations and warranties as well as affirmative and negative covenants.  We were in compliance with all debt covenants as of September 30, 2011.

We expect our business to experience revenue growth which may result in higher accounts receivable levels and may require increased production and/or higher inventory levels.  We anticipate that our cash needs to fund these requirements as well as other operating or investing cash requirements over the next twelve months will be less than our current cash on hand, investments and the cash we anticipate generating from operations.  We anticipate that we will not require additional funds over the next twelve months other than perhaps for discretionary capital spending.  If unanticipated events arise during the next twelve months, we believe we can raise sufficient funds. However, if we are unable to obtain sufficient funds, we may have to reduce the size of our organization and/or be forced to reduce and/or curtail our production and operations, all of which could have a material adverse impact on our business prospects.

Contractual Obligations

The following chart describes the outstanding contractual obligations of eMagin as of September 30, 2011 (in thousands):

	Payments due by period
	Total	1 Year	2-3 Years	4-5 Years
Operating lease obligations	$3,231	$1,219	$2,012	$—
Line of credit	11	11	—	—
Purchase obligations (a)	5,670	5,670	—	—

Total	$8,912	$6,900	$2,012	$—
(a) The majority of purchase orders outstanding contain no cancellation fees except for minor re-stocking fees.

Off-Balance Sheet Arrangements

We have no off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Effect of Recently Issued Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update relating to the presentation of other comprehensive income. The accounting update eliminates the option to present components of other comprehensive income as part of the statement of stockholders’ equity. Instead, companies must report comprehensive income in either a single continuous statement of comprehensive income (which would contain the current income statement presentation followed by the components of other comprehensive income and a total amount for comprehensive income), or in two separate but consecutive statements. This guidance is effective for the Company's fiscal year beginning January 1, 2012. The Company does not expect the guidance to impact its consolidated financial statements.

In May 2011, the FASB issued an accounting standard update related to fair value measurements and disclosures to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with United States GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the intent about the application of existing fair value measurement requirements, while other amendments change a principle or requirement for measuring fair value or for disclosing information about fair value measurements. Specifically, the guidance requires additional disclosures for fair value measurements that are based on significant unobservable inputs. The updated guidance is to be applied prospectively and is effective for the Company's interim and annual periods beginning January 1, 2012. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial statements.

BUSINESS

Recent Developments

eMagin Corporation (“eMagin, “we,” “our,” or “us,”) is a leader in the manufacture of microdisplays using OLED (organic light emitting diode) technology. We design, develop, manufacture, and market OLED on silicon microdisplays, virtual imaging products which utilize OLED microdisplays, and related products. We also perform research in the OLED field. Our virtual imaging products integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer (“OEM”) customers to develop and market improved or new electronic products, especially products that are mobile and highly portable. We believe that virtual imaging will become an important way for increasingly mobile people to have quick access to high resolution data, work, and experience new more immersive forms of communications and entertainment.

We believe our OLED microdisplays offer a number of significant advantages over other microdisplay options for near-to-eye applications including greatly increased power efficiency, less weight, and wider viewing angles. Using our active matrix OLED technology, many computer and electronic system functions can be built directly into the OLED microdisplay, resulting in compact, high resolution, power efficient systems. We have developed our own intellectual property and accumulated over 10 years of manufacturing know-how to create high performance OLED microdisplays.

As the first to exploit OLED technology for microdisplays, we believe that we enjoy a significant advantage in the commercialization of microdisplays for virtual imaging. We believe we are currently the only company to sell active matrix small molecule OLED-on-silicon microdisplays in production quantities.

eMagin Corporation was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. Simultaneous with this merger, we changed our name to eMagin Corporation. eMagin is incorporated in the state of Delaware.

We derive the majority of our revenue from sales of our OLED microdisplay products. We also generate revenue from sales of optics, microdisplays combined with optics (“microviewers”), and virtual imaging systems (primarily our Z800 3DVisor ™). In addition we earn revenue from non-recurring engineering (“NRE”) projects and under government contracts that support some of our research and development programs.

Using our active matrix OLED technology, many computer and video electronic system functions can be built directly into the OLED microdisplay, resulting in compact systems with expected lower overall system costs relative to alternative microdisplay technologies. Already proven in commercialized military and commercial systems, our portfolio of OLED microdisplays deliver high-resolution, flicker-free virtual images, working effectively even in extreme temperatures and high-vibration conditions with greatly increased system level power efficiency, less weight and wider viewing angles.

Our Technology Platforms

Small Molecule, Top-Emitting Active Matrix OLED Technology

There are two basic classes of OLED technology, dubbed single molecule or small molecule (monomer) and polymer. Our microdisplays are currently based upon active matrix small molecule OLED technology, which we refer to as active matrix OLED (“AMOLED”) because we build the displays directly on silicon chips. Our AMOLED technology uniquely permits millions of individual low-voltage light sources to be built on low-cost, silicon computer chips to produce single color, white or full-color display arrays.  Using our OLED technology, many computer and video electronic system functions can be built directly into the silicon chip, under the OLED film, resulting in very compact, integrated systems with lowered overall system costs relative to alternative technologies.

OLEDs are thin films of stable organic materials that emit light of various colors when a voltage is impressed across them. OLEDs are emissive devices, which mean they create their own light, as opposed to liquid crystal displays, which require a separate light source. As a result, OLED devices use less power and can be capable of higher brightness and fuller color than liquid crystal microdisplays. Because the light they emit is Lambertian, which means that it appears equally bright from most forward directions, a moderate movement in the eye does not change the image brightness or color as it does in other technologies.

We have developed numerous and significant enhancements to OLED microdisplay technology as well as key silicon circuit designs to effectively incorporate the OLED film on a silicon integrated circuit. For example, we have developed a unique, top-emitting structure for our OLED devices that enables OLED displays to be built on opaque silicon integrated circuits rather than only on glass. Our OLED devices emit full visible spectrum light that is isolated with color filters to create full color images. Our microdisplays have a brightness that can be greater than that of a typical notebook computer and can have a potential useful life of over 50,000 operating hours, in certain applications. New materials and device improvements, such as our OLED-XL ™ technology, offer the potential for even better performance for brightness, efficiency, and lifespan. In addition to our active matrix OLED technology, we have developed compact optic and lens enhancements which, when coupled with the microdisplay, provide the high quality large screen appearance that we believe a large proportion of the marketplace demands.

We believe that our AMOLED technology provides significant advantages over other microdisplay technologies in our targeted microdisplay markets. We believe these key advantages include:

•	Low power consumption for improved battery life and longer system life;

•	High-speed performance resulting in clear video images;

•	Wide angle light emission resulting in large apparent screen size;

•	Wide operating temperature range;

•	Good environmental stability (vibration and humidity);

•	Low manufacturing cost; and

•	Low cost system solutions.

Prism Optics

High quality, large field of view lenses with a wide range for eye positioning are essential for using our displays in near-eye systems. We have developed advanced molded plastic prism lenses which permit our AMOLED microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue. We have engaged a firm to manufacture our lenses in order to provide them in larger quantities to our customers and are using them in our own Z800 3DVisor personal display systems.

Our Market Opportunities

The growth potential of our selected target market segments has been investigated using information gathered from key industry market research firms and resources, including Consumer Electronics Association, DisplaySearch, Mobile Display Report, Frost and Sullivan, McLaughlin Group, Nikkei, VisionGain and others. Such data was obtained using published reports and data obtained at industry symposia. We have also relied substantially on market projections obtained privately from industry leaders, industry analysts, and current and potential customers.

Head-wearable display products incorporate microdisplays mounted in or on eyeglasses, goggles, simple headbands, helmets, or hardhats, and are often referred to as head-mounted displays (HMDs) or headsets. Head-wearable displays may block out surroundings for a fully immersive experience, or be designed as "see-through" or "see-around" to the user's surroundings. They may contain one (monocular) or two (binocular) displays. Some of the increased current interest is due to accelerating the timetable to adapt such systems to military applications such as night vision and fire and rescue applications. The virtual-imaging markets we are targeting broadly fall into the categories of military, industrial/medical, and consumer though many products serve multiple markets (“dual use”). Within each of these market sectors, we believe that our OLED microdisplays, when combined with compact optic lenses, will become a key component for a number of mobile electronic products.

Military/First Responder

Properly implemented, we believe that head-mounted systems incorporating our microdisplays increases the user’s effectiveness by allowing hands-free operation and increasing situational awareness with enough brightness for use in daylight, yet controllable for nighttime light security. As a COTS (commercial off the shelf) component, OLED microdisplays intrinsically demonstrate performance characteristics important to military and other demanding commercial and industrial applications, including high contrast, wide dimming range, shock and vibration resistance and insensitivity to high G-forces. The image does not suffer from flicker or color breakup in vibrating environments, and the microdisplay's wide viewing angle allows ease of viewing for long periods of time. Most importantly, our OLED's very low power consumption reduces battery weight and increases allowed mission length. The OLED's inherent wide temperature tolerance range is especially of interest for military applications because the display can turn on instantly at temperatures far below freezing and can operate at very high temperatures in desert conditions. Our SXGA OLED-XL™ microdisplay provides power advantages over other microdisplay technologies, particularly liquid crystal displays which require backlights and heaters and cannot provide instant-on capabilities at low temperatures.

Our products’ military applications primarily fall into three broad areas: (1) helmet-mounted displays for situational awareness and data, (2) night vision/thermal imaging goggles and viewers, and (3) training and simulation devices. Similar systems are of interest for other military applications as well as for demanding operations such as urban security, homeland defense, fire and rescue.

Situational Awareness. Situational awareness products include head mounted displays which are used to display mapping, logistics and status and handheld imagers for border patrol and training. In certain situations these products are combined with a weapon system in order to give the user the capability of selecting targets without direct exposure. Our OLED microdisplays have already been commercially incorporated into a number of military situational awareness programs including: US Army Land Warrior Program, U.S. Army Mounted Warrior Program, US Army Remote Viewer Program, FELIN Fantassin à Equipements et Liaisons Intégrés Program (French Infantryman with Networked Equipment), and Israeli Advanced Integrated Soldier System, among others. OEM products include Intevac Vision Systems’ I-Port™ EX3, I-Port™', Night-Port™  and Binocular 50™.

Night Vision/Thermal Imaging. Night vision goggles allow the user to see in low light conditions. The most modern versions usually include two different technologies: infrared/thermal, and image intensification. Third and fourth generation military devices usually use some combination of the two modes. Thermal imagers detect infrared energy (heat) and convert it into an electronic signal. The resulting signal needs to be presented on a display. Heat sensed by an infrared camera can be very precisely quantified, or measured, allowing the user to not only monitor thermal performance, but also identify and evaluate the relative severity of heat-related problems. Thermal imaging systems can be stand-alone handheld systems or integrated as part of the aiming mechanism for a larger system.  Our OLED microdisplays are typically targeted to uncooled systems, as opposed to systems that require external cooling in order to increase their sensitivity.  Advances in sensor technology, both in sensitivity and resolution as well as economic efficiency, have been the driving factors in the adoption of thermal technologies for military applications. The power efficiency and environmental ruggedness of our products are strong competitive advantages, particularly in these small hand-held non-cooled systems. Fielded products incorporating eMagin OLED microdisplays include Northrop Grumman’s Lightweight Laser Designator Rangefinders (LLDR), Thales SOPHIE™ handheld thermal imagers, and Thales MINIE™, LUCIE™, and MONIE™ night vision goggles.

Training and Simulation. Our OLED microdisplays and our Z800 3DVisor have been acquired by OEMs for use with their simulation and training products.  The Z800’s capability to integrate 360 degree head tracking and stereo vision, as well as its wide field of view are attractive attributes for any simulation or virtual reality system. Examples of commercialized training and simulation products incorporating our products include: Cubic CombatRedi™ tactical man-worn system with wireless communication, Drive Square’s portable in-vehicle simulator, NVIS’ Virtual Binocular SV™ and Monoscope SV™, Quantum 3D ExpeditionDI™, Rockwell Collins’ SimEye SX45™ and SimEye SX60™, and Sensics’ xSight.™

Our displays have already been commercialized or prototyped for situational awareness and night vision/thermal imaging applications by military systems integrators including Elbit, Insight Technologies, Intevac Vision Systems, Nivisys, Oasys Technology, Qioptiq, Rockwell Collins, Saab, Sagem, and Thales, among many others. Night Vision Equipment Corporation's HelmetIR-50™, a lightweight, military helmet mounted thermal imager, which provides hands-free operation and allows viewers to see through total darkness, battlefield obscurants, and even foliage, is the first OLED-equipped product to be listed on the US Government's GSA schedule. Similar systems are of interest for other military applications as well as for related operations such as urban security, fire and rescue.

Commercial, Industrial, and Medical

We believe that a wide variety of commercial and industrial markets offer significant opportunities for our products due to increasing demand for instant data accessibility in mobile workplaces. Some examples of potential microdisplay applications include: immediate access to inventory such as parts, tools and equipment availability; instant accessibility to maintenance or construction manuals; routine quality assurance inspection; endoscopic surgery; and real-time viewing of images and data for a variety of applications. As one potential example, a user wearing a HMD while using test equipment, such as oscilloscopes, can view technical data while simultaneously probing printed circuit boards. Current commercial products equipped with our OLED microdisplays in these sectors include those produced by Liteye, FLIR Systems, NordicNeuroLab, VRmagic GmbH, Sensics, and Total Fire Group, among others.

Consumer

We believe that the most significant driver of the longer term near-eye virtual imaging microdisplay market is growing consumer demand for mobile access to larger volumes of information and entertainment in smaller packages. This desire for mobility has resulted in the development of mobile video personal viewer products in two general categories: (i) an established market for electronic viewers incorporated in products such as viewfinders for digital cameras and video cameras which may potentially also be developed as personal viewers for cell phones and (ii) an emerging market for headset-application platforms which include accessories for mobile devices, portable DVD systems, electronic games, and other entertainment, and wearable computers.

As our OLED displays are manufactured in increasingly higher volumes at reduced costs, we believe that our OLED microdisplay products will be increasingly well positioned to compete with and displace liquid crystal displays in the rapidly growing consumer market as demand for higher-resolution, and better image quality evolves to meet the wish for more sophisticated Personal Viewers. Examples of potential applications for mobile Personal Viewers include handheld personal computers and mobile devices (such as smartphones, iPods™), whose small, direct view screens are often limitations, but which are now capable of running software applications that would benefit from a larger display accessory and  entertainment and gaming video headset systems, which permit individuals to privately view television, including HDTV, video CDs, DVDs and video games on virtual large screens or stereovision.

Our Products

Our commercial microdisplay products based on our SVGA series OLED microdisplays, first introduced in 2001, have received award recognition including: SID Display of the Year and  Electronic Products Magazine  Product of the Year. In 2008 we introduced engineering samples of our SXGA OLED microdisplays. We began selling significant quantities of the SXGA product in 2010.  In Q4 of 2011 we began selling preproduction samples of the WUXGA OLED microdisplays, which provide higher resolution than most HD flat panel TVs at 1920 x 1200 pixels. In 2006 we introduced our OLED-XL technology, which provides longer luminance half-life and enhanced efficiency for all of our microdisplay product lines. Further OLED developments have led to continuous luminance efficiency improvements including the recent qualification of a ‘High Brightness’ OLED process that is more the twice as efficient as the original OLED-XL process. eMagin OLED display products are being applied or considered for near-eye and headset applications in products to be manufactured by OEM customers for a wide variety of military, medical, industrial, and consumer applications. We offer our products to OEMs and other buyers as both separate components, integrated bundles coupled with our own optics, or full systems. We also offer engineering support to enable customers to quickly integrate our products into their own product development programs and offer design of customized displays with resolutions or features to meet special customer requirements.

SVGA+ OLED Microdisplay Series (Super Video Graphics Array of 800x600 plus 52 added columns of data).  Our 0.62 inch diagonal SVGA+ OLED microdisplays have a resolution of 852x600 pixels. The product was dubbed "SVGA+" because it has 52 more display columns than a standard SVGA display, permitting users to run either (1) standard SVGA (800 x 600 pixels) to interface to the analog output of many portable computers or (2) 852 x 480, using all the data available from a DVD player in a 16:9 wide screen entertainment format. The display also has an internal NTSC monochrome video decoder for low power night vision systems. The SVGA+ Rev3 OLED-XL microdisplay, the latest version of eMagin’s highest volume seller, uses less than 115 mW power in monochrome, such as for thermal imaging applications, and lower than 175 mW at 400 cd/m2 (60Hz video at 70 cd/m2) for full color video. The SVGA+ Rev3 OLED-XL has simpler calibration over temperature and is ideal for demanding binocular luminance and color matching. It also shares all the functional and design characteristics of eMagin's original SVGA OLEDs, responding instantly at temperatures as low as -40 degrees C.

SVGA-3D OLED Microdisplay (Super Video Graphics Array plus built-in stereovision capability).  Our 0.59 inch diagonal SVGA-3D OLED microdisplays have a resolution of 800x600 triad pixels (1.44 million picture elements). A built-in circuit provides compatibility with single channel frame sequential stereoscopic vision without additional external components. The SVGA-3D OLED-XL is primarily used as components of our Z800 3DVisor.

SXGA OLED-XL (Super eXtended Graphics Array, 1280 x 1024). Our SXGA OLED microdisplay with 0.77 inch diagonal active area provides 3,932,160 sub-pixels in an active area that is only .15 inches larger than our SVGA+ microdisplay. The 1280 x 1024 triad pixel array comprises triads of vertical sub-pixels stacked side by side to make up each 12 x 12mm color pixel. The SXGA OLED-XL microdisplay offers both analog and digital signal processing, requiring less than 200mW under typical color operation. The new SXGA microdisplays provide versatility and flexibility for OEM developers though a FPGA driver design available on a separate, lower power driver board, or as source code for integration into end product electronics for maximum power efficiency. The supported video formats are SXGA, 720p, DVGA (through 1280 x 960 pixel doubling), and both frame sequential and field sequential stereovision. Additional enhancements include increased pixel uniformity, improved color gamut, on-chip temperature sensor and compensation, and compatibility with both analog RGB and digital video signals. On-board circuitry ensures consistent color and brightness over a wide range of operating temperatures.

WUXGA OLED-XL (Widescreen Ultra eXtended Graphics Array, 1920 x 1200). Our WUXGA OLED-XL microdisplay provides higher resolution than most HD (High Definition) flat screen televisions. With a triad sub-pixel structure this display is built of 7,138,360 active dots at 3.3 microns each. The WUXGA OLED-XL is built upon the voltage pixel drive approach first developed for the SXGA OLED-XL which provides improved uniformity, ultra-high contrast (measured at greater that 100,000:1) and lower power. The advanced of the WUXGA design features eMagin’s proprietary “Deep Black” architecture that ensures that off-pixels are truly black, automatically optimizes contrast under all conditions, and delivers better pixel to pixel uniformity. The WUXGA OLED-XL includes a very low-power, low-voltage-differential-signaling (LVDS) serial interface and the overall display power requirement is typically less than 350 mW running standard video. Also included is eMagin’s proprietary motion enhancement technology which smoothes video display and virtually eliminate unwanted artifacts. Like the SXGA, the WUXGA provides a FPGA driver design available on a separate, lower power driver board, or as source code for integration into end product electronics giving OEM developers maximum versatility and flexibility. On-board circuitry ensures consistent color and brightness over a wide range of operating temperatures.

VGA OLED-XL (Video Graphics Array, 640 x 480). The VGA OLED-XL microdisplay was added to eMagin’s product line in April 2011 and is our smallest (0.5 inches) and lowest powered (<60 mW monochrome/<100 mW color). The VGA OLED-XL utilizes the same voltage pixel drive architecture and “Deep Black” technology as the SXGA and WUXGA designs and includes motion artifact reduction technology like the WUXGA. Also like the SXGA and WUXGA the VGA provides a FPGA driver design for maximum flexibility and versatility. The VGA interface is 30-bit digital RGB.

Lens and Design Reference Kits. We offer a WF05 prism optic, with mounting brackets or combined with OLED microdisplays to form an optic-display module. We provide Design Reference Kits, which include a microdisplay and associated electronics to help OEMs evaluate our microdisplay products and to assist their efforts to build and test new products incorporating our microdisplays.

Integrated Modules. We provide near-eye virtual imaging modules that incorporate our OLED-on-silicon microdisplays with our lenses and electronic interfaces for integration into OEM products. We have shipped customized modules to several customers, some of which have incorporated our products into their own commercial products.

Z800 3DVisor™   Our Z800 3DVisors™ give users the ability to work with their hands while simultaneously viewing information or video on the display. The Z800 3DVisor enables more versatile portable computing, using a 0.59-inch diagonal microdisplay (SVGA-3D capable of delivering an image that appears comparable to that of a 19-inch monitor at 22 to 24 inches from the eye, or a 105 inch movie screen at 12 foot distance.) Our systems are currently being used for personal entertainment, electronic gaming, and military training and simulation, among other applications. This product has received industry recognition including: Digital Living Class 2005 Innovators, Consumer Electronics Association’s Consumer Electronics Show (CES) 2006 Best of Innovation Awards for the entire display category as well as a Design and Innovations Award for the electronic gaming category, and, was recognized as one of Advanced Imaging's Solutions of the Year, as integrated in Chatten Associates’ head-aimed remote viewer.

Government Contract Funding

We derive a portion of our revenue from funding that we receive pursuant to research contracts or subcontracts funded by various agencies of the U.S. Government. The revenue that we recognize from these contracts represents reimbursement by various U.S. Government entities. In August 2008, we were awarded a contract for the development of power efficient microdisplays for US Army Night Vision. In October 2009, this agreement was renewed and we continue to provide research and development for these displays. In July 2007 we were awarded a contract for the development of an ultra-high resolution display for US Army Telemedicine. In May 2008 and September 2009, this agreement was renewed and we continue to provide research and development services for these displays.  Our government contracts require us to conduct the research effort described in the statement of work section of the contract. These contracts may be modified or terminated at the discretion of the government and typically are subject to appropriation and allocation of the required funding on an annual basis. On contracts for which we are the prime contractor, we subcontract portions of the work to various entities and institutions.  Approximately 16% of 2010 revenue was related to research contracts funded by the U.S. Government as compared to 11% in 2009.

Our Strategy

Our strategy is to strengthen our leadership position as a worldwide supplier of microdisplays and virtual imaging technology solutions for applications in high growth segments of the electronics industry by capitalizing on our experience and expertise in active matrix OLED technology.  We aim to provide microdisplays and complementary accessories to enable OEM customers to develop and manufacture new and enhanced electronic products. Some key elements of our strategy to achieve these objectives include the following:

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Strengthen our technology leadership. As the first to exploit AMOLED microdisplays, we believe that we enjoy a significant advantage in bringing this technology to market. By continuing to invest in research and development, and protecting our intellectual property, we expect to further develop performance improvements and provide a competitive edge for our customers who integrate our displays into their end products.

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Optimize microdisplay manufacturing efficiencies while protecting proprietary processes. We intend to reduce our production costs primarily through increasing manufacturing yield and lowering fixed costs through reduced cycle time and increased automation, as well as equipment upgrades. We outsource certain portions of microdisplay production, such as chip fabrication, to minimize both our costs and time to market. We intend to retain the OLED-related processes in-house, where we have a core competency and manufacturing expertise. We also believe that by keeping these processes under tight control we can better protect our proprietary technology and process know-how. This strategy will also enhance our ability to continue to optimize and customize processes and devices to meet customer needs.

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Build and maintain strong design capabilities. We employ in-house design capabilities supplemented by outsourced design services. Building and maintaining this capability will allow us to reduce engineering costs, accelerate the design process and enhance design accuracy to respond to our customers' needs as new markets develop. In addition, we intend to maintain a product design staff capable of rapidly developing prototype products for our customers and strategic partners. Contracting third party design support to meet demand and for specialized design skills may also remain a part of our overall long term strategy.

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Leverage strategic relationships. External relationships play an important role in our research and development efforts. Suppliers, equipment vendors, government organizations, contract research groups, external design companies, customer and corporate partners, consortia, and university relationships all enhance the overall research and development effort and bring us new ideas and solutions. In addition, we participate in industry associations such as Society Information Display (“SID”), FlexTech Alliance (formerly known as United States Display Consortium), Consumer Electronics Association, and the Association of the United States Army, among others. Furthermore, we have established a CRADA (Cooperative Research and Development Agreement) with the US Army/RDECOM/NVESD as of August 2010 for the purpose of evaluating and characterizing new and existing AMOLED microdisplay configurations. This agreement expires in 2015.  We believe that strategic relationships allow us to better determine the demands of the marketplace and, as a result, allow us to focus our future research and development activities to satisfy our customers’ evolving requirements.

Sales and Marketing

We primarily provide our OLED display and optics components for OEMs to incorporate into their branded products and sell through their own well-established distribution channels. We have traditionally marketed and sold our products to customers through targeted selling, promotions, select advertising and attendance at trade shows. We identify companies with end products and applications for which we believe our products will provide a key differentiator. Marketing efforts focus on identifying prospects and communicating the product performance attributes foremost in the minds of purchasing decision-makers. This approach is intended to ensure the highest possible return on investment for our marketing expense.

We market our products in North America, Asia, and Europe directly from our sales office located in our Bellevue, Washington facility. We also have distributors in China and Korea. We sell the Z800 3DVisor to individual buyers, OEM systems and equipment customers, through distributors, and through our e-commerce website, www.3dvisor.com. The contents of our e-commerce website are not part of this Report.

An OEM design cycle typically requires between 6 and 36 months, depending on the uniqueness of the market, the complexity of the end product, or in the case of military OEM customers, government procurement schedules.  Because our microdisplays are the main functional component that defines many of our customers' end products, we work closely with customers to provide technical assistance throughout the product evaluation and integration process.

Customers

Customers for our products include both large multinational and smaller OEMs. We maintain relationships with OEMs in a diverse range of industries encompassing the military, industrial, medical, and consumer market sectors. During 2010, 66% of our net revenue was to firms based in the United States and 34% was to international firms as compared to 57% domestic revenue and 43% international revenue during 2009.  In 2010, we had 10 customers that accounted for more than 57% of our total revenue as compared to 10 customers that accounted for more than 56% of our total revenue in 2009.  In 2010 and 2009, we had 1 customer that accounted for more than 10% of our total revenue.  Approximately 43% of our 2010 revenue, we estimate, was derived through sales of defense or military related products as compared to 41% in 2009.

Backlog

As of September 30, 2011, we had a backlog of approximately $11.3 million for purchases through December 2012. This backlog primarily consists of non-binding purchase orders and purchase agreements but does not include expected revenue from R&D contracts or expected NRE (non-recurring engineering) programs under development.

The majority of our backlog consists of non-binding purchase orders or purchase agreements for delivery over the next six months. Most purchase orders are subject to rescheduling or cancellation by the customer with no or limited penalties.  We believe that the backlog metric is of limited utility in predicting future sales because many of our OEM customers operate on a ship-to-order basis. Variations in the magnitude and duration of purchase orders and customer delivery requirements may result in substantial fluctuations in backlog from period to period.

Manufacturing Facilities

Our manufacturing facilities are located at IBM's Microelectronics Division facility, known as the Hudson Valley Research Park, located about 70 miles north of New York City in Hopewell Junction, New York. We lease approximately 37,000 square feet of space which houses our own equipment for OLED microdisplay fabrication and research and development, includes a 16,300 square foot class 10 clean room space, additional lower level clean room space, assembly space and administrative offices.

Facilities services provided by IBM include our clean room, pure gases, high purity de-ionized water, compressed air, chilled water systems, and waste disposal support. This infrastructure provided by our lease with IBM provides us with many of the resources of a larger corporation without the added overhead costs. It further allows us to focus our resources more efficiently on our product development and manufacturing goals.

We also lease a facility in Bellevue, Washington where we house our Z800 3DVisor operations, finance function and business development activities. The facilities are well suited for designing and building limited volume prototypes and small quantities of industrial or government products.

We believe manufacturing efficiency is an important factor for success, especially in the consumer markets. Although, we currently have the equipment needed for profitable production in place, we added $2.3 million of equipment in 2010 and we plan to add $4.5 million equipment in 2011 to increase capacity and yield and to meet expected demand for our microdisplays.

Competition

The industry in which we operate is highly competitive. We face competition from legacy technologies such as cathode ray tubes (CRTs), liquid crystal on silicon microdisplays (LCOS), OLED microdisplays and transmissive liquid crystal displays (LCDs) as well as from alternative flat panel display technologies such as field emission and virtual scanning retinal displays. There are many large and small companies that manufacture or have in development products based on these technologies.

Currently, in the high resolution microdisplay market, we face competition from liquid crystal microdisplay manufacturers, such as those sold by Kopin Corporation. A few manufacturers of high resolution OLED microdisplays have emerged which could compete with our microdisplay products.  The companies are located in France, Japan and China, which have produced OLED microdisplays. .

The companies are Yunnan North OLEiD Opto-Electronic Technology Co., Ltd. in China, MicroOLED in France and Sony in Japan. We believe Sony and OLEiD produce OLED microdisplays in production quantities. OLEiD is selling displays in Asia but mostly within China while Sony is using their OLED production capacity for integration into their higher-level systems such as digital cameras and Head Mounted Displays (HMDs). We are not aware that Sony will sell their OLED microdisplays to OEMs.  We do not expect these companies to affect our military business however we anticipate some price erosion with our international and commercial customers.

We may also compete with potential licensees of Universal Display Corporation or Global OLED Technology LLC, among others, each of which potentially can license OLED technology portfolios. If other new OLED-based companies enter our markets with directly relevant display designs and without manufacturing and reliability issues, we will face competition, though we believe that our progress to date in this area gives us a substantial head start.

Sony has developed and released a 3D consumer HMD that utilizes their OLED microdisplays. We do not expect the introduction of this product to significantly affect sales or our Z800. The Z800 has an established OEM base and has more flexible interfaces for ease of integration into the training and simulation market (largest market segment), where the Sony HMD was specifically designed for consumer electronic interfaces.

In the future, we believe that competition will come from LCOS and small transmissive LCDs. While we believe that OLED technology has the capability to provide higher quality images, greater environmental ruggedness, reduced electronics cost and complexity, and improved power efficiency advantages over either type of liquid crystal based microdisplays, there is no assurance that these benefits will be fully realized or that liquid crystal manufacturers will not suitably improve these parameters to reduce these potential advantages of OLEDs.

Intellectual Property

We believe we have developed a substantial intellectual property portfolio of patents, trade secrets and manufacturing know-how. It is important to protect our investment in technology by obtaining and enforcing intellectual property rights, including rights under patent, trademark, trade secret and copyright laws and proprietary technical knowhow. We seek to protect inventions we consider significant by applying for patents in the United States and other countries when appropriate.

Our intellectual property covers a wide range of device structures, processes, and fabrication techniques, primarily concentrated in the following areas:

•	OLED Devices, Architecture, Structures, and Processes;

•	Display Color Processing and Sealing;

•	Active Matrix Circuit Methodologies and Designs;

•	Lenses and Tracking (Eye and Head);

•	Ergonomics and Industrial Design;

•	Wearable Computer Interface Methodology; and

•	Field Emission and General Display Technologies.

We believe that, in addition to patent protection, our success is dependent upon non-patentable trade secrets and technical expertise.  To protect this information and know-how from unauthorized use or disclosure, we use nondisclosure agreements and other measures to protect our proprietary rights, and we require all employees, and where appropriate, contractors, consultants, advisors and collaborators to enter into confidentiality and non-competition agreements. We believe that our intellectual property portfolio, coupled with our strategic relationships and accumulated manufacturing know-how in OLED, gives us a significant advantage over potential competitors.

Employees

As of November 18, 2011, we had a total of 89 full time and part time staff.  None of our employees are represented by a labor union.  We have not experienced any work stoppages and consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

Our corporate offices are located in Bellevue, Washington.  Our Washington location includes administrative, finance, operations, research and development and sales and marketing functions and consists of leased space of approximately 5,100 square feet.   The lease expires in August 2014.  Our manufacturing facility is located in Hopewell Junction, New York, where we lease approximately 37,000 square feet from IBM.  The NY facility houses our equipment for OLED microdisplay fabrication, assembly operations, research and development, and administrative functions. The lease expires in May 2014.  In addition, we lease 2,400 square feet for design and product development in Santa Clara, California.  The lease expires in October 2012.  We believe our facilities are adequate for our current and near-term needs.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

MANAGEMENT

The following table sets forth the names of our directors and executive officers as of November 18, 2011:

Name	Age	Position
Paul Campbell	56	Chief Financial Officer, Treasurer
Jerome T. Carollo	59	Sr. V.P. of Sales and Marketing
Dr. Amalkumar Ghosh	57	Sr. V.P. of Research and Development
Olivier Prache	52	Sr. V.P. of Display Operations and Product Development
Andrew G. Sculley	60	Chief Executive Officer, President, and Director
Susan Taylor	51	Sr. V.P., General Counsel and Secretary
Claude Charles (1)(2*)(3)	74	Director
Paul Cronson (2)	54	Director
Irwin Engelman (1*)	77	Director
Dr. Leslie G. Polgar (3)	68	Director
Brig. General Stephen Seay (U.S. Army Ret’d) (1)(2)(3*)	65	Director
Dr. Jill J. Wittels	62	Director, Chair of the Board
(1)	Audit Committee
(2)	Governance & Nominating Committee
(3)	Compensation Committee
* Committee Chair

Paul Campbell became the Company’s Chief Financial Officer and Treasurer as of May 8, 2009.  Prior to this date, he had served as the Company’s Interim Chief Financial Officer since April 15, 2008.  He served as Interim Corporate Secretary from September, 2010 to February, 2011. Mr. Campbell is a partner with Tatum, LLC (“Tatum”), an executive services firm, since November 2007.  Mr. Campbell served as the Chief Financial Officer of four public companies, including Checkers Drive-In Restaurants, Inc., which until 2006 was traded on the Nasdaq and as Chief Financial Officer of Famous Dave’s of America, Inc., which is currently trading on the Nasdaq.  Mr. Campbell also served as Chief Financial Officer of Sonus Corporation, a medical device retailer, and from May 2007 through October 2007 he served as Chief Financial Officer of Organic To Go, Inc., an emerging publicly-held food company.  From 2001 through April 2007, Mr. Campbell owned and operated Campbell Capital, LLC, a consulting and investment firm in Seattle, Washington providing strategic planning and financing services to small businesses.  Mr. Campbell received his MBA from Pepperdine University and his B.A. degree in Business Economics from the University of California at Santa Barbara.

Jerome T. Carollo has served as the Senior Vice President of Business Development since March 15, 2011.  He joined eMagin from Intevac Vision Systems where he held the positions of Vice President/General Manager and Vice President of Strategic Planning and Business Development since 2007. He was responsible for developing the domestic and international business strategy for Intevac’s digital night vision systems, sensors, and helmet mounted and eyewear displays. From 2006 to 2007, he was the President and CEO of Creative Display Systems, a company he co-founded to provide innovative microdisplay and optical systems for both commercial and military markets, which he then sold to Intevac. Prior to this, Mr. Carollo held positions of increasing responsibility in the optical and display business including positions with Rockwell Collins Optronics and Kaiser Electro-Optics.  Mr. Carollo holds a B.S. degree in Physics from the State University of New York and an M.S. in Optics from the University of Rochester's Institute of Optics.

Dr. Amalkumar Ghosh was appointed as Senior Vice President of Research and Development in April 2009, after serving as Vice President of OLED Research and Development at the Company since 2005. He is responsible for new microdisplay technology development, government programs, intellectual property and manufacturing process engineering.  Dr. Ghosh has more than twenty five years of industrial research and development experience.  From 2002 to 2005 he was employed by Eastman Kodak Company where he focused on OLED display technology.  From 1995 to 2002 he was employed by the Company.  From 1985 to 1995 he was employed by IBM Corporation where he was involved with semiconductor and LCD display technologies. He has numerous publications and patents to his credit and has been recognized as a leader by the Society for Information Display.  He earned a Ph.D. degree in Physics from Massachusetts Institute of Technology in 1985.

Olivier Prache was appointed Senior Vice President, Display Operations and Development in February 2005, after overseeing microdisplay product development by the Company since 1995, when he joined the Company’s predecessor, FED Corporation.  He was employed by Philips-LCOS from 2002 until 2004, when he rejoined the Company.   His current responsibilities encompass managing OLED manufacturing and product development.  Prior to joining the Company’s predecessor in 1995, he worked for Pixtech in France and OIS Optical Imaging Systems in Troy, Michigan. He received his Diplфme d’Ingйnieur from E.N.S.E.R.G., in Grenoble France in 1983. Mr. Prache has published numerous papers and holds several patents related to the design of OLED-on-silicon microdisplays.

Andrew G. Sculley became the Company’s Chief Executive Officer and President on June 1, 2008 and was appointed to the Board of Directors on November 2, 2009.  Mr. Sculley served as the General Manager of Kodak’s OLED systems Business Unit and Vice President of Kodak’s Display Business from 2004 to 2008. From 2003 to 2006, he served on the Board of Directors of SK Display, a joint venture between Sanyo and Kodak. From 1996 to 2001 Mr. Sculley served as the Manager of Operations, CFO and member of the Board of Directors of Kodak Japan Ltd., where he managed Distribution, Information Technologies, Legal, Purchasing and Finance. Previously, he held positions in strategic planning and finance in Eastman Kodak Company.  Mr. Sculley holds an MBA from Carnegie-Mellon University and an M.S. in physics from Cornell University. He attended Harvard University’s International Senior Management Program while an executive at Kodak.

Susan Taylor joined the Company on February 1, 2011 as Senior Vice President, General Counsel and Corporate Secretary.  Prior to joining the Company, Ms. Taylor provided legal services as a consultant to companies including Amazon.com, Inc. and Avanade Inc.  From September 2008 to February 2009, Ms. Taylor served as Senior Vice President of JP Morgan Chase Bank subsequent to its acquisition of Washington Mutual Bank.  Ms. Taylor joined Washington Mutual in 1999, and at the time of the bank’s acquisition in 2008 served as Associate General Counsel, Senior Vice President and Corporate Secretary.  Prior to that, Ms. Taylor was a partner with Foster Pepper PLLC, a regional law firm based in Seattle.  Ms. Taylor holds a B.S. in Human Biology from Stanford University and a J.D. from the University of California, Berkeley.

Claude Charles has served as a director since April of 2000. During 2005 and 2006, Mr. Charles was lead independent non-executive director on the Board of Pacific Internet Inc., Singapore. Mr. Charles has served as President of Azur Capital Limited since 1999. From 1996 to 1998 Mr. Charles was Chairman of Equinox Group Holdings. Prior to 1996, Mr. Charles also served as a director and in senior executive positions at SG Warburg and Co. Ltd., Peregrine Investment Holdings, Trident International Finance Ltd., and Dow Banking Corporation. Mr. Charles holds a B.S. in economics from the Wharton School at the University of Pennsylvania and a M.S. in international finance from Columbia University. Mr. Charles’s business and financial knowledge and experience led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Paul Cronson has served as a director since July of 2003. Mr. Cronson is Managing Director of Larkspur Capital Corporation, which he co-founded in 1992. Larkspur is a broker dealer that is a member of FINRA and advises companies seeking private equity or debt. Mr. Cronson's career in finance began in 1979 at Laidlaw, Adams Peck where he worked in asset management and corporate finance. From 1983 to 1985, Mr. Cronson worked with Samuel Montagu Co., Inc. in London, where he marketed eurobond issuers and structured transactions. Subsequently from 1985 to 1987, he was employed by Chase Investment Bank Ltd., where he structured international debt securities and he developed synthetic asset products using derivatives. Returning to the U.S., he joined Peter Sharp Co., where he managed a real estate portfolio, structured financings and assisted with capital market investments until 1992. Mr. Cronson received his BA from Columbia College in 1979, and his MBA from Columbia College in 1982. He is on the Board of the Evelyn Sharp Foundation in New York, a private foundation supporting various not for profit endeavors. Mr. Cronson’s business management and financial experience and knowledge led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Irwin Engelman has served as a director since May of 2005 and served as Non-Executive Interim Chairman from November 2010 to August 2011.  He is currently a consultant to various industrial companies and is a director of WellGenCorp, a neutrogenic products and technology company and has served on its board for twelve years.  Mr. Engelman was a director of Sanford C. Bernstein Mutual Funds, a publicly-traded company, and chairman of its audit committee, from 2000 to 2010.  From November 1999 until April 2002, he served as Executive Vice President and Chief Financial Officer of YouthStream Media Networks, Inc., a media and retailing company serving high school and college markets. From 1992 until April 1999, he served as Executive Vice President and Chief Financial Officer of MacAndrews and Forbes Holdings, Inc., a privately-held financial holding company. From November 1998 until April 1999, he also served as Vice Chairman, Chief Administrative Officer and a director of Revlon, Inc., a publicly-traded consumer products company. From 1978 until 1992, he served as an executive officer of various public companies including International Specialty Products, Inc. (a subsidiary of GAF Holdings Inc.), CitiTrust Bancorporation, General Foods Corporation and The Singer Company. Mr. Engelman received a BBA in Accounting from Baruch College in 1955 and a Juris Doctorate from Brooklyn Law School in 1961. He was admitted to practice law in the State of New York in 1962. In addition, he was licensed as a CPA in the State of New Jersey in 1966. Mr. Engelman’s experience as a director of public companies, as well as his accounting and financial experience and knowledge, led the Governance and Nominating Committee to the conclusion that Mr. Engelman should serve on the Board of Directors, given the Company’s business and structure.

Dr. Leslie G. Polgar has served as a director since November of 2010.  Mr. Polgar has been founder and executive officer of Talpra Consulting, since 1994, where he serves as a consultant to investors and technology companies. From 2005 to 2007 Dr. Polgar was chief executive officer and a member of the board of directors of Forth Dimension Displays Ltd. in Dalgety Bay, Scotland. From 2000 to 2003, Dr. Polgar was the founder and president of Eastman Kodak’s Display Products, where he led the successful commercialization of the world’s first full color organic light emitting diode display (OLED).  Since 2008, Dr. Polgar has taught the capstone Entrepreneurship and Business Development course in the MBA program at St. Mary’s College of California. Dr. Polgar has been active as judge or mentor for the UC Berkeley’s Haas School of Business since 1999. Dr. Polgar’s board experience includes: Shotgun Players Theater Company (non-profit, US) and for-profits Interschola (US), Forth Dimension Displays (UK), SK Display (Japan), Bertram Labs/Chemetall GmbH (US-Germany), and Chemical Suppliers Inc. (US). Dr. Polgar earned an MBA (U. of Connecticut), a PhD and MS in physics (Carnegie Mellon University) and a BS in physics/math (U. of Michigan).   Dr. Polgar’s scientific and technical knowledge and his experience in the industry led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Brig. General Stephen Seay (U.S. Army, Ret.) has served as a director since January 2006. Brig. General Seay founded Seay Business Solutions, LLC, Florida veteran owned small business, in 2006.   Brig. General Seay provides expertise in high technology operational modeling, simulation, education and training, mission command, cyber operations, strategic planning, resource management/allocation, operations research and system life cycle planning, programming, execution, and sustainment.  He held a wide variety of command and staff positions during his thirty-three year Army career, culminating as the Commanding General, Joint Contracting Command-Iraq/Head of Contracting Authority, Operation Iraqi Freedom (2004-2005) and Program Executive Officer, Simulation, Training and Instrumentation (PEO STRI) from 2000-2005.  He performs corporate and independent director responsibilities as a member of audit, compensation, finance, governance and executive committees.  He is an Associate in The Spectrum Group, Alexandria, Virginia and CMA & Associates, Virginia Beach, Virginia.  He serves on the Board of Directors and as Treasurer for Kid’s House of Seminole County, Florida (children’s advocacy), Orlando Science Center, Orlando, Florida (STEM) and on the Board of Advisors, ADS Tactical Corporation, Virginia Beach, Virginia (force provider).  Brig. General Seay holds a Bachelor of Science degree from the University of New Hampshire and a Master of Science degree from the North Carolina State University.  Brig. General Seay’s Army operational experience and understanding of high technology devices, optics and digital displays, his business knowledge and experience in transitioning emerging technology into practical applications led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Dr. Jill J. Wittels has served as a director and Chair of the Board since August, 2011.  She served on the Company’s Board previously from 2003 to 2006.  From 2001 until July, 2011, Dr. Wittels was Corporate Vice President, Business and Technology Strategy of L-3 Communications.  Her responsibilities at L-3 included strategies for growth, oversight of R&D, diligence support for M&A, and cross-company business development coordination.  From 1979 to 2001 she held a variety of positions with BAE Systems, including Vice President and General Manager, Acting President and Vice President of Engineering.   She served on the board of Innovative Micro Technology, Inc. from 2002 through July 2011, and from June 1995 through June 2011 on the Board of the Fermi National Accelerator Laboratory, a laboratory of the U.S. Department of Energy Office of High Energy Physics.  She also served on the board of Millivision, Inc. from 2002 to 2006.  Dr. Wittels holds a BS and a PhD in Physics, both from the Massachusetts Institute of Technology.  Dr. Wittels’ business management experience, her scientific knowledge, her knowledge of the Company, and her experience in developing strategy and strategic alliances led the Governance and Nominating Committee to the conclusion that she should serve on the board of directors, given the Company’s business and structure.

Directorships

Except as otherwise reported above, none of our directors have held directorships in other reporting companies and registered investment companies at any time during the past five years

Family Relationships

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer.

Involvement in Certain legal Proceedings

To our knowledge, during the last ten years, none of our directors and executive officers has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.
•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•
Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

 Compensation of Directors

Non-management directors receive options under the 2003 Stock Option Plan. Under the Plan, a grant of options to purchase 15,000 shares of common stock will automatically be granted on the date a director is first elected or re-elected, or otherwise validly appointed to the Board with an exercise price per share equal to 100% of the market value of one share on the date of grant. Such options granted will expire ten years after the date of grant and will become fully vested at the end of the year granted.  The directors who were elected or re-elected at the November 18, 2010 Annual Meeting received a grant of options to purchase 15,000 shares of common stock.  For the 2010 calendar year, Directors received an annual cash retainer of $10,000 and an annual stock retainer of 50,000 options, fully vested, at market price on the date of issuance and the Non-executive Chairman received an additional 50,000 options which vested at the end of the grant year.   The 2010 Board meeting fees are as follows:  each non-management director received $1,250 for each in-person meeting and $750 for a teleconference; and additional per meeting fees to the Audit committee chair of $500 and the Governance and Nominating and Compensation chairs of $250 each.

ITEM 11. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objectives of our compensation program are as follows:

•	Reward performance that drives substantial increases in shareholder value, as evidenced through both future operating profits and increased market price of our common shares; and
•	Attract, hire and retain well-qualified executives.

The compensation level of our executives generally reflects their unique position and incentive to positively affect our future operating performance and shareholder value. Part of the compensation of our executives is from equity compensation, primarily through stock option grants. The stock option exercise price is generally the fair market value of the stock on the date of grant. Therefore, a gain is only recognized if the value of the stock increases, which promotes a long term alignment between the interests of the Company’s executives and its shareholders. For that reason, stock options are a component of 100% of our employees’ salary package.

Specific salary and bonus levels, as well as the amount and timing of equity incentive grants, are determined informally and judgmentally, on an individual-case basis, taking into consideration each executive's unique talents and experience as they relate to our needs, as well as the Company’s performance. Executive compensation is paid or granted pursuant to each executive's compensation agreement. Compensation adjustments are made occasionally based on changes in an executive's level of responsibility or on changed local and specific executive employment market conditions.

The Board of Directors has established a Compensation Committee, comprised exclusively of independent outside directors which approves all compensation and awards to executive management. The Compensation Committee includes members with executive level experience in other companies who bring a perspective of reasonableness to compensation matters with our Company. In addition, the Compensation Committee compares executive compensation practices of similar companies at similar stages of development.

Generally on its own initiative, at least annually, the Compensation Committee reviews the performance of executives and establishes compensation levels based on the performance evaluation, historical compensation levels of the executives, levels of responsibility and contributions to the Company, and comparable broad-based position studies provided by independent sources.  With respect to equity compensation, the Compensation Committee approves all option grants, generally based on the recommendation of the President and Chief Executive Officer, except that the Chief Executive Officer and Chief Financial Officer have been delegated authority to approve grants to a limited number of options to newly hired employees.  Executives are eligible to receive bonus compensation at the discretion of the Compensation Committee, which is primarily based on the achievement of certain goals and objectives and the executive’s contributions to the Company. Executives also are entitled to participate in the same benefit plans that are available to other Company employees.

Compensation for the Chairman

For 2010, Mr. Engelman serving as the Non-Executive Interim Chairman of the Board as of November 18, 2010 received a stipend of $7,000, an annual retainer of $10,000 for serving as a director, and meetings fees.  For 2010, Admiral Paulsen who is no longer serving as the Non-Executive Chairman of the Board as of November 18, 2010 received a stipend of $53,000, an annual cash retainer of $10,000 for serving as a director, and meetings fees.

Summary Compensation Table

The following table sets forth information regarding compensation paid to our principal executive officer, principal financial officer, and our highest paid executive officer, all of whose total annual salary and bonus for the years ended December 31, 2010, 2009 and 2008 exceeded $100,000.

SUMMARY COMPENSATION TABLE
		Salary	Bonus	Stock Awards		Option awards	Non-equity incentive plan compens- ation	Change in pension value and non-qualified deferred compensation	All Other Compensation		Total
Name and principal position	Year	($)	($)	($)		($), (a)	($)	($)	($)		($)
Andrew G. Sculley, President and Chief Executive Officer (1)
	2010	321,231	25,550	-		29,795	-	-	-		376,576
	2009	317,115	-	-		-	-	-	-		317,115
	2008	161,923	-	-		287,150	-	-	-		449,073

K.C. Park, Interim President and Chief Executive Officer (2)	2010	-	-	-		-	-	-	-	-	-
	2009	-	-	-		-	-	-	-	-	-
	2008	105,817	60,000	-	(7)	42,371	-	-	75,000	(8)	283,188

Paul Campbell, Chief Financial Officer (3)	2010	283,085	22,516	-		26,256	-	-	-		331,857
	2009	287,331	-	-		222,326	-	-	-		509,657
	2008	203,539	-	-		-	-	-	-		203,539

Michael D. Fowler, Interim Chief Financial Officer (4)	2010	-	-	-		-	-	-	-		-
	2009	-	-	-		-	-	-	-		-
	2008	84,808	-	-		-	-	-	-		84,808

John D. Atherly, Chief Financial Officer (5)	2010	-	-	-		-	-	-	-		-
	2009	-	-	-		-	-	-	-		-
	2008	44,628	-	-		-	-	-	-		44,628

Susan Jones, Executive Vice President, Chief Business Officer, and Secretary (6)	2010	184,389	-	-		47,613	-	-	776,728	(9)	1,008,730
	2009	316,212	-	-		-	-	-	238,220	(10)	554,432
	2008	329,916	-	-		-	-	-	189,325	(10)	519,241

(1) Mr. Sculley has been serving as our President and Chief Executive Officer as of June 1, 2008.
(2) Dr. Park was appointed Interim President and Chief Executive Officer in January 2007 and resigned his post in January 2008.  Prior to January 2007, Dr. Park served as Executive Vice President of International Operations.  Dr. Park provided consulting services from February 1, 2008 through August 1, 2008.

(3) Mr. Campbell has been serving as our Chief Financial Officer as of May 8, 2009. Prior to this date, he had served as our Interim Chief Financial Officer since April 15, 2008.
(4) Mr. Fowler resigned as Interim Chief Financial Officer as of April 14, 2008.
(5) Mr. Atherly resigned as Chief Financial Officer in January 2008.
(6) Ms. Jones resigned as Executive Vice President, Chief Business Officer, and Secretary in May 2010.
(7) This amount represents options issued pursuant to Mr. Park’s consulting agreement.
(8) This amount represents consulting fees paid pursuant to Mr. Park’s consulting agreement.
(9) This amount represents a severance payment to Ms. Jones of $473 thousand and earned sales incentive compensation in the amount of $304 thousand by Ms. Jones.
(10) This amount represents sales incentive compensation earned by Ms. Jones.
Column note:
(a) The amounts in this column represent the fair value of option awards to the named executive officer as computed on the date of the option grants using the Black-Scholes option-pricing model.

Grants of Plan-Based Awards

The following table sets forth information regarding stock option awards to our named executive officers under our stock option plans for the year ended December 31, 2010 as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Total Grant Date Fair Value ($)
Andrew G. Sculley	March 3, 2010 (1)	25,796	1.94	29,795
Paul Campbell	March 3, 2010 (1)	22,733	1.94	26,256
Susan Jones	March 3, 2010 (1)(2)	25,393	1.94	47,613

(1)	1/2 of the grant is exercisable immediately and the remaining 1/2 is exercisable on the first anniversary.

(2)	Ms. Jones resigned in May 2010 and all unvested options vested immediately.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards of our principal executive officers and principal financial officer during 2010, and each person who served as an executive officer of eMagin Corporation as of December 31, 2010:

OUTSTANDING EQUITY AWARDS AT YEAR-END
	Option awards					Stock awards
Name and principal	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: Number of securities underlying unexercised options	Options exercise price	Option expiration	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
position	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Andrew G. Sculley, President and Chief Executive Officer	409,800	-	409,800	0.81	June 2, 2015	-	-	-	-
	12,898	12,898	25,796	1.94	March 3, 2017	-	-	-	-
Paul Campbell, Chief Financial Officer
	136,667	113,333	250,000	1.09	May 8, 2014	-	-	-	-
	11,367	11,366	22,733	1.94	March 3, 2017	-	-	-	-

Option Exercises and Stock Vested

The following table sets forth information regarding stock option exercises by our named executive officers for the year ended December 31, 2010 as follows:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Andrew G. Sculley, President and Chief Executive Officer	90,200	390,130	-	-
Paul Campbell, Chief Financial Officer	90,000	322,029	-	-
Susan Jones, Executive Vice President, Chief Business Officer, and Secretary (1)	63,343	44,630	-	-
(1) Ms. Jones resigned as Executive Vice President, Chief Business Officer, and Secretary in May 2010.

Pension Benefits

eMagin does not have any plan which provides for payments or other benefits at, following, or in connection with retirement.

Non-qualified Deferred Compensation

eMagin does not have any defined contribution or other plan which provides for the deferral of compensation on a basis that is not tax-qualified.

Employment and Separation Agreements

2010

Pursuant to the Employment Agreement between the Company and Susan Jones (as previously amended and extended, the “Employment Agreement”), the term of Ms. Jones’ contract with the Company ended May 12, 2010 and her employment with the Company ceased at that time. Under the terms of the Employment Agreement between Susan Jones and the Company, Ms. Jones was entitled to a payment of eighteen months salary totaling approximately $473 thousand which payment was made as of June 30, 2010, incentive payments of 1% of revenue paid quarterly for a period of eighteen months, continuation of health insurance for twenty four months and a moving allowance for personal effects of $7.5 thousand. In addition, 12,696 unvested options immediately vested and became exercisable upon termination.

2009

On May 8, 2009, the Company signed a three year executive employment agreement with Paul Campbell to serve as the Company’s Chief Financial Officer, Senior Vice President and Treasurer.  Mr. Campbell had been serving as the Company’s Interim Chief Financial Officer since April 15, 2008.  Pursuant to the employment agreement, Mr. Campbell was paid an annual salary of $282,000 and was granted options to purchase 340,000 shares of the Company’s common stock which are exercisable at $1.09 per share, the market price on the date of the grant.  The options vest as follows:  one third of the options vest immediately and one third will vest annually on the subsequent two anniversary dates.   If Mr. Campbell voluntarily terminates his employment with the Company, other than for good reason as defined in the employment agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Campbell’s employment with or without cause.  If the Company terminates without cause, Mr. Campbell will be entitled to one year of salary.

2008

Effective June 1, 2008, Andrew G. Sculley became the Company’s Chief Executive Officer, President and Director pursuant to a three year employment agreement dated May 13, 2008. Pursuant to the agreement, Mr. Sculley was paid a salary of $300,000, per annum, which increased to $310,000, per annum, after six months and to $320,000, per annum, at the end of the first year.  Mr. Sculley was granted 500,000 qualified stock options which are exercisable at $0.81 per share, the market price on the date of the grant.  The options vested as follows:  166,667 shares vested immediately, 166,667 vested on the first anniversary date, and 166,666 vested on the second anniversary date.   If Mr. Sculley voluntarily terminates his employment with the Company, other than for good reason as defined in the employment agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Sculley’s employment with or without cause.  If the Company terminates without cause, Mr. Sculley will be entitled to one year of salary.

Effective April 15, 2008, Mr. Paul Campbell began serving as the Company’s Interim Chief Financial Officer pursuant to an agreement between the Company and Tatum, LLC, dated April 2, 2008 (the “Tatum Agreement”).  Pursuant to the Tatum Agreement, for a minimum term of three months, Mr. Campbell was paid a salary of $24,500 per month and the Company paid Tatum a fee of $10,500 per month plus $300 per business day.  The Tatum Agreement was modified in January 2009 to exclude the $300 per business day. Either party may terminate the Tatum Agreement by providing the other with at least 30 days notice.

Effective April 14, 2008, Michael D. Fowler, the Company’s Interim Chief Financial Officer, resigned his position with the Company. There was no separation agreement executed between Mr. Fowler and the Company. Michael D. Fowler became the Company’s Interim Chief Financial Officer effective December 27, 2007.

Effective January 31, 2008, K.C. Park resigned as Interim Chief Executive Officer, President and Director.  Dr. Park and the Company entered into a Separation Agreement and General Release (“Separation Agreement”).  The Company recorded severance expense of $60,000.  Dr. Park and the Company also entered into a Consulting Agreement (“Agreement”) for the term, February 1 through August 1, 2008.  Dr. Park was paid a sum of $75,000.  In addition to the compensation, Dr. Park received non-qualified stock options to acquire 56,250 shares of common stock which were fully vested and exercisable on the dates of the grant.   On May 1, 2008, Dr. Park received non-qualified stock options to acquire 51,703 shares of common stock at the fair market value and are fully vested.

Effective January 30, 2008, the Company entered into an amended employment agreement with Susan K. Jones, Chief Business Officer.  The amended agreement provided for an annual base salary of $315 thousand, an extension of the term of the agreement to January 31, 2010, modification and clarification of the basis for the incentive component of her salary, and extension of the change-of-control/material change/termination-without-cause compensation payout periods to the greater of 18 months or the remaining term of the amended employment agreement.  On March 3, 2010, the Company and Susan Jones signed an agreement that extended the termination date of the employment agreement (as amended) between the Company and Ms. Jones until the sooner to occur of April 30, 2010, the date on which a new employment agreement is executed or when negotiation of a new employment agreement has ceased.

Effective January 2, 2008, John Atherly resigned as Chief Financial Officer.  There was no separation agreement executed between Mr. Atherly and the Company.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth information regarding potential payments and benefits our principal executive officers would receive upon termination of employment under specified circumstances, assuming that the triggering event in question occurred on December 31, 2010, the last business day of the fiscal year:

Name	Voluntary Resignation w/o Good Reason		Voluntary Resignation for Good Reason		Involuntary Termination without Cause		Involuntary Termination with Cause	Involuntary Termination with a Change in Control
Andrew G. Sculley

Cash severance		$—	$320,000	(1)	$320,000	(1)	$—	$320,000	(1)
Vesting of stock options		$—	$52,366	(2)	$52,366	(2)	$—	$52,366	(2)

Paul Campbell

Cash severance		$—	$282,000	(1)	$282,000	(1)	$—	$282,000	(1)
Vesting of stock options	$		$602,615	(2)	$602,615	(2)	$—	$602,615	(2)

(1) This amount reflects the sum that is payable at the discretion of the Company either (i) as a lump sum or (ii) in twelve monthly payments to the named executive upon the triggering event. All calculations were made as of December 31, 2010 using then current salary figures for the named executive.
(2) This amount reflects the value of the stock options awards that were unvested as of December 31, 2010 which would accelerate and vest under the terms of eMagin’s option plans following a triggering event.  The closing market share price for the Company’s common stock was $6.00 at December 31, 2010.

Director Compensation Arrangements

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2010.  The table includes only directors who were not employees of eMagin Corporation.  Any director who was also an executive officer is included in the Summary Compensation Table.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash($)	Stock awards ($)	Option awards($)	Non-equity incentive plan compensation($)	Change in pension value and nonqualified deferred compensation earnings($)	All other compensation ($)	Total($)
Claude Charles	32,500	-	170,950	-	-	-	203,450
Paul Cronson	22,750	-	170,950	-	-	-	193,700
Irwin Engelman	35,000	-	170,950	-	-	-	205,950
Jack Goldman (1)	28,750	-	113,200	-	-	-	141,950
Thomas Paulsen (1)	83,250	-	213,700	-	-	-	296,950
Leslie Polgar	1,500	-	57,750	-	-	-	59,250
Stephen Seay	28,750	-	170,950	-	-	-	199,700

The following table sets forth information with respect to the outstanding equity awards of our directors as of December 31, 2010:

OUTSTANDING EQUITY AWARDS AT YEAR-END
	Option awards						Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: Number of securities underlying unexercised options		Options exercise price	Option expiration	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares other rights that have not vested		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Name and principal position	Exercisable	Unexercisable	(#	), (a)	($)	Date	(#	)	($)	(#	)	($)
Claude Charles	3,250	-	3,250		2.60	April 5, 2011	-		-	-		-
	1,950	-	1,950		2.60	June 15, 2014	-		-	-		-
	975	-	975		2.60	September 30, 2015	-		-	-		-
	3,900	-	3,900		2.60	December 31, 2015	-		-	-		-
	12,700	-	12,700		1.51	November 23, 2017	-		-	-		-
	25,000	-	25,000		1.44	December 3, 2017	-		-	-		-
	25,000	-	25,000		1.35	January 2, 2018	-		-	-		-
	30,000	-	30,000		0.70	July 24, 2018	-		-	-		-
	12,500	-	12,500		0.70	April 1, 2019	-		-	-		-
	52,500	-	52,500		1.18	July 1, 2019	-		-	-		-
	25,000	-	25,000		1.05	July 13. 2019	-		-	-		-
	25,000	-	25,000		3.69	April 15, 2020	-		-	-		-
	25,000	-	25,000		2.99	July 15, 2020	-		-	-		-
	15,000	-	15,000		5.62	November 18, 2020	-		-	-		-

Paul Cronson	1,625	-	1,625		2.60	June 15, 2014	-		-	-		-
	3,900	-	3,900		2.60	December 31, 2015	-		-	-		-
	10,400	-	10,400		1.51	November 23, 2017	-		-	-		-
	25,000	-	25,000		1.44	December 3, 2017	-		-	-		-
	25,000	-	25,000		1.35	January 2, 2018	-		-	-		-
	12,500	-	12,500		0.70	April 1, 2019	-		-	-		-
	25,000	-	25,000		1.18	July 1. 2019	-		-	-		-
	25,000	-	25,000		3.69	April 15, 2020	-		-	-		-
	25,000	-	25,000		2.99	July 15, 2020	-		-	-		-
	15,000	-	15,000		5.62	November 18, 2020	-		-	-		-

Irwin Engelman	3,900	-	3,900		2.60	October 3, 2012	-		-	-		-
	975	-	975		2.60	September 30, 2015	-		-	-		-
	163	-	163		2.60	October 3, 2015	-		-	-		-
	5,038	-	5,038		1.51	November 23, 2017	-		-	-		-
	25,000	-	25,000		1.44	December 3, 2017	-		-	-		-
	25,000	-	25,000		1.35	January 2, 2018	-		-	-		-
	30,000	-	30,000		0.70	July 24, 2018	-		-	-		-
	12,500	-	12,500		0.70	April 1, 2019	-		-	-		-
	37,500	-	37,500		1.18	July 1, 2019	-		-	-		-
	25,000	-	25,000		1.05	July 13. 2019	-		-	-		-
	25,000	-	25,000		3.69	April 15, 2020	-		-	-		-
	25,000	-	25,000		2.99	July 15, 2020	-		-	-		-
	15,000	-	15,000		5.62	November 18, 2020	-		-	-		-

Jacob Goldman (1)	2,113	-	2,113		2.60	June 15, 2014	-		-	-		-
	650	-	650		2.60	September 30, 2015	-		-	-		-
	488	-	488		2.60	October 3, 2015	-		-	-		-
	3,900	-	3,900		2.60	December 31, 2015	-		-	-		-
	12,026	-	12,026		1.51	November 23, 2017	-		-	-		-
	25,000	-	25,000		1.44	December 3, 2017	-		-	-		-
	25,000	-	25,000		1.35	January 2, 2018	-		-	-		-
	30,000	-	30,000		0.70	July 24, 2018	-		-	-		-
	12,500	-	12,500		0.70	April 1, 2019	-		-	-		-
	67,500	-	67,500		1.18	July 1, 2019	-		-	-		-
	25,000	-	25,000		1.05	July 13. 2019	-		-	-		-
	25,000	-	25,000		3.69	April 15, 2020	-		-	-		-
	25,000	-	25,000		2.99	July 15, 2020	-		-	-		-

Thomas Paulsen (1)	1,300	-	1,300		2.60	June 15, 2014	-		-	-		-
	1,625	-	1,625		2.60	September 30, 2015	-		-	-		-
	3,250	-	3,250		2.60	October 3, 2015	-		-	-		-
	813	-	813		2.60	December 31, 2015	-		-	-		-
	11,213	-	11,213		1.51	November 23, 2017	-		-	-		-
	25,000	-	25,000		1.44	December 3, 2017	-		-	-		-
	25,000	-	25,000		1.35	January 2, 2018	-		-	-		-
	20,000	-	20,000		0.70	July 24, 2018	-		-	-		-
	112,500	-	112,500		0.70	April 1, 2019	-		-	-		-
	37,500	-	37,500		1.18	July 1, 2019	-		-	-		-
	25,000	-	25,000		1.05	July 13. 2019	-		-	-		-
	25,000	-	25,000		3.69	April 15, 2020	-		-	-		-
	75,000	-	75,000		2.99	July 15, 2020	-		-	-		-

Leslie Polgar	15,000	-	15,000		5.62	November 18, 2020	-		-	-		-

Stephen Seay	3,900	-	3,900		2.60	February 14, 2016	-		-	-		-
	3,900	-	3,900		1.51	November 23, 2017	-		-	-		-
	25,000	-	25,000		1.44	December 3, 2017	-		-	-		-
	25,000	-	25,000		1.35	January 2, 2018	-		-	-		-
	20,000	-	20,000		0.70	July 24, 2018	-		-	-		-
	12,500	-	12,500		0.70	April 1, 2019	-		-	-		-
	37,500	-	37,500		1.18	July 1, 2019	-		-	-		-
	25,000	-	25,000		1.05	July 13. 2019	-		-	-		-
	25,000	-	25,000		3.69	April 15, 2020	-		-	-		-
	25,000	-	25,000		2.99	July 15, 2020	-		-	-		-
	15,000	-	15,000		5.62	November 18, 2020	-		-	-		-

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has been an officer or employee of eMagin during years ending December 31, 2008, 2009 and 2010, except as noted below.  In addition, during the most recent fiscal year, no eMagin executive officer served on the Compensation Committee (or equivalent), or the Board, of another entity whose executive officer(s) served on our Compensation Committee or Board.   On January 31, 2008, Dr. K.C. Park resigned as our Interim Chief Executive Officer and President and Thomas Paulsen, who was then director and Chairman of both the Board of Directors and the Compensation Committee, assumed that role on an interim basis until June 1, 2008 when Andrew G. Sculley, Jr. joined the Company as Chief Executive Officer and President.  No change in Admiral Paulsen’s compensation occurred as a result of his accepting the temporary position of Interim Chief Executive Officer and President.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The  following table sets forth the number of shares known to be owned by all persons who own at least 5% of eMagin's outstanding common stock, the Company's directors, the executive officers, and the directors and executive officers as a group as of November 18, 2011 unless otherwise noted. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock

Stillwater Holdings LLC (1)	12,631,491	36.3%
Ginola Limited (2)	4,540,693	13.0%
Rainbow Gate Corporation (3)	1,720,658	4.9%
Paul Cronson (4)	604,396	1.7%
Andrew G. Sculley (5)	335,596	1.0%
Claude Charles (6)	319,525	*
Irwin Engelman (7)	345,076	*
Stephen Seay (8)	282,800	*
Paul Campbell (9)	160,337	*
Leslie Polgar (10)	80,000	*
Jill Wittels (11)	69,166	*
Olivier Prache (12)	58,345	*
Amalkumar Ghosh (13)	48,110	*
All executive officers and directors as a group (consisting of 13 individuals) (14)	2,303,351	6.6%

*Less than 1% of the outstanding common stock

** Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or preferred shares exercisable or convertible within 60 days of November 18, 2011 are deemed outstanding for computing the percentage of the person holding such option or warrant.  Percentages are based on a total of 34,809,219 shares: 23,331,334 shares of common stock outstanding on November 18, 2011 and 11,477,885 shares issuable upon the exercise of options, warrants exercisable and preferred shares convertible on or within 60 days of November 18, 2011, as described below.

(1) This figure represents: (i) 5,316,824 shares of common stock owned by Stillwater Holdings LLC (f/k/a Stillwater LLC), which includes 783,325 shares of common stock owned by Rainbow Gate Corporation, in which the sole member of Stillwater Holdings LLC is the investment manager of Rainbow Gate Corporation; (ii) warrants held by Stillwater Holdings LLC to purchase 1,000,000 shares of common stock; and (iii) 6,314,667 shares of common stock underlying convertible preferred shares which includes 937,333 shares of common stock underlying convertible preferred shares held by Rainbow Gate Corporation, in which the sole member of Stillwater Holdings LLC is the investment manager of Rainbow Gate Corporation. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Stillwater Holdings LLC as sole member, and Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation as investment manager; therefore Stillwater Holdings LLC is deemed to beneficially own the shares held by Rainbow Gate Corporation as “beneficially owned” but Stillwater Holdings LLC disclaims beneficial ownership of such shares.

(2) This figure represents: (i) 2,532,693 shares of common stock owned by Ginola Limited, which include: 783,325  shares of common stock held indirectly by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited and the sole shareholder of Rainbow Gate Corporation are the estates of the same person; 78,478 shares of common stock owned by Mount Union Corp.; 57,372 shares of common stock owned by Chelsea Trust Company Limited, as trustee (Ginola Limited disclaims beneficial ownership of the shares owned by Mount Union Corp. and Chelsea Trust Company Limited, as trustee); and 372,971 shares of common stock owned by Crestflower Corporation, in which the sole shareholder of Crestflower Corporation is Ginola Limited; and (ii) 2,008,000 shares of common stock underlying convertible preferred shares, which includes 937,333 shares of common stock underlying convertible preferred shares held by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited and the sole shareholder of Rainbow Gate Corporation are the estates of the same person. Stillwater Holdings LLC and Ginola Limited are beneficially owned by separate individuals and therefore do not exert voting control over one another. However, Stillwater Holdings LLC does include the shares held by Rainbow Gate Corporation as “beneficially owned” since the sole member of Stillwater Holdings LLC is investment manager and sole director of Rainbow Gate Corporation and exerts voting control over such shares but Stillwater LLC disclaims beneficial ownership of such shares. Jonathan White, Steven Meiklejohn, and Joerg Fischer exercise the shared voting power with respect to the shares held in the name of Mount Union Corp. Stuart Baker, Joerg Fischer, Charles Lubar, Christopher Mitchell, Leslie Schreyer and Jonathan White exercise the shared voting power with respect to the shares held in the name of Chelsea Trust Company Limited.  Jonathan White, Joerg Fischer and Steven Meiklejohn exercise the shared voting power with respect to the shares held in the name of Crestflower Corporation.  Jonathan White, Joerg Fischer, John Crellin and Steven Meiklejohn are the directors of Ginola Limited and exercise the shared voting power with respect to the shares held in the name of Ginola Limited.

(3) This figure represents (1) 783,325 shares of common stock owned by Rainbow Gate Corporation; and (ii) 937,333 shares of common stock underlying convertible preferred shares. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation but disclaims beneficial ownership of such shares.

(4) This figure represents 223,471 shares of common stock held directly and indirectly by Paul Cronson, 220,925 shares of common stock underlying options, and 160,000 shares of common stock underlying convertible preferred shares held directly and indirectly by Paul Cronson. This includes (i) 13,297 shares of common stock held indirectly by a family member of Paul Cronson and (ii) 210,177 shares of common stock and 160,000 shares of common stock underlying convertible preferred shares held indirectly by Navacorp III, LLC. Mr. Cronson exercises the sole voting power with respect to the shares held in the name of Navacorp III, LLC.

(5) This figure represents shares underlying options.

(6) This figure represents shares underlying options.

(7) This figure represents shares underlying options.

(8) This figure represents shares underlying options.

(9) This figure represents shares underlying options.

(10) This figure represents shares underlying options.

(11) This figure represents shares underlying options.

(12) This figure represents 11,219 shares of common stock and 47,126 shares of common stock issuable upon exercise of stock options.

(13) This figure represents shares underlying options.

(14) This figure represents:  (i) 234,690 shares; (ii) 160,000 shares of common stock underlying convertible preferred shares; and (iii) 1,908,661 shares of common stock issuable upon exercise of stock options.

Equity Compensation Plan Information

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2010:

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders – 2003 Stock Option Plan	2,099,368	$2.00	1,401,254

Equity compensation plans not approved by security holders – 2008 Incentive Stock Plan	1,052,746	$1.03	207,263

Transfer Agent

Our transfer agent for our common stock is Continental Stock Transfer, 17 Battery Place, New York, NY 10004.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of  Incorporation, as amended and restated, provide to the fullest extent permitted by Delaware law that our directors shall not be personally liable to us or our shareholders for damages for breach of such director's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended and restated, is to eliminate our rights and our shareholders’ (through shareholders' derivative suits on behalf of our company) right to recover damages against a director for breach of the fiduciary duty of care as a director or (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Our Certificate of Incorporation and By Laws also provide that the Company shall indemnify each director and officer to the fullest extent permitted by applicable law. Under applicable law and our By Laws, we may only indemnify a director or officer upon a finding that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We believe that the indemnification provisions in our Certificate of Incorporation By Laws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. Our By Laws also provide that, to the extent that a person who is or was a director, officer, employee or agent of the Company has been successful on the merits or otherwise in an action such person was party to by reason of the fact that he or she was or is a director, officer employee or agent of the Company, we shall indemnify such person against expenses actually and reasonably incurred in connection therewith. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers, except with respect to indemnification of employees and agents under our By Laws for expenses actually and reasonably incurred upon a final judicial determination that such person has been successful on the merits or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions, including gifts;
•	covering short sales made after the date of this prospectus;
•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method of sale permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended, if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, but excluding brokerage commissions.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value. As of November 18, 2011, there were 23,331,334 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of Preferred Stock, $0.001 par value. The 10,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a “series” of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series.

The Company filed the Certificate of Designations with the State of Delaware on December 19, 2008.  The Certificate of Designations designates 10,000 shares of the Company’s preferred stock as Series B Convertible Preferred Stock.  The Preferred Stock has a stated value of $1,000 and has a conversion price of $.75 per share.  The Preferred Stock does not pay interest.  The holders of the Preferred Stock are not entitled to receive dividends unless the Company’s Board of Directors declared a dividend for holders of the Company’s common stock and then the dividend shall be equal to the amount that such holder would have been entitled to receive if the holder converted its Preferred Stock into shares of the Company’s common stock.  Each share of Preferred Stock has voting rights equal to (i) the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) when the Preferred Stock votes together with the Company’s Common Stock or any other class or series of stock of the Company and (ii) one vote per share of Preferred Stock when such vote is not covered by the immediately preceding clause. In the event of a liquidation, dissolution, or winding up of the Company, the Preferred Stock is entitled to receive liquidation preference before the Common Stock. The Company may at its option redeem the Preferred Stock by providing the required notice to the holders of the Preferred Stock and paying an amount equal to $1,000 multiplied by the number of shares for all of such holder’s shares of outstanding Preferred Stock to be redeemed. As of November 18, 2011, there were 5,659 shares of Preferred Stock issued and outstanding.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of November 18, 2011, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to each of the selling stockholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

Name	Shares Beneficially Owned Before the Offering	Shares of Common Stock Included in Prospectus Being Sold	Shares Beneficially Owned After the Offering		Percent of Outstanding After Completion of the Offering (5)
Stillwater Holdings LLC (1)	12,631,491	9,478,723	2,215,434	(6)	7%
Rainbow Gate Corporation (2)	1.720.658	937,333	783,325	(7)	2%
Ginola Limited (3)	4,540,693	1,070,667	2,532,693	(8)	8%
Navacorp III LLC (4)	370,177	160,000	210,177	(9)	1%
Total	19,807,658	11,646,723	5,741,629

(1)
Represents 1,438,096 shares issued upon conversion of the Stillwater Note and accrued interest, 2,663,294 shares issued or issuable upon exercise of Warrants and 5,377,333 shares underlying Series B Convertible Preferred Stock. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Stillwater Holdings LLC as sole member, and Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation as investment manager; therefore Stillwater Holdings LLC is deemed to beneficially own the shares held by Rainbow Gate Corporation as “beneficially owned” but Stillwater Holdings LLC disclaims beneficial ownership of such shares.

(2)
Represents 937,333 shares underlying Series B Convertible Preferred Stock. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation but disclaims beneficial ownership of such shares.

(3)
Represents 1,070,667 shares underlying Series B Convertible Preferred Stock.  The sole shareholder of Ginola Limited and the sole shareholder of Rainbow Gate Corporation are the estates of the same person.  Stillwater Holdings LLC and Ginola Limited are beneficially owned by separate owners and therefore do not exert voting control over one another. However, Stillwater Holdings LLC does include the shares held by Rainbow Gate Corporation as “beneficially owned” since the sole member of Stillwater Holdings LLC is investment manager and sole director of Rainbow Gate Corporation and exerts voting control over such shares but Stillwater Holdings LLC disclaims beneficial ownership of such shares. Jonathan White, Steven Meiklejohn, and Joerg Fischer exercise the shared voting power with respect to the shares held in the name of Mount Union Corp. Stuart Baker, Joerg Fischer, Charles Lubar, Christopher Mitchell, Leslie Schreyer and Jonathan White exercise the shared voting power with respect to the shares held in the name of Chelsea Trust Company Limited.  Jonathan White, Joerg Fischer and Steven Meiklejohn exercise the shared voting power with respect to the shares held in the name of Crestflower Corporation. Jonathan White, Joerg Fischer and Steven Meiklejohn are the directors of Ginola Limited and exercise the shared voting power with respect to the shares held in the name of Ginola Limited.

(4)	Represents 160,000 shares underlying Series B Convertible Preferred Stock. Mr. Paul Cronson exercises the sole voting power with respect to the shares held in the name of Navacorp III LLC.

(5)	Assumes the sales of all shares of Common Stock included in this prospectus.

(6)
Represents 2,215,434 shares of common stock owned by Stillwater Holdings LLC, which includes 783,325 shares of common stock owned by Rainbow Gate Corporation, in which the sole member of Stillwater Holdings LLC is the investment manager of Rainbow Gate Corporation.  Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Stillwater Holdings LLC as sole member, and Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation as investment manager; therefore Stillwater Holdings LLC is deemed to beneficially own the shares held by Rainbow Gate Corporation as “beneficially owned” but Stillwater Holdings LLC disclaims beneficial ownership of such shares.

(7)
Represents (1) 783,325 shares of common stock owned by Rainbow Gate Corporation. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation but disclaims beneficial ownership of such shares.

(8)
This figure represents: (i) 2,532,693 shares of common stock owned by Ginola Limited, which include: 783,325  shares of common stock held indirectly by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited and the sole shareholder of Rainbow Gate Corporation are the estates of the same person; 78,478 shares of common stock owned by Mount Union Corp.; 57,372 shares of common stock owned by Chelsea Trust Company Limited, as trustee (Ginola Limited disclaims beneficial ownership of the shares owned by Mount Union Corp. and Chelsea Trust Company Limited, as trustee); and 372,971 shares of common stock owned by Crestflower Corporation, in which the sole shareholder of Crestflower Corporation is Ginola Limited.  Stillwater Holdings LLC and Ginola Limited are beneficially owned by separate individuals and therefore do not exert voting control over one another. However, Stillwater Holdings LLC does include the shares held by Rainbow Gate Corporation as “beneficially owned” since the sole member of Stillwater Holdings LLC is investment manager and sole director of Rainbow Gate Corporation and exerts voting control over such shares but Stillwater Holdings LLC disclaims beneficial ownership of such shares. Jonathan White, Steven Meiklejohn, and Joerg Fischer exercise the shared voting power with respect to the shares held in the name of Mount Union Corp. Stuart Baker, Joerg Fischer, Charles Lubar, Christopher Mitchell, Leslie Schreyer and Jonathan White exercise the shared voting power with respect to the shares held in the name of Chelsea Trust Company Limited.  Jonathan White, Joerg Fischer and Steven Meiklejohn exercise the shared voting power with respect to the shares held in the name of Crestflower Corporation.  Jonathan White, Joerg Fischer, John Crellin and Steven Meiklejohn are the directors of Ginola Limited and exercise the shared voting power with respect to the shares held in the name of Ginola Limited.

(9)	Represents 210,177 shares of common stock owned by Navacorp III LLC. Mr. Paul Cronson exercises the sole voting power with respect to the shares held in the name of Navacorp III LLC.

A person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. As of November 18, 2011 there were 23,331,334 shares of our common stock issued and outstanding.

None of the selling stockholders is a member, affiliate or associate of any broker-dealer. With respect to the shares being registered on behalf of Navacorp III LLC (“Navacorp”), Mr. Paul Cronson, a director of the Company, is the controlling shareholder of Navacorp.  Except for the aforementioned, and except as set forth in this prospectus, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

Neither we nor our predecessor engaged in any securities transactions with any of the selling stockholders, their affiliates or any person which whom any selling stockholder has a contractual relationship regarding the sale by us of our securities to the selling stockholders. We have been advised by the selling stockholders that they do not have a short position in our common stock. Except as described in this prospectus, we do not have any agreements or understandings with any of the stockholders or any of their affiliates or any person known to us to have a contractual relationship with any of the selling stockholders.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

At no time during the last two fiscal years has any executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serves as a trustee or in a similar capacity or has a substantial beneficial interest been indebted to the Company or was involved in any transaction in which the amount exceeded $120,000 and such person had a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our Board of Directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

EisnerAmper LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon appearing in this Prospectus and Registration Statement, our consolidated financial statements as of December 31, 2010 and 2009 and for each of the years in the three year period ended December 31, 2010 and the financial statement schedule included in Item 16.  The consolidated financial statements and financial statement schedule referred to above are included herein in reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of eMagin Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

eMAGIN CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
eMagin Corporation

We have audited the accompanying consolidated balance sheets of eMagin Corporation (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders' equity (capital deficit) and cash flows for each of the years in the three-year period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company's internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eMagin Corporation as of December 31, 2010 and 2009, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements as of and for the years ended December 31, 2010 and 2009 have been restated to classify certain warrants as liabilities and to reflect the change in fair value of these warrants in the statements of operations, as more fully described in Note 17 to the financial statements.

/s/ EisnerAmper LLP

EisnerAmper LLP

New York, New York
October 6, 2011

eMAGIN CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010 (Restated) See Noted 17	2009
	(In thousands, except
	share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$7,796	$5,295
Investments – held to maturity	3,100	100
Accounts receivable, net	5,150	4,563
Inventory	1,905	2,179
Prepaid expenses and other current assets	777	687
Total current assets	18,728	12,824
Long-term investments – held to maturity	1,500	—
Equipment, furniture and leasehold improvements, net	3,287	1,021
Intangible assets, net	39	43
Other assets	92	92
Deferred tax asset	9,056	—
Total assets	$32,702	$13,980

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,100	$1,122
Accrued compensation	1,975	956
Other accrued expenses	1,781	791
Advance payments	101	211
Deferred revenue	26	238
Warrant liability	7,694	34
Other current liabilities	170	891
Total current liabilities	12,847	4,243
Warrant liability	5,158	6,844
Total liabilities	18,005	11,087

Commitments and contingencies (Note 12)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,679,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,679 issued and outstanding as of December 31, 2010 and 5,739 issued and outstanding as of December 31, 2009	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 21,210,445 shares as of December 31, 2010 and 16,967,244 shares as of December 31, 2009	21	17
Additional paid in capital	206,298	193,358
Accumulated deficit	(191,622)	(190,482)
Total shareholders’ equity	14,697	2,893
Total liabilities and shareholders’ equity	$32,702	$13,980

See notes to Consolidated Financial Statements.

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2010 (Restated) See Note 17		2009	2008
	(In thousands, except share and per share data)
Revenue:
Product		$23,596	$19,775	$15,730
Contract		6,862	4,047	3,009
Total revenue, net		30,458	23,822	18,739
Cost of goods sold:
Product		8,373	7,865	9,086
Contract		3,645	2,310	1,587
Cost of goods sold		12,018	10,175	10,673
Gross profit		18,440	13,647	8,066
Operating expenses:
Research and development		2,370	1,996	2,081
Selling, general and administrative		10,055	6,900	6,254
Total operating expenses		12,425	8,896	8,335
Income (loss) from operations		6,015	4,751	(269)
Other income (expense):
Interest expense		(115)	(466)	(1,990)
Change in the fair value of warrant liability		(15,987)	(6,533)	—
Other income, net		16	67	400
Total other expense, net		(16,086)	(6,932)	(1,590)
Loss before provision for income taxes		(10,071)	(2,181)	(1,859)
Income tax (benefit) expense		(8,931)	90	—
Net loss	$	(1,140)	$(2,271)	$(1,859)

Loss per common share, basic		$(0.06)	$(0.14)	$(0.13)
Loss per common share, diluted		$(0.06)	$(0.14)	$(0.13)

Weighted average number of shares outstanding:
Basic		19,239,933	16,343,650	14,175,220
Diluted		19,239,933	16,343,650	14,175,220

See notes to Consolidated Financial Statements.

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CAPITAL DEFICIT)
(In thousands, except for share data)

	Preferred Stock		Common Stock		Additional Paid-in Capital (Restated)	Accumulated Deficit (Restated)	Total Shareholders’ Equity (Capital Deficit) (Restated)
	Shares	Amount	Shares	Amount	See Note 17	See Note 17	See Note 17
Balance, December 31, 2007	—	$—	12,458,400	$12	$195,131	$(199,313)	$(4,170)
Sale of preferred stock, net of issuance costs	4,033	—	—	—	3,933	—	3,933
Sale of common stock, net of issuance costs	—	—	1,586,539	2	1,578	—	1,580
Debt conversion	1,706	—	717,620	1	1,956	—	1,957
Issuance of common stock for services	—	—	326,400	—	303	—	303
Stock-based compensation	—	—	—	—	928	—	928
Put option waiver	—	—	125,000		150	—	150
Fair value of warrants issued	—	—	—	—	883	—	883
Deemed dividend, put option	—	—	—	—	(44)	—	(44)
Net loss	—	—	—	—	—	(1,859)	(1,859)
Balance, December 31, 2008	5,739	$—	15,213,959	$15	$204,818	$(201,172)	$3,661
Cumulative effect of change in accounting principle	—	—	—	—	(15,091)	12,961	(2,130)
Fair value of warrants reclassified from liability to equity upon exercise	—	—	—	—	1,785	—	1,785
Issuance of common stock for services	—	—	498,533	—	304	—	304
Expiration of put options	—	—	522,500	1	428	—	429
Exercise of common stock warrants	—	—	726,910	1	(1)	—	—
Exercise of common stock options	—	—	5,342	—	5	—	5
Stock-based compensation	—	—	—	—	1,110	—	1,110
Net loss	—	—	—	—	—	(2,271)	(2,271)
Balance, December 31, 2009	5,739	$—	16,967,244	$17	$193,358	$(190,482)	$2,893
Fair value of warrants reclassified from liability to equity upon exercise					10,013		10,013
Cashless exercise of common stock warrants	—	—	3,518,110	4	(4)	—	—
Conversion of Series B Preferred Stock to common stock	(60)	—	80,000	—	—	—	—
Issuance of common stock for services	—	—	15,363	—	55	—	55
Exercise of common stock warrants	—	—	100,000	—	250	—	250
Exercise of common stock options	—	—	529,728	—	805	—	805
Stock-based compensation	—	—	—	—	1,821	—	1,821
Net loss	—	—	—	—	—	(1,140)	(1,140)
Balance, December 31, 2010	5,679	$—	21,210,445	$21	$206,298	$(191,622)	$14,697

See notes to Consolidated Financial Statements.

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010 (Restated) See Note 17		2009	2008
	(In thousands except share data)
Cash flows from operating activities:
Net loss		$(1,140)	$(2,271)	$(1,859)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization		86	82	223
Amortization of deferred financing and waiver fees		—	362	1,295
(Reduction of) provision for sales returns and doubtful accounts		(270)	(273)	499
Stock based compensation		1,821	1,110	928
Deferred tax benefit		(9,056)	—	—
Amortization of common stock issued for services		65	233	95
Amortization of discount on notes payable		—	—	25
Gain on settlement		—	(38)	—
Change in the fair value of warrant liability		15,987	6,533	—
Changes in operating assets and liabilities:
Accounts receivable		(377)	(647)	(1,759)
Inventory		274	195	(559)
Prepaid expenses and other current assets		(110)	5	399
Advance payments		(110)	(483)	659
Deferred revenue		(212)	74	(15)
Accounts payable, accrued compensation, and accrued expenses		1,998	285	429
Other current liabilities		(662)	93	(222)
Net cash provided by operating activities		8,294	5,260	138
Cash flows from investing activities:
Purchase of equipment		(2,348)	(718)	(308)
Purchase of investments – held to maturity		(4,500)	(3)	(3)
Net cash used in investing activities		(6,848)	(721)	(311)
Cash flows from financing activities:
Proceeds from sale of preferred stock, net of issuance costs		—	—	3,933
Proceeds from sale of common stock, net of issuance costs		—	—	1,580
Proceeds from exercise of stock options and warrants		1,055	5	—
Borrowings from line of credit		—	—	1,934
Payments related to deferred financing costs		—	—	(117)
Payments of debt and capitalized lease obligations		—	(1,653)	(5,466)
Net cash provided by (used in) financing activities		1,055	(1,648)	1,864
Net increase in cash and cash equivalents		2,501	2,891	1,691
Cash and cash equivalents, beginning of year		5,295	2,404	713
Cash and cash equivalents, end of year		$7,796	$5,295	$2,404

Cash paid for interest		$91	$107	$702
Cash paid for taxes		$164	$138	$44
Supplemental non-cash transactions:
Issuance of common stock for services charged to prepaid expenses		$—	$304	$202
Issuance of 3,518,110 and 726,910 shares of common stock for cashless exercise of 5.1 million and 2.9 million warrants in 2010 and 2009, respectively.	$		$—	$—
Conversion of debt to common stock		$—	$—	$251
Conversion of debt to convertible preferred stock – series B		$—	$—	$1,706
Issuance of 485,000 shares of common stock for deferred financing costs in 2008		$—	$—	$340
Issuance of 1,120,000 shares of common stock underlying warrants for deferred financing costs in 2008.		$—	$—	$715

See notes to Consolidated Financial Statements.

eMAGIN CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - NATURE OF BUSINESS

eMagin Corporation and its wholly owned subsidiary (the “Company”) designs,  develops, manufactures, and markets OLED on silicon microdisplays and virtual imaging products which utilize OLED microdisplays. The Company’s products are sold mainly in North America, Asia, and Europe.

Note 2 - SIGNIFICANT ACCOUNTING POLICIES

In this Amended 10-K, the Company restated its previously issued consolidated financial statements as of and for the year ended December 31, 2010 to correct errors in the accounting for certain warrants as discussed in Note 17, “Restatement”.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of eMagin Corporation and its wholly owned subsidiary.  All intercompany transactions have been eliminated in consolidation.

Use of estimates

In accordance with accounting principles generally accepted in the United States of America, management utilizes certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments related to, among others, allowance for doubtful accounts, warranty reserves, inventory reserves, stock-based compensation expense, deferred tax asset valuation allowances, litigation and other loss contingencies. Management bases its estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue and cost recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured.   Product revenue is generally recognized when products are shipped to customers. The Company defers revenue recognition on products sold directly to the consumer with a maximum thirty day right of return.  Revenue is recognized upon the expiration of the right of return.

The Company also earns revenues from certain R&D activities (contract revenues) under both firm fixed-price contracts and cost-type contracts.  Revenues relating to firm fixed-price contracts and cost-type contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis).  Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Product warranty

The Company offers a one-year product replacement warranty. In general, the standard policy is to repair or replace the defective products. The Company accrues for estimated returns of defective products at the time revenue is recognized based on historical activity as well as for specific known product issues. The determination of these accruals requires the Company to make estimates of the frequency and extent of warranty activity and estimate future costs to replace the products under warranty. If the actual warranty activity and/or repair and replacement costs differ significantly from these estimates, adjustments to cost of revenue may be required in future periods.

Research and development expenses

Research and development costs are expensed as incurred.

Cash and cash equivalents

All highly liquid instruments with an original maturity of three months or less at the date of purchase are considered to be cash equivalents.

Investments-held to maturity

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at cost on the accompanying balance sheet.

Accounts receivable

The majority of the Company’s commercial accounts receivable are due from Original Equipment Manufacturers ("OEM’s”). Credit is extended based on an evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are payable in U.S. dollars, are due within 30-90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Any account outstanding longer than the contractual payment terms is considered past due.

Allowance for doubtful accounts

The allowance for doubtful accounts reflects an estimate of probable losses inherent in the accounts receivable balance. The allowance is determined based on a variety of factors, including the length of time receivables are past due, historical experience, the customer's current ability to pay its obligation, and the condition of the general economy and the industry as a whole.  The Company will record a specific reserve for individual accounts when the Company becomes aware of a customer's inability to meet its financial obligations, deterioration in the customer's operating results or financial position, or deterioration in the customer’s credit history. If circumstances related to customers change, the Company would further adjust estimates of the recoverability of receivables.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. The Company regularly reviews inventory quantities on hand, future purchase commitments with the Company’s suppliers, and the estimated utility of the inventory. If the Company review indicates a reduction in utility below carrying value, the inventory is reduced to a new cost basis.

Equipment, furniture and leasehold improvements

Equipment, furniture and leasehold improvements are stated at cost. Depreciation on equipment is calculated using the straight-line method of depreciation over its estimated useful life. Amortization of leasehold improvements is calculated by using the straight-line method over the shorter of their estimated useful lives or lease terms. Expenditures for maintenance and repairs are charged to expense as incurred.

The Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. Impairment losses, if any, are recognized based on the excess of the assets' carrying amounts over their estimated fair values.

Intangible assets

The Company’s intangible assets consist of patents that are amortized over their estimated useful lives of fifteen years using the straight line method.  Total intangible amortization expense was approximately $4 thousand for each of the years ended December 31, 2010, 2009 and 2008, respectively.  The accumulated amortization as of December 31, 2010 was $26 thousand.

Advertising

Costs related to advertising and promotion of products is charged to sales and marketing expense as incurred.  Advertising expense was $4 thousand for the year ended December 31, 2010 and $0 for each of the years ended December 31, 2009 and 2008.

Income taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  The effect on deferred tax assets and liabilities of changes in tax rates will be recognized as income or expense in the period that the change occurs.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  Changes in circumstances, assumptions and clarification of uncertain tax regimes may require changes to any valuation allowances associated with the Company’s deferred tax assets.

Due to the Company’s operating loss carryforwards, all tax years remain open to examination by the major taxing jurisdictions to which the Company is subject. In the event that the Company is assessed interest or penalties at some point in the future, it will be classified in the financial statements as tax expense.

Net loss per common share

Basic loss per share (“Basic EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period.  Diluted loss per share (“Diluted EPS”) is computed by dividing the net loss by the weighted average number of common shares outstanding during the reporting period while also giving effect to all potentially dilutive common shares that were outstanding during the reporting period.

In accordance with ASC 260, entities that have issued securities other than common stock that participate in dividends with the common stock (“participating securities”) are required to apply the two-class method to compute basic EPS.  The two-class method is an earnings allocation method under which EPS is calculated for each class of common stock and participating security as if all such earnings had been distributed during the period.  On December 22, 2008, the Company issued Convertible Preferred Stock – Series B which participates in dividends with the Company’s common stock and is therefore considered to be a participating security.   However, the participating convertible preferred stock is not required to absorb any net loss. Thus, the Company calculates EPS using the two-class method.  The Company does not intend to pay dividends on its common or preferred stock.

The Company uses the more dilutive method of calculating the diluted earnings per share, either the two class method or “if-converted” method.  Under the “if-converted” method, the convertible preferred stock is assumed to have been converted into common shares at the beginning of the period.

The following table presents a reconciliation of the numerator and denominator of the basic and diluted EPS calculations (in thousands, except share data):

	For the Years Ended
	2010	2009	2008
Basic and Diluted earnings per share:
Numerator:
Loss allocated to common shares	$(1,140)	$(2,271)	$(1,859)
Loss allocated to participating securities	—	—	—
Net loss	$(1,140)	$(2,271)	$(1,859)
Denominator:
Weighted average shares outstanding for basic and diluted earnings per share	19,239,933	16,343,650	14,175,220

The years ended December 31, 2010, 2009, and 2008 do not include options, warrants, convertible notes, redeemable stock, and participating convertible preferred stock to purchase common equivalent shares of 13,381,742, 19,737,395,  and 22,069,412, respectively, as their effect would be antidilutive.

Comprehensive loss

Companies are required to report as comprehensive income all changes in equity during a period, except those resulting from investments by owners and distributions to owners, for the period in which they are recognized. Comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss) items, such as unrealized gains or losses on foreign currency translation adjustments. Comprehensive income (loss) must be reported on the face of the annual financial statements. The Company's operations did not give rise to any material items includable in comprehensive loss, which were not already in net loss for the years ended December 31, 2010, 2009 and 2008. Accordingly, the Company's comprehensive loss is the same as its net loss for the periods presented.

Stock-based compensation

The Company uses the fair value method of accounting for share-based compensation arrangements. The fair values of stock options are estimated at the date of grant using the Black-Scholes option valuation model. Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method.  Compensation cost recognized for the years ended December 31, 2010, 2009 and 2008 includes a) compensation cost for all share-based compensation granted prior to, but not vested as of January 1, 2006, based on the estimated grant-date fair value estimated and b) compensation cost for all share-based compensation granted beginning January 1, 2006, based on the estimated grant-date fair value.  The compensation cost was recognized using the straight-line attribution method.

Fair value of financial instruments

eMagin’s financial instruments consist principally of cash and cash equivalents, short and long-term investments – held to maturity, accounts receivable, and accounts payable.  Authoritative accounting guidance defines fair value, establishes a framework for measuring fair value and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques. The fair value of financial instruments is the amount that would be received in an asset sale or paid to transfer a liability in an orderly transaction between unaffiliated market participants. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 – valued based on quoted prices at the measurement date for identical assets or liabilities trading in active markets.
Level 2 – quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3 – valuations derived from valuation techniques in which one or more significant inputs are not readily observable.

Recurring Fair Value Estimates

As of December 31, 2010, the certificates of deposit comprising of short-term and long-term investments – held to maturity of $4.6 million are classified as Level 1.

The Company’s recurring fair value measurements of the warrant liability at December 31, 2010 were as follows (in thousands):

		Fair Value Measurement Using
	Fair Value as of December 31, 2010	Level 1	Level 2	Level 3

Warrant liability, current	$7,694	$—	$—	$7,694
Warrant liability, long-term	5,158	—	—	5,158
Total Warrant liability	$12,852	$—	$—	$12,852
Note:  Classification is based on warrant expiration date.

 Recurring Level 3 Activity, Reconciliation and Basis for Valuation

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3) (in thousands).

Balance as of January 1, 2010	$6,878
Change in fair value of warrants	16,345
Fair value of warrants exercised	(10,013)
Fair value of warrants expired	(358)
Balance as of December 31, 2010	$12,852

For the year ended December 31, 2010, the change in the fair value of the warrant liability of $16.0 million, net of $358,000 due to the expiration of certain warrants, was recorded as other expense in the accompanying consolidated statements of operations.

The Company estimates the fair value of the warrant liability utilizing the Monte Carlo Simulation method.   The use of this method assumes multiple probabilities. The following additional assumptions were used in the Monte Carlo Simulation model to determine the fair value of the warrant liability:

	December 31, 2010	December 31, 2009
Risk-free interest rate	0.19% - 1.02%	0.06% - 2.69%
Expected volatility	71.9% - 79.2%	62.8% - 90.6%
Expected life ( in years)	0.50 – 3.0	0.25 – 4.0
Expected dividend yield	0%	0%

Concentration of credit risk

The majority of eMagin’s products are sold throughout North America, Asia, and Europe.  Sales to the Company’s recurring customers are generally made on open account while sales to occasional customers are typically made on a prepaid basis.  eMagin performs periodic credit evaluations on its recurring customers and generally does not require collateral.  An allowance for doubtful accounts is maintained for credit losses.

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and short-term and long-term investments.  The Company’s cash and cash equivalents are deposited with financial institutions which, at times, may exceed federally insured limits.  The short and long-term investments – held to maturity are federally insured. To date, the Company has not experienced any loss associated with this risk.

Note 3- RECENTLY ISSUED ACCOUNTING STANDARDS

In April 2010, the FASB amended the authoritative guidance on the milestone method of revenue recognition.  The amendment defines a milestone and determines when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions.  Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. This new guidance permits prospective adoption for milestones achieved in fiscal years and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted.  As the Company plans to implement the guidance prospectively, the effect of this guidance will be limited to future transactions. The Company does not expect adoption of this standard to have a material impact on its financial position or results of operations as it has no material research and development arrangements which are accounted for under the milestone method.

Note 4- RECEIVABLES

Receivables consisted of the following (in thousands):

	December 31,
	2010	2009
Trade receivables	$5,524	$5,147
Less allowance for doubtful accounts	(374)	(584)
Net receivables	$5,150	$4,563

Note 5 - INVENTORY

The components of inventory were as follows (in thousands):

	December 31,
	2010	2009
Raw materials	$748	$806
Work in process	681	709
Finished goods	476	664
Total inventory	$1,905	$2,179

Note 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2010	2009
Vendor prepayments	$83	$266
Other prepaid expenses*	694	421
Total prepaid expenses and other current assets	$777	$687
*No individual amounts greater than 5% of current assets.

Note 7 – EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS

Equipment, furniture and leasehold improvements consist of the following (in thousands):

	December 31,
	2010	2009
Computer hardware and software	$1,063	$1,046
Lab and factory equipment	6,651	4,323
Furniture, fixtures, and office equipment	309	306
Assets under capital leases	66	66
Leasehold improvements	473	473
Total equipment, furniture and leasehold improvements	8,562	6,214
Less: accumulated depreciation	(5,275)	(5,193)
Equipment, furniture and leasehold improvements, net	$3,287	$1,021

Depreciation expense was $82 thousand, $78 thousand, and $219 thousand for the years ended December 31, 2010, 2009 and 2008, respectively.  Assets under capital leases are fully amortized.

Note 8 – DEBT

For the years ended December 31, 2010, 2009 and 2008, interest expense includes interest paid or accrued, of approximately $87 thousand, $76 thousand and $667 thousand, respectively, on outstanding debt. For the years ended December 31, 2009 and 2008, approximately $0.4 million and $1.3 million, respectively, of deferred debt issuance costs and waiver fees were amortized to interest expense.

Line of Credit

2010

At December 31, 2010, the Company had available a credit facility with Access Business Finance, LLC (“Access”) under which the Company may borrow up to a maximum of $3 million based on a borrowing base equivalent of 75% of eligible accounts receivable.  The terms of the credit facility are unchanged from 2009.  The renewal date is September 1, 2011.  The Company paid $30,000 in loan fees to Access which were charged to prepaid expense and will be amortized over the life of the Agreement.  As of December 31, 2010, the Company had not borrowed on its line of credit.

2009

At December 31, 2009, the Company had available a credit facility with Access under which the Company may borrow up to a maximum of $3 million based on a borrowing base equivalent of 75% of eligible accounts receivable.  The interest on the line of credit is equal to the Prime Rate plus 4.00% but may not be less than 7.25% with a minimum monthly interest payment of $5,000.  The term of the agreement with Access is for one year and automatically renews for successive one year terms unless, at least 60 days prior to the end of the current term, the Company gives Access prior written notice of its intent not to renew or if Access, at least ten days prior to the end of the current term, gives the Company written notice of its intent not to renew. The renewal date is September 1, 2010.  The Company’s obligations under the agreement are secured by its assets.   The Company paid $25,000 in loan fees to Access which were charged to prepaid expense and will be amortized over the life of the Agreement.  As of December 31, 2009, the Company had not borrowed on its line of credit.

Prior to Access, the Company had a line of credit with Moriah Capital, L. P. (“Moriah”) which matured on August 7, 2009 and was not renewed.

2008

On August 7, 2007, the Company entered into a loan agreement with Moriah Capital, L.P. (“Moriah”) and established a revolving line of credit (the “Loan”) of $2.5 million.  The Company was permitted to borrow an amount not to exceed 90% of its domestic eligible accounts receivable and 50% of its eligible inventory capped at $600 thousand.  As part of the transaction, the Company issued 162,500 shares of unregistered common stock valued at $195 thousand and paid a servicing fee of $82.5 thousand to Moriah which were amortized to interest expense over the life of the agreement. In conjunction with entering into this loan and issuing unregistered common stock, the Company granted Moriah registration rights.  In addition, the Company granted Moriah a put option pursuant to which Moriah can sell to the Company the 162,500 shares of its common stock for $195,000, or prorated for any portion thereof for one year from the issue date (“the 2007 Put Option”).  The Loan was convertible into shares of the Company’s common stock pursuant to the terms of the Loan Conversion Agreement.  The Loan was to mature on August 7, 2008, however Moriah extended the maturity date to August 20, 2008 when the loan agreement was further amended as explained below.

On January 30, 2008, the Company amended and restated its Loan agreement (“Amended Loan Agreement”) with Moriah.  The Amended Loan Agreement’s borrowing base calculation was modified to include 70% of eligible foreign accounts receivable.  The Amended Loan Agreement eliminated the optional conversion of principal up to $2.0 million into common stock.  In connection with the Amended Loan Agreement, the Company entered into a Warrant Issuance Agreement and issued a Warrant to purchase 750,000 shares of its common stock at a price of $1.50 per share with an expiration date of January 29, 2013.

The Amended Loan Agreement has specific terms to which the Company must comply including (a) maintaining a lockbox account into which payments from related accounts receivable must be deposited, (b) periodic certifications as to borrowing base amounts equaling or exceeding net balances outstanding under the Line of Credit, and (c) a requirement that a registration statement with respect to shares held or to be issued to the lender be filed within thirty days of January 30, 2008.  A delay in establishing the required lockbox account created a technical default under the Line of Credit agreement.  Similarly, the production and subsequent discovery of defective displays resulted in an inadvertent overstatement of inventory during December 2007, January 2008 and early February 2008 that created a technical default under the agreement.  Finally, the Company was not able to complete the registration of shares within the thirty day timeframe mandated in the amended agreement.  On March 25, 2008 the Company received a waiver from the lender (a) waiving compliance with the lockbox account requirement through March 14, 2008, (b) waiving compliance with the borrowing base requirement in so far as it related exclusively to the defective displays inadvertently included in inventory, and (c) extending the period for filing a registration statement for certain shares held or to be issued to the lender until April 29, 2008.  The Company established a lockbox account by March 14, 2008 and filed a registration statement with the SEC on April 29, 2008.

Effective March 25, 2008, the Company amended the Warrant Issuance Agreement (“Amended Warrant Agreement”) with Moriah. In connection with such amendment, the Company issued a waiver fee in the form of a Warrant to purchase an additional 250,000 shares of its common stock at a price of $1.50 expiring March 25, 2013.

The Company determined the fair value of the 1,000,000 warrants to be $729 thousand of which $168 thousand was expensed immediately and $561 thousand was amortized to interest expense over the life of the loan.  The following assumptions were used to determine the fair value of the warrants:  dividend yield of 0%; risk free interest rates of 2.61 % and 2.96%; expected volatility of 90.9% and 92.3%; and expected contractual term of 5 years.

The Company and Moriah entered into Amendment No. 3 to the Loan and Security Agreement dated August 20, 2008 (the “Amendment No. 3”).  Pursuant to Amendment No. 3, the Company issued Moriah an Amended and Restated Revolving Loan Note (the “Amended Note”) and the maturity date was extended to August 7, 2009. The Company paid Moriah $85 thousand in servicing fees which were amortized to interest expense over the life of the agreement.

Pursuant to Amendment No. 3, the following changes were made to the Loan:  the maximum amount the Company can borrow was increased to $3 million; the borrowing base calculation was modified to increase eligible foreign accounts receivable to 80% and increased the eligible inventory to the lesser of 70% or $800 thousand; and financial covenants were added.

The Company issued Moriah a warrant, which expires on August 7, 2013, to purchase up to 370,000 shares of the Company’s common stock at an exercise price of $1.30 per share.  The Company determined the fair value of the warrants to be approximately $154 thousand which was recorded as a deferred debt issuance cost. The following assumptions were used to determine the fair value of the warrants:  dividend yield of 0%; risk free interest rates of 3.16%; expected volatility of 87.7%; and expected contractual term of 5 years.  The deferred debt issuance costs were amortized to interest expense over the life of the loan.

Pursuant to Amendment No. 3, the Company and Moriah, also, entered into an Amended and Restated Securities Issuance Agreement.  The Company issued 485,000 shares of unregistered common stock valued at approximately $340 thousand which was recorded as a deferred debt issuance cost and was amortized to interest expense over the life of the agreement. In addition, the holders of the Amended 8% Notes and the investors in the Purchase Agreement (See Note 10 – Shareholders’ Equity) consented to the Amended Note and received a total of 144,000 shares of unregistered common stock valued at approximately $101 thousand which was recorded as waiver fees and expensed to interest expense.

Pursuant to Amendment No. 3, the Company and Moriah entered into an Amendment to Registration Rights Agreement (the “Amended Registration Rights Agreement”).   The Company agreed to use its best efforts to file a registration statement to register the 485,000 shares of the Company’s common stock issued pursuant to the Amended and Restated Securities Issuance Agreement and the shares of common stock issuable upon exercise of the Warrant, provided that the Company is permitted to do so under applicable securities rules and regulations and after certain other registration statements that the Company was obligated to file on behalf of selling shareholders have been  declared effective.

8% Amended Senior Secured Convertible Notes

On July 23, 2007, the Company entered into Amended Agreements with the note holders of the Original Notes issued July 21, 2006 and March 28, 2007 and agreed to issue each holder an 8% Amended Senior Secured Convertible Note (“Amended Note”) in the principal amount equal to the principal amount outstanding as of July 23, 2007 which was in total approximately $6.0 million.  The significant changes to the Amended Notes include the following:

•	the due dates have been changed from July 23, 2007 and January 21, 2008 to December 21, 2008;
•	the annual interest rate has been changed from 6% to 8%;
•
the Amended Notes are convertible into 8,407,612 shares of the Company’s common stock.  The conversion price for $5.8 million of principal is at a conversion price of $0.75, originally $2.60 and the conversion price for $250,000 of principal remains the same at $0.35;

•
the Agreement adjusts the exercise price of the amended Warrants from $3.60 to $1.03 per share for 1,553,468 shares of common stock and requires the issuance of warrants for an additional 3,831,859 shares of common stock at $1.03 per share with an expiration date of July 21, 2011.   The warrants are subject to anti-dilution adjustment rights;

•
50% of the Amended Notes can be converted into the Company’s newly designated Series A Senior Secured Convertible Preferred Stock which is convertible into common stock at the same rate as the Amended Notes;

•	the liquidated damages of 1% per month will no longer accrue and the deferred balance at July 23, 2007 is forgiven; and
•	there is no minimum cash or cash equivalents balance requirement.

On December 22, 2008, the Company paid approximately $4.03 million to its 8% Amended Senior Secured Convertible Note Holders (“the Amended Note Holders”) which was comprised of approximately $4.01 million of principal and approximately $0.02 million of accrued interest. The remaining Note Holders elected to convert approximately $1.95 million to equity.  See Note 10 – Shareholders’ Equity for additional information.

Note 9 - INCOME TAXES - Restated

Loss before income taxes consists of the following (in thousands):

	For the years ended December 31,
	2010 (Restated)	2009	2008
Domestic	$(1,140)	$(2,271)	$(1,859)
Total	$(1,140)	$(2,271)	$(1,859)

The federal income tax (benefit) provision is summarized as follows (in thousands):

	For the years ended December 31,
	2010	2009	2008
Current:
Federal	$125	$90	$-
Total current tax expense	125	90	-
Deferred:
Federal	(9,056)	-	-
Total deferred tax benefit	(9,056)	-	-
Total tax (benefit) expense	$(8,931)	$90	$-

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The tax effects of significant items comprising the Company’s deferred taxes as of December 31 are as follows (numbers are in thousands):.

	For the years ended December 31,
	2010	2009	2008
Deferred tax assets:
Federal and state net operating loss carryforwards	$37,160	$39,391	$40,964
Research and development tax credit carryforwards	1,589	1,440	1,454
Stock based compensation	1,378	1,240	879
Depreciation and amortization	223	385	466
Other provisions and expenses not currently deductible	1,019	988	851
Accrued severance	222	-	-
Total deferred tax assets	$41,591	$43,444	$44,614
Deferred tax liabilities:
Prepaid expenses	$(170)	$(197)	$-
Total deferred tax liabilities	$(170)	$(197)	$-
Less valuation allowance	$(32,365)	$(43,247)	$(44,614)
Net deferred tax asset	$9,056	$0	$0

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  The effect on deferred tax assets and liabilities of changes in tax rates will be recognized as income or expense in the period that the change occurs.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  Changes in circumstances, assumptions and clarification of uncertain tax regimes may require changes to any valuation allowances associated with the Company’s deferred tax assets.

Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Through December 31, 2009, the Company’s net deferred tax assets were fully reserved due to uncertainty of realization through future earnings.  In 2010, the Company determined that based on all available evidence, both positive and negative, and based on the weight of the available evidence, including the Company’s cumulative taxable income over the past three years and expected profitability in 2011 through 2013 that certain of its deferred tax assets were more likely than not realizable through future earnings.   Accordingly, the Company reduced its valuation allowance by $9.1 million and recorded a corresponding tax benefit of $9.1 million.

As of December 31, 2010, 2009 and 2008, the Company has net deferred tax assets of approximately of $41.4, $43.2, and $44.6 million, respectively, primarily resulting from the future tax benefit of net operating loss carryforwards. The valuation allowance decreased by $10.9, $1.4, and $0.8 million during the years 2010, 2009 and 2008, respectively.

During the year ended December 31, 2010, the Company utilized approximately $6.3 million of its prior years’ net operating loss carryforward.  The current tax provision of $125 thousand represents alternative minimum tax.  As of December 31, 2010, eMagin has federal and state net operating loss carryforwards of approximately $109 million and $2.2 million, respectively. The federal research and development tax credit carryforwards are approximately $1.6 million. The net operating losses and tax credit carryforwards will be available to offset future taxable income, if any, through December 2028. The utilization of net operating losses is subject to a limitation due to the change of ownership provisions under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating losses before their utilization. The Company has done an analysis regarding prior year ownership changes, and it has been determined that the Section 382 limitation on the utilization of net operating losses will currently not materially affect the Company's ability to utilize its net operating losses.

The difference between the statutory federal income tax rate on the Company's pre-tax loss and the Company's effective income tax rate is summarized as follows:

	For the years ended December 31,
	2010 (Restated)	2009	2008
U.S. Federal income tax (benefit) at federal statutory rate	(34)%	(34)%	(34)%
Change in valuation allowance	(108)%	(62)%	(43)%
Change in effective state tax rate	—%	(3)%	75%
Change in the fair value of warrant liability	54%	102%	—%
Other, net	(1)%	1%	2%
Effective tax rate	(89)%	4%	0%

The Company did not have unrecognized tax benefits which would require an adjustment to the January 1, 2007 beginning balance of retained earnings.  The Company did not have any unrecognized tax benefits at December 31, 2010, December 31, 2009 or December 31, 2008. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense.  During the years ended December 31, 2010, 2009 and 2008, the Company recognized no interest and penalties.

The Company files income tax returns in the U.S. federal jurisdiction, New York and Virginia.  Due to the Company's operating losses, all tax years remain open to examination by major taxing jurisdictions to which the Company is subject.

Note 10 - SHAREHOLDERS' EQUITY

Preferred Stock

Preferred Stock – Series B Convertible Preferred Stock (“the Preferred Stock – Series B”)

The Company has designated 10,000 shares of the Company’s preferred stock as Preferred Stock – Series B at a stated value of $1,000 per share.  The Preferred Stock – Series B is convertible into common stock at a conversion price of $0.75 per share.  The Preferred Stock – Series B does not pay interest.  The holders of the Preferred Stock – Series B are not entitled to receive dividends unless the Company’s Board of Directors declare a dividend for holders of the Company’s common stock and then the dividend shall be equal to the amount that such holder would have been entitled to receive if the holder converted its Preferred Stock – Series B into shares of the Company’s common stock. Each share of Preferred Stock – Series B has voting rights equal to (i) the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock – Series B at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) when the Preferred Stock – Series B votes together with the Company’s Common Stock or any other class or series of stock of the Company and (ii) one vote per share of Preferred Stock when such vote is not covered by the immediately preceding clause.  In the event of a liquidation, dissolution, or winding up of the Company, the Preferred Stock – Series B is entitled to receive liquidation preference before the Common Stock.  The Company may at its option redeem the Preferred Stock – Series B by providing the required notice to the holders of the Preferred Stock – Series B and paying an amount equal to $1,000 multiplied by the number of shares for all of such holder’s shares of outstanding Preferred Stock – Series B to be redeemed.

On December 22, 2008, the Company entered into a Securities Purchase Agreement pursuant to which the Company sold and issued an aggregate of 4,033 shares of its Preferred Stock – Series B for an aggregate price of approximately $4.03 million and warrants to purchase 1,875,467 shares of common stock at $1.03 per share. The warrants expire on December 22, 2013.  The net proceeds received after expenses were approximately $3.93 million.   The fair value of the warrants was recorded as equity and there was no impact on the consolidated financial position or the results of operations.    As of January 1, 2009, the Company adopted ASC 815 and as a result the warrants were reclassified as liabilities using a Monte Carol Simulation model to estimate the fair value of the liabilities.    At each reporting date, the change in the fair value of the liability is recorded in the Consolidated Statements of Operations.  In addition, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with three holders (“Holders”) of its outstanding Amended Notes.  Pursuant to the Exchange Agreement, the Holders exchanged $1.7 million of their outstanding Amended Notes and unpaid interest of $6 thousand, and received 1,706 shares of the Preferred Stock – Series B.   There was no gain or loss on the extinguishment of debt.

During the year ended December 31, 2010, 60 shares of Preferred Stock - Series B were converted into 80,000 shares of common stock.  As of December 31, 2010, 5,679 shares of Preferred Stock – Series B were issued and outstanding.

Common Stock

2010

During the year ended December 31, 2010, the Company received approximately $805 thousand for options exercised and $250 thousand for 100,000 warrants exercised.  There were 5,148,811 million warrants exercised on a cashless basis resulting in 3,518,110 shares of common stock issued.

During the year ended December 31, 2010, the Company also issued 15,363 shares of common stock for payment of approximately $55 thousand for services rendered.  As such, the Company recorded the fair value of the services in selling, general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2010.

2009

During the year ended December 31, 2009, the Company received approximately $5 thousand for options exercised and there were 2.9 million warrants exercised on a cashless basis resulting in 726,910 shares of common stock issued.

During the year ended December 31, 2009, the Company also issued 498,533 shares of common stock for payment of approximately $304 thousand for services rendered and to be rendered in the future.  As such, the Company recorded the fair value of the services in prepaid expenses and selling, general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2009.

At December 31, 2008, the 522,500 shares underlying the 2007 and 2008 put options (“put options”) granted to Moriah were presented on the balance sheet as redeemable common stock in the amount of $429 thousand which represented the amount for which the shares may be redeemed at the option of Moriah.   On August 7, 2009, the put options expired when Moriah elected not to exercise its put options.  The 522,500 shares are classified as permanent equity on the December 31, 2009 balance sheet.

2008

On December 22, 2008, an investor converted $250 thousand of the principal amount of the Amended Note and approximately $1 thousand of accrued and unpaid interest totaling $251 thousand and received 717,620 shares of Common Stock at the conversion price of $0.35.

On December 22, 2008, the Company entered into a Securities Purchase Agreement pursuant to which the Company sold and issued 5,739 shares of Preferred Stock – Series B at a stated value of $1,000 per share (see Preferred Stock above for additional information).  The Preferred Stock – Series B is convertible into Common Stock at a conversion price of $0.75.  The Company may at its option redeem the Preferred Stock – Series B by providing the required notice to the holders of the Preferred Stock – Series B and paying an amount equal to $1,000 multiplied by the number of shares for all of such holder’s shares of outstanding Preferred Stock – Series B to be redeemed.  The total shares of Common Stock underlying the Preferred Stock – Series B is 7,652,000.  As mentioned above in Preferred Stock – Series B, warrants were issued to purchase 1,875,467 shares of common stock at $1.03 per share.  The warrants expire on December 22, 2013.

The Company entered into a Registration Rights Agreement to register for resale of the shares of the Company’s common stock issuable upon conversion of the Preferred Stock sold in the offering and the shares of Common Stock issuable upon exercise of the warrants.  Subject to the terms of the Registration Rights Agreement, the Company is required to file a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) within 30 days following the date that the Company is permitted to file a registration statement by (i) the rules and regulations of the SEC and (ii) the agreements set forth on Schedule B to the Registration Rights Agreement. After filing the Registration Statement, the Company is to cause such Registration Statement to be declared effective under the Securities Act of 1933 (the “Act”) as promptly as possible but in no event later than 90 days after the filing date (or no later than 120 days after the filing date in the event of SEC “full review” of the Registration Statement). The Holders that exchanged their Notes pursuant to the Exchange Agreement received the same registration rights.  The Registration Statement is effective as of December 31, 2010.

As a result of the December 22, 2008 Securities Purchase Agreement, the outstanding 650,000 Series F Common Stock Purchase Warrants that were issued to participants of the Securities Purchase Agreement dated October 25, 2004, were repriced from $3.31 to $2.50 and the April 2, 2008 Common Stock Purchase Warrants were repriced from $1.28 to $1.13.  The repricing of the warrants had no effect on the consolidated financial statements.

On August 20, 2008, the Company and Moriah Capital entered into Amendment No. 3 to the Loan and Security Agreement (“Amendment No. 3”) effective August 7, 2008. The Company issued Moriah a warrant, which expires on August 7, 2013, to purchase up to 370,000 shares of the Company’s common stock at an exercise price of $1.30 per share.

In addition, the Company and Moriah entered into an Amended and Restated Securities Issuance agreement (the “Amended and Restated Securities Issuance Agreement”) on August 20, 2008. On August 7, 2007, in connection with the Securities Issuance Agreement, (the “Original Securities Issuance Agreement”), the Company issued Moriah 162,500 shares of the Company’s common stock (the “2007 Shares”). With respect to the Amended and Restated Securities Issuance Agreement, Moriah agreed to waive the Company’s obligation to buy back the 2007 Shares with respect to 125,000 of such shares with a redemption amount of $150,000 and to extend the Company’s obligation to buy back 37,500 of such 2007 Shares for an additional 12 month period. The Company issued Moriah 485,000 shares of its Common Stock of which 125,000 shares were issued as additional consideration for the extension of the loan and security agreement and 360,000 shares were issued in lieu of the issuance to Moriah of the Contingent Issued Shares (as described in the Original Securities Issuance Agreement). Additionally, Moriah had a put option pursuant to which Moriah could sell to the Company 162,500 shares of its common stock for $195,000, pro-rated for any portion thereof, relating to the remaining 37,500 shares subject to the 2007 Put Option and the 125,000 shares issued to extend the loan and security agreement, the Put Waiver shares.  In conjunction with the issuance of the 360,000 shares, the Company granted Moriah a put option pursuant to which such shares could be put to the Company for $234,000 (the “2008 Put Option”).  On August 7, 2009, the put options expired when Moriah elected not to exercise its put options.

At December 31, 2008, the shares underlying the put options were presented as redeemable common stock and presented separately from permanent equity. At December 31, 2008, an aggregate of 522,500 shares related to the 2007 and 2008 put options were presented on the balance sheet as redeemable common stock in the amount of $429,000, representing the amount for which the shares may have been redeemed at the option of the holders at such date.  As a result of the expiration of the put options in August 2009, the 522,500 shares were classified as permanent equity on the December 31, 2009 balance sheet.

The Company and Moriah entered into an Amendment to Registration Rights Agreement (the “Amended Registration Rights Agreement”) and the Company agreed to use its best efforts to file a registration statement to register the 485,000 shares of the Company’s common stock issued and the shares of common stock issuable upon exercise of the Warrant.

On August 19, 2008, the Holders of the Amended Notes and the Investors in the Purchase Agreement consented to the Company’s execution of the Amended Note, Amendment No. 3, Amended and Restated Securities Issuance Agreement, and the Amended Registration Rights Agreement.  In consideration for the consent, a total of 144,000 shares of common stock valued at $101,000 were issued to the Holders and Investors based on individual participation in the Amended Notes and Purchase Agreement on September 4, 2008.

As a result of the Amended and Restated Securities Issuance Agreement, the outstanding 650,000 Series F Common Stock Purchase Warrants that were issued to participants of the Securities Purchase Agreement dated October 25, 2004, were repriced from $3.45 to $3.31 and the April 2, 2008 Common Stock Purchase Warrants were repriced from $1.30 to $1.28.  The repricing of the warrants had no effect on the consolidated financial statements.

On April 2, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”), pursuant to which the Company sold and issued 1,586,539 shares of common stock, par value of $0.001 per share, at a price of $1.04 per share and warrants to purchase an additional 793,273 shares of common stock for an aggregate purchase price of approximately $1.65 million.  The net proceeds received after expenses were approximately $1.58 million.  The warrants are exercisable at a price of $1.30 per share and expire on April 2, 2013.

As a result of the Purchase Agreement, the outstanding 650,000 Series F Common Stock Purchase Warrants that were issued to participants of the Securities Purchase Agreement dated October 25, 2004, were repriced from $4.09 to $3.45. The repricing of the warrants had no effect on the consolidated financial statements.

A registration rights agreement was entered into on April 2, 2008 in connection with the private placement which required the Company to file a registration statement for the resale of the common stock and the shares underlying the warrants within 45 days of the signing of the agreement.  The Company was to use its best efforts to have the registration statement declared effective within 90 days of the signing of the agreement or if a SEC review occurs, 120 days.  In addition, the Company was to use its best efforts to maintain the effectiveness of the registration statement until all common stock has been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.

If the registration statement is not effective within the grace periods (“Event Date”) or the Company cannot maintain its effectiveness (“Event Date”), the Company must pay partial liquidated damages (“damages”) in cash to each investor equal to 2% of the aggregate purchase price paid by each investor under the Purchase Agreement on the Event Date and each monthly anniversary of the Event Date (or on a pro-rata basis for any portion of a month) until the registration statement is effective.  The Company is not liable for any damages with respect to the warrants or warrant shares.  The maximum damages payable to each investor is 36% of the aggregate purchase price.  If the Company fails to pay the damages to the investors within 7 days after the date payable, the Company must pay interest at a rate of 15% per annum to each investor which accrues daily from the date payable until damages are paid in full.

The Company filed the registration statement within the 45 day period however the Company was notified that the registration statement was under review by the SEC.  The amended registration statement was not filed by August 2, 2008 which was the 120th day from the signing of the purchase agreement and therefore the registration statement was not effective. As of December 31, 2010, the registration statement was not effective.

The Company accounted for the registration payment arrangement under guidance that requires the contingent obligation to make future payments be recognized and measured using a reasonable estimate.  The Company estimated $399 thousand to be the maximum potential damages that the Company may be required to pay the investors if the registration statement is not effective within three years of the signing of the agreement. The Company estimated $186 thousand to be a reasonable estimate of the potential damages that may be due to the investors as the securities are subject to the provisions of Rule 144.  As a result, the Company recorded a liability of $186 thousand in the consolidated balance sheets and the associated expense in other income (expense) in the consolidated statements of operations for the year ended December 31, 2008.

Effective March 25, 2008, the Company amended the Warrant Issuance Agreement (“Amended Warrant Agreement”) with Moriah. In connection with such amendment, the Company issued a Warrant to purchase an additional 250,000 shares of its common stock at a price of $1.50 expiring March 25, 2013.

On January 30, 2008, the Company amended and restated its Loan and Security Agreement (“Amended Loan Agreement”) with Moriah.   As part of the amended agreement, the Loan Conversion agreement was terminated which eliminated the optional conversion of principal up to $2.0 million into common stock at $1.50.  In connection with the Amended Loan agreement, the Company issued a Warrant to purchase 750,000 shares of its common stock at a price of $1.50 per share with an expiration date of January 29, 2013. Effective March 25, 2008, the Company amended the Warrant Issuance Agreement with Moriah. In connection with such amendment, the Company issued a Warrant to purchase an additional 250,000 shares of its common stock at a price of $1.50 expiring March 25, 2013.

The Company determined the fair value of the 1,000,000 warrants issued to Moriah to be $729 thousand. The Company valued the warrants using a Black-Scholes option pricing model. The Company recorded $168 thousand as interest expense and the remaining $561 thousand was recorded as deferred debt issuance costs and amortized over the life of the loan.   The following assumptions were used to determine the fair value of the warrants:  dividend yield of 0%; risk free interest rates of 2.61 % and 2.96%; expected volatility of 90.9% and 92.3%; and expected contractual term of 5 years.

For the year ended December 31, 2008, there were no stock options and warrants exercised.  During the year ended December 31, 2008, the Company also issued approximately 326,000 shares of common stock for payment of approximately $303 thousand for services rendered and to be rendered in the future.  As such, the Company recorded the fair value of the services in prepaid expenses and selling, general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2008.

Note 11 - STOCK COMPENSATION

Employee stock purchase plan

In 2005, the stockholders approved the 2005 Employee Stock Purchase Plan (“ESPP”).  The ESPP provides the Company’s employees with the opportunity to purchase common stock through payroll deductions. Employees may purchase stock semi-annually at a price that is 85% of the fair market value at certain plan-defined dates. At December 31, 2010, the number of shares of common stock available for issuance was 300,000.  As of December 31, 2010, the plan had not been implemented.

Incentive compensation plans

In 2003, the Company established the 2003 Stock Option Plan (the "2003 Plan"). The 2003 Plan provided for the granting of options to purchase an aggregate of 920,000 shares of the common stock to employees and consultants. On July 2, 2003, the shareholders approved the plan and the 2003 Plan was subsequently amended by the Board of Directors on July 2, 2003 to reduce the number of additional shares that may be provided for issuance under the "evergreen" provisions of the 2003 Plan. The amended 2003 Plan provides for an increase of 200,000 shares in January 2004 and an annual increase on January 1 of each year for a period of nine (9) years commencing on January 1, 2005 of 3% of the diluted shares outstanding.  The shareholders approved an amendment to the 2003 Plan to provide grants of shares of common stock in addition to options to purchase shares of common stock. In 2010, 939,085 options were issued from the 2003 Plan.

The 2008 Incentive Stock Plan (“the 2008 Plan”) adopted and approved by the Board of Directors on November 5, 2008 provides for  shares of common stock and options to purchase shares of common stock to employees, officers, directors and consultants.  The 2008 Plan has an aggregate of 2,000,000 shares.  In 2010, there were 10,500 options issued from the 2008 Plan.

Vesting terms of the options range from immediate vesting to a ratable vesting period of 5 years. Option activity for the years ended December 31, 2010, 2009 and 2008 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Balances at December 31, 2007	894,323	$2.62
Options granted	927,253	0.89
Options exercised	—	—
Options forfeited	(205,903)	2.29
Options cancelled	—	—
Balances at December 31, 2008	1,615,673	$1.63
Options granted	1,278,840	1.03
Options exercised	(5,342)	0.98
Options forfeited	(71,597)	2.60
Options cancelled	—	—
Balances at December 31, 2009	2,817,574	$1.33
Options granted	949,585	2.85
Options exercised	(529,728)	1.52
Options forfeited	(67,904)	3.17
Options cancelled	(17,413)	1.90
Balances at December 31, 2010	3,152,114	$1.71	6.30	$13,643,323
Vested or expected to vest at December 31, 2010(1)	3,119,631	$1.79	6.30	$13,509,634
Exercisable at December 31, 2010	2,688,073	$1.69	6.51	$11,733,483
(1)  The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total unvested options.

At December 31, 2010, there were 1,608,517 shares available for grant under the 2008 and 2003 Plans.

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying options and the quoted price of the Company’s common stock on December 31, 2010 for the options that were in-the-money.  As of December 31, 2010 there were 3,132,113 options that were in-the-money.   The Company’s closing stock price was $6.00 as of December 31, 2010. The Company issues new shares of common stock upon exercise of stock options.  The intrinsic value of the 2010 options exercised was $1.5 million.

The following table summarizes information about stock options outstanding at December 31, 2010:

	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercisable Price
$0.34 - 0.98	999,059	5.60	$0.81	986,098	$0.81
$1.00 - 1.51	1,088,497	6.42	1.21	932,224	1.23
$1.80 - 1.94	377,936	6.12	1.94	174,564	1.94
$2.60 - 3.92	584,622	7.19	3.13	493,187	3.10
$5.80 - 22.50	102,000	7.60	7.04	102,000	7.04
	3,152,114	6.30	$1.71	2,688,073	$1.69

Stock based compensation

The Company uses the fair value method of accounting for share-based compensation arrangements. The fair value of stock options is estimated at the date of grant using the Black-Scholes option valuation model.   Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method.

The following table summarizes the allocation of stock-based compensation to expense categories for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	For the years ended December 31,
	2010	2009	2008
Cost of revenue	$176	$134	$134
Research and development	172	201	237
Selling, general, and administrative	1,473	775	557
Total stock compensation expense	$1,821	$1,110	$928

At December 31, 2010, total unrecognized compensation costs related to stock options was approximately $0.3 million, net of estimated forfeitures.  Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures and is expected to be recognized over a weighted average period of approximately 1.2 years.  The total fair value of the shares that vested in 2010 was $1.5 million.

Options granted to non-employees are measured at the grant date using a fair value options pricing model and remeasured to the current fair market value at each reporting period as the underlying options vest and services are rendered.  In May 2009, there were 60,000 options granted to consultants, of which the unvested options were remeasured to the current fair market value of $101 thousand at December 31, 2010.  The following assumptions were used in the Black-Scholes option pricing model to determine the fair value of stock options granted:  dividend yield – 0%; risk free interest rates – 0.64% to 1.70%; expected volatility – 68% to 84%; and expected term – 3 years.

In determining the fair value of stock options granted during the years ended December 31, 2010, 2009 and 2008, the following key assumptions were used in the Black-Scholes option pricing model:

	For the years ended December 31,
	2010	2009	2008

Dividend yield	0%	0%	0%
Risk free interest rates	1.14-2.57%	1.44 – 2.51%	1.71% - 3.37%
Expected volatility	81%-87%	68% - 86%	87% -92%
Expected term ( in years)	3.5-5.5 years	3-5.5 years	5 years

The weighted average fair value per share for options granted in 2010, 2009, and 2008 was $1.91, $0.64, and $0.61, respectively.  We have not declared or paid any dividends and do not currently expect to do so in the near future.  The risk-free interest rate used in the Black-Scholes option pricing model is based on the implied yield currently available on U.S. Treasury securities with an equivalent term.   Expected volatility is based on the weighted average historical volatility of the Company’s common stock for the most recent five year period.  The expected term of options represents the period that eMagin’s stock-based awards are expected to be outstanding and was determined based on historical experience and vesting schedules of similar awards.

Warrants

At December 31, 2010, there are 2,657,629 warrants to purchase shares of common stock outstanding and exercisable at exercise prices ranging from $0.48 to $7.54 and expiration dates ranging from July 21, 2011 to December 22, 2013.

	Outstanding Warrants
	Shares	Weighted Average Exercise Price
Balances at December 31, 2006	3,548,174	$7.05
Warrants granted	4,831,859	0.88
Warrants exercised	(9,524)	0.35
Warrants expired	(30,000)	4.26
Balances at December 31, 2007	8,340,509	$2.65
Warrants granted	4,038,740	1.22
Warrants exercised	—	—
Warrants expired	(100,009)	27.60
Balances at December 31, 2008	12,279,240	$1.88
Warrants granted	—	—
Warrants exercised	(2,900,000)	1.03
Warrants expired	(111,418)	1.28
Balances at December 31, 2009	9,267,822	$2.16
Warrants granted	—	—
Warrants exercised	(5,248,811)	1.24
Warrants expired	(1,361,382)	8.17
Balances at December 31, 2010	2,657,629	$0.89

Note 12 - COMMITMENTS AND CONTINGENCIES

Royalties

The Company signed a license agreement on March 29, 1999 with Eastman Kodak (“Kodak’), under which it was obligated to make royalty payments. Under this agreement, the Company must pay to Kodak a minimum royalty plus a certain percentage of net sales with respect to certain products, which percentages are defined in the agreement. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid will be credited against the amounts due based on the percentage of sales. The royalty agreement terminates upon the expiration of the issued patent which is the last to expire.  The Company was notified that Kodak sold substantially all rights and obligations under the Company’s license agreement to Global OLED Technology, owned by LG Electronics, as of December 30, 2009.

In late 2008, the Company began evaluating the status of its manufacturing process and the use of the IP associated with its license agreement.  After this analysis and after making a few changes to its manufacturing process, the Company determined it was no longer using the IP covered under the license agreement.  The associated royalty liability has been reduced by the Company to royalties on inventory produced prior to the manufacturing process changes.   For the twelve months ended December 31, 2010 and 2009, the Company recorded approximately $9 thousand and $272 thousand, respectively, as royalty expense in its consolidated statements of operations and the associated liability on its consolidated balance sheet as the Company believes this is the amount due under the agreement which is based on applying the royalty formula to only the sold displays produced prior to the manufacturing process changes.

Effective May 30, 2007, Kodak and eMagin entered into an intellectual property agreement where eMagin assigned Kodak the rights, title, and interest to a Company owned patent currently not being used by the Company and in consideration, Kodak waived the royalties due under existing licensing agreements for the first six months of 2007, and reduced the royalty payments by 50% for the second half of 2007 and for the entire calendar year of 2008. In addition, the minimum royalty payment was delayed until December 1st for the years 2007 and 2008.  The Company recorded approximately $556 thousand for the year ended December 31, 2008 as income from the license of intangible assets and included this amount in other income on the Consolidated Statements of Operations.  For the year ended December 31, 2008, royalty expense of approximately $1.1 million was included in cost of goods sold.  As of January 1, 2009, the royalty payments reverted to 100%.  The minimum annual royalty payment for 2009 of $125 thousand was paid in January 2009.

As the Company has determined it is no longer using the IP covered under the license agreement in its manufacturing process, the Company believes that it is no longer required to pay the minimum annual royalty payment of $125 thousand and as such has not paid or accrued this amount in 2010.   However, the Company has approximately $48 thousand of inventory manufactured using the Kodak IP which if sold would result in royalty due of approximately $12 thousand.  Going forward, the Company will continue to recognize the reduced royalty liability on sales of product produced prior to the manufacturing process change. There can be no assurance that the licensor will not challenge the Company’s position.

Operating leases

The Company leases office facilities and office, lab and factory equipment under operating leases.   The Company currently has lease commitments for space in Hopewell Junction, New York and Bellevue, Washington.

The Company’s manufacturing facilities are leased from IBM in Hopewell Junction, New York.  eMagin leases approximately 37,000 square feet to house its equipment for OLED microdisplay fabrication and for research and development, an assembly area and administrative offices. The lease expires May 31, 2014.

eMagin corporate headquarters are located in Bellevue Washington. eMagin leases approximately 6,300 square feet.   The lease expires August 31, 2014.

The future minimum lease payments through 2014 are $3.8 million. Rent expense was approximately $1.1 million for the year ended December 31, 2010 and $1.3 million for each of the years ended December 31, 2009 and 2008, respectively.

The following is a schedule of future minimum lease payments under long-term operating leases (in thousands):

Year Ending December 31,
2011	$1,024
2012	1,154
2013	1,194
2014	458

Net minimum lease payments	$3,830

Employee benefit plans

eMagin has a defined contribution plan (the 401(k) Plan) under Section 401(k) of the Internal Revenue Code, which is available to all employees who meet established eligibility requirements. Employee contributions are generally limited to 15% of the employee's compensation. Under the provisions of the 401(k) Plan, eMagin may match a portion of the participating employees' contributions. There was no matching contribution to the 401(k) Plan for the years ended December 31, 2010, 2009 and 2008.

Legal proceedings

On March 17, 2010, Gary Jones, a former executive at the Company, filed a complaint for damages in the Superior Court of the State of Washington for King County (the "Complaint") against the Company and the Company's Chief Financial Officer. The Complaint alleges unspecified damages for failure to pay contractual payments and wages under Washington law (“the Washington Wage Claim”) and includes, among other claims, breach of contract, breach of the duty of good faith and fair dealing, promissory estoppel and misrepresentation.

On May 21, 2010, the court granted eMagin's motion to dismiss regarding the claim for misrepresentation and the Washington Wage Claim.  The Chief Financial Officer's motion to dismiss was also granted relating to the following claims against him: the Washington Wage Claims, breach of contract, breach of promises of specific treatment in specific circumstances, breach of the duty of good faith and fair dealing, and promissory estoppel.  With respect to the undismissed claims, the litigation is ongoing.  The Company denies the allegations raised in the Complaint.   In January 2011, the Company made a final settlement offer to Mr. Jones of $650 thousand.    As of December 31, 2010, the settlement offer was recorded as a liability on the Company’s Consolidated Balance Sheet and included in selling, general, and administrative expense on the Company’s Consolidated Statements of Operations.  To date, the settlement offer has not been accepted and no final settlement or outcome of this matter has been reached.

A former employee (“plaintiff”) of the Company commenced legal action in the United States District Court for the Southern District of New York, on or about October 12, 2007, alleging that the plaintiff was subject to gender based discrimination and retaliation in violation of Title VII of the Civil Rights Act of 1964 ( Case No. 07-CV-8827 (KMK) .  The plaintiff sought unspecified compensatory damages, punitive damages and attorneys’ fees.  The Company and the plaintiff settled this action in May 2009.  The settlement did not have a material effect on the Company’s results of operations.

On December 6, 2005, New York State Urban Development Corporation commenced action against eMagin in the Supreme Court of the State of New York, County of New York asserting breach of contract and seeking to recover a $150,000 grant which was made to eMagin based on goals set forth in the agreement for recruitment of employees.  On July 13, 2006, eMagin agreed to a settlement with the New York State Urban Development Corporation to repay $112,200 of the $150,000 grant. The settlement required that repayments be made on a monthly basis in the amount of $3,116.67 per month commencing August 1, 2006 and ending on July 1, 2009.  As of December 31, 2009, the settlement was paid in full and $37,800 was forgiven as a result of timely payments and was recorded in other income on the Company’s Consolidated Statements of Operations.

Note 13 – RELATED PARTY TRANSACTIONS

2010 and 2009

None.

2008

On December 22, 2008, the Company entered into a Securities Purchase Agreement with Stillwater Holdings LLC, a beneficial owner of more than 5% of the Company’s common stock, pursuant to which the Company sold and issued an aggregate of 4,033 shares of its Preferred Stock – Series B for an aggregate price of approximately $4.03 million and warrants to purchase 1,875,467 shares of common stock at $1.03 per share. The proceeds from the Securities Purchase Agreement were used to pay approximately $4.01 million of the outstanding principal of its Amended Notes and approximately $0.02 million of accrued interest.  One employee had an Amended Note of $10 thousand which was repaid. Alexandra Global Master Fund Ltd (“Alexandra”), a beneficial owner of more than 5% of the Company’s common stock, had its Amended Note of $3 million repaid.

In addition, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with three holders (“Holders”) of its outstanding Amended Notes.  Pursuant to the Exchange Agreement, the Holders exchanged $1.7 million of their outstanding Amended Notes and unpaid interest, $6 thousand, and received 1,706 shares of the Preferred Stock.   Paul Cronson, Board member, through Navacorp III, LLC - a Note Holder, exchanged an Amended Note of $200 thousand for 200 shares of Preferred Stock – Series B.  Rainbow Gate Corporation, a corporation whose investment manager is the sole member of Stillwater Holdings LLC and whose controlling shareholder is the same as Ginola Limited’s, exchanged an Amended Note of $700 thousand and accrued interest of $3 thousand for 703 shares of Preferred Stock – Series B.  Ginola Limited, a beneficial owner of more than 5%, exchanged an Amended Note of $800 thousand and accrued interest of $3 thousand for 803 shares of Preferred stock – Series B.    On December 22, 2008, Stillwater Holdings LLC converted its $250 thousand Amended Note and accrued interest of approximately $1.2 thousand to 717,620 shares of Common Stock.

On April 2, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”), pursuant to which the Company sold and issued 1,586,539 shares of common stock, par value of $0.001 per share, at a price of $1.04 per share and warrants to purchase an additional 793,273 shares of common stock for an aggregate purchase price of approximately $1.65 million.  The net proceeds received after expenses were approximately $1.58 million.  The warrants are exercisable at a price of $1.30 per share and expire on April 2, 2013.

Stillwater Holdings LLC, as a beneficial owner of more than 5%, invested $500 thousand and received 480,769 shares of common stock and warrants to purchase additional 240,385 shares of common stock.  Ginola Limited, as a beneficial owner of more than 5%, invested $250 thousand and received 240,385 shares of common stock and warrants to purchase an additional 120,193 shares of common stock.

Note 14 – SEPARATION AND EMPLOYMENT AGREEMENTS

2010

Pursuant to the Employment Agreement between the Company and Susan Jones (as previously amended and extended, the “Employment Agreement”), the term of Ms. Jones’ contract with the Company ended May 12, 2010 and her employment with the Company ceased at that time. Under the terms of the Employment Agreement between Susan Jones and the Company, Ms. Jones was entitled to a payment of eighteen months salary totaling approximately $473 thousand which payment was made as of June 30, 2010, incentive payments of 1% of revenue paid quarterly for a period of eighteen months, continuation of health insurance for twenty four months and a moving allowance for personal effects of $7.5 thousand. In addition, 12,696 unvested options immediately vested and became exercisable upon termination.  As a result, the Company took a one-time non-cash compensation charge of $28 thousand in the second quarter of 2010.

The Company accounted for the incentive payments under guidance that benefits provided in accordance with an agreement be recorded as a liability when it is probable that the employee is entitled to the benefits and the amount can be reasonably estimated.  At June 30, 2010, the Company estimated that $440 thousand was a reasonable estimate of the eighteen months of incentive payments and approximately $21 thousand was a reasonable estimate for the continuation of health insurance for twenty four months.  Thus, at that time the Company recorded a liability of approximately $469 thousand which included the incentive payments, health insurance coverage, and the moving allowance and the associated expense as a selling, general and administrative expense in the financial statements issued for the period ended June 30, 2010.  At December 31, 2010, the Company reviewed the estimates and assessed the liability for the incentive payments and health insurance coverage, and recorded an additional liability of $175 thousand.   Total severance expense for 2010 was $1.1 million.

2009

On May 8, 2009, the Company signed a three year executive employment agreement with Paul Campbell to serve as the Company’s Chief Financial Officer, Senior Vice President and Treasurer.  Mr. Campbell had been serving as the Company’s Interim Chief Financial Officer since April 15, 2008.  Pursuant to the employment agreement, Mr. Campbell is paid an annual salary of $282 thousand and was granted options to purchase 340,000 shares of the Company’s common stock which are exercisable at $1.09 per share, the market price on the date of the grant.  The options vest as follows:  one third of the options vest immediately and one third will vest annually on the subsequent two anniversary dates.   If Mr. Campbell voluntarily terminates his employment with the Company, other than for good reason as defined in the employment agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Campbell’s employment with or without cause.  If the Company terminates without cause, Mr. Campbell will be entitled to one year of salary.

In connection with the employment of Paul Campbell, the Company entered into an agreement with Tatum LLC (“Tatum”).  Pursuant to the agreement with Tatum, the Company paid Tatum a signing fee of approximately $99 thousand and shall pay Tatum $1 thousand per month for as long as Mr. Campbell is employed by eMagin.  In addition, the Company granted Tatum 60,000 options with the same vesting and exercise price as Mr. Campbell's and will pay Tatum 15% of any cash bonus that is paid to Mr. Campbell.

2008

Effective June 1, 2008, Andrew G. Sculley became the Company’s Chief Executive Officer, President and Director pursuant to a three year employment agreement dated May 13, 2008. Pursuant to the agreement, Mr. Sculley will be paid a salary of $300 thousand, per annum, increasing to $310 thousand, per annum, after six months and to $320 thousand, per annum, at the end of the first year.  Mr. Sculley was granted 500,000 qualified stock options which are exercisable at $0.81 per share, the market price on the date of the grant.   The options vested as follows:  166,667 shares vested immediately, 166,667 vested on the first anniversary date, and 166,666 vested on the second anniversary date.   If Mr. Sculley voluntarily terminates his employment with the Company, other than for good reason as defined in the employment agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Sculley’s employment with or without cause.  If the Company terminates without cause, Mr. Sculley will be entitled to one year of salary.

Effective April 15, 2008, Mr. Paul Campbell began serving as the Company’s Interim Chief Financial Officer pursuant to an agreement between the Company and Tatum, LLC, dated April 2, 2008 (the “Tatum Agreement”).  Pursuant to the Tatum Agreement, for a minimum term of three months, Mr. Campbell was paid a salary of $24.5 thousand per month and the Company also paid Tatum a fee of $10.5 thousand per month plus $300 per business day.  The Tatum Agreement was modified in January 2009 to exclude the $300 per business day. Either party may terminate the Tatum Agreement by providing the other with at least 30 days notice.

Effective April 14, 2008, Michael D. Fowler, the Company’s Interim Chief Financial Officer, resigned his position with the Company. There was no separation agreement executed between Mr. Fowler and the Company. Michael D. Fowler became the Company’s Interim Chief Financial Officer effective December 27, 2007.

Effective January 31, 2008, K.C. Park resigned as Interim Chief Executive Officer, President and Director.  Dr. Park and the Company entered into a Separation Agreement and General Release (“Separation Agreement”).  The Company recorded severance expense of $60 thousand.  Dr. Park and the Company also entered into a Consulting Agreement (“Agreement”) for the term, February 1 through August 1, 2008.  Dr. Park was paid a sum of $75 thousand.  In addition to the compensation, Dr. Park received non-qualified stock options to acquire 56,250 shares of common stock which were fully vested and exercisable on the dates of the grant.   On May 1, 2008, Dr. Park received non-qualified stock options to acquire 51,703 shares of common stock at the fair market value and are fully vested.

Effective January 30, 2008, the Company entered into an amended employment agreement with Susan K. Jones, Chief Business Officer.  The amended agreement provided for an annual base salary of $315 thousand, an extension of the term of the agreement to January 31, 2010, modification and clarification of the basis for the incentive component of her salary, and extension of the change-of-control/material change/termination-without-cause compensation payout periods to the greater of 18 months or the remaining term of the amended employment agreement.

Effective January 2, 2008, John Atherly resigned as Chief Financial Officer.  There was no separation agreement executed between Mr. Atherly and the Company.

Note 15 - CONCENTRATIONS

The Company had one customer that accounted for approximately 13% and 12% of its net revenue in 2010 and 2009, respectively. The Company had two customers that accounted for approximately 11% of its net revenue in 2008.

For the year ended December 31, 2010, approximately 66% of the company’s net revenues were derived from customers in the United States and approximately 34% of the Company’s net revenues were derived from international customers.   For the year ended December 31, 2009, approximately 57% of the Company’s net revenues were derived from customers in the United States and approximately 43% of the Company’s net revenues were derived from international customers.  For the year ended December 31, 2008, approximately 61% of the Company’s net revenues were derived from customers in the United States and approximately 39% of the Company’s net revenues were derived from international customers.

At December 31, 2010, there were ten customers who comprised 74% of the outstanding accounts receivable and at December 31, 2009, there were ten customers who comprised 71% of the outstanding accounts receivable.   The Company had three customers that each accounted for more than 10% of its outstanding accounts receivable in 2010 and 2009.

The following is a schedule of revenue by geographic location (in thousands):

	For the years ended December 31,
	2010	2009	2008
North America	$20,594	$13,738	$11,502
Europe	5,812	5,008	3,497
Asia	3,942	5,027	3,619
Other	110	49	121
Total	$30,458	$23,822	$18,739

The Company purchases principally all of its silicon wafers from a single supplier located in Taiwan.

Note 16 - SUBSEQUENT EVENTS

On January 19, 2011, the Company and Susan R. Taylor executed an executive employment agreement (the "Employment Agreement"), pursuant to which Ms. Taylor will serve as the Company’s Corporate Secretary, Senior Vice President, and General Counsel. The term of the Employment Agreement commenced on February 1, 2011, for a period of thirty-six months, unless terminated sooner pursuant to the Employment Agreement.  Pursuant to the Employment Agreement, Ms. Taylor will be paid a base salary of $175,000.  Ms. Taylor will also be entitled to receive qualified stock options to purchase 225,000 shares of the Company’s Common Stock, which shall terminate on the earlier to occur of 5 years from their grant or upon the other applicable termination provisions contained in the option agreement to be entered into between the Company and Ms. Taylor. The exercise price of the options shall be the closing price of the Company’s Common Stock on the date of grant. The options shall vest as follows:   1/3 shall vest on the 1st annual anniversary of the Employment Agreement, 1/3 shall vest on the 2nd annual anniversary of the Employment Agreement and 1/3rd shall vest on the 3rd annual anniversary of the Employment Agreement.

If Ms. Taylor voluntarily terminates her employment with the Company, other than for Good Reason as defined in the Employment Agreement, she shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Ms. Taylor’s employment with or without cause.  If the Company terminates without cause after 120 days from the effective date, Ms. Taylor will be entitled to monthly salary payments for twelve (12) months, based on her monthly rate of base salary at the date of such termination, provided, however, in lieu of the aforementioned monthly payments the Company may in its sole discretion pay such payments in a lump-sum. Any non-vested options pursuant to the Employment Agreement shall vest immediately. Ms. Taylor shall also be entitled to receive (i) payment for accrued and unpaid vacation pay, and (ii) all bonuses that have accrued during the term of the Employment Agreement but not been paid.

On March 15, 2011, the Board of Directors appointed Jill J. Wittels to serve on its Board of Directors, starting on July 1, 2011.  Dr. Wittels is 61 years old and is a Corporate Vice President of Business and Technology Strategy for L-3 Communications, an aerospace and defense company, which she joined in 2001.  Dr. Wittels was not appointed to serve on any committees of the Board. Dr. Wittels served on the Company’s Board previously from June of 2003 to December of 2006.  From 1979 to 2001 she held various positions with BAE Systems, most recently as Vice President and General Manager.  Dr. Wittels holds a BS and a PhD in Physics, both from the Massachusetts Institute of Technology.

Note 17 - RESTATEMENT

In this Amended 10-K, eMagin restated its previously issued consolidated financial statements as of and for the year ended December 31, 2010 to correct errors in the accounting for certain warrants and the calculation of EPS.  The Company determined that certain warrants (“Warrants”) issued contain anti-dilution provisions which should have been accounted for as derivatives in accordance with the provisions of ASC 815.  Authoritative guidance, effective January 1, 2009, provides an approach for companies to evaluate whether an equity-linked financial instrument or embedded feature in the instrument is indexed to its own stock for the purpose of evaluating the scope exception in ASC 815.  Since the Company has issued Warrants which contain anti-dilution features for the holder, they are not considered indexed to the Company’s own stock, and therefore, do not qualify for the scope exception in ASC 815 and must be accounted for as derivatives.  Accordingly, beginning January 1, 2009, the Company should have reclassified the Warrants as liabilities and recorded the Warrants at estimated fair value at each reporting date, computed using the Monte Carlo Simulation approach.  Thereafter, changes in the warrant liability from period to period should have been recorded in the consolidated statements of operations.  Effective January 1, 2009, the Company should have recorded a cumulative effect adjustment based on the grant date fair value of the outstanding Warrants and the change in fair value of the warrant liability from the issuance date through January 1, 2009.

The Company computed the fair value of the warrant liability using the Monte Carlo Simulation approach.  The fair value as of the issuance date was $15.1 million and as of January 1, 2009 was $2.1 million.  Accordingly, as of January 1, 2009, the Company recorded a warrant liability of $2.1 million, reduction in additional paid-in capital of $15.1 million and a reduction in accumulated deficit of $13.0 million.  As of December 31, 2009, the Company computed the fair value of the warrant liability as $6.9 million, an increase of $4.7 million from January 1, 2009. The change in the warrant liability of $4.7 million was comprised of the change in the fair value of the warrants of $6.5 million offset by the fair value of the expired warrants of $0.02 million and the fair value of the exercised warrants of $1.8 million.  For the year ended December 31, 2009, the Company recorded other expense in the Consolidated Statements of Operations of $6.5 million, the change in fair value of the warrant liability net of the fair value of expired warrants. As of December 31, 2010, the Company computed the fair value of the warrant liability as $12.9 million, an increase of $5.9 million from January 1, 2010.  The change in the warrant liability of $5.9 million was comprised of the change in the fair value of the warrants of $16.3 million offset by the fair value of the expired warrants of $0.4 million and the fair value of the exercised warrants of $10.0 million.  For the year ended December 31, 2010, the Company recorded other expense in the Consolidated Statements of Operations of $16.0 million, the change in fair value of the warrant liability net of the fair value of expired warrants.  The Consolidated Statements of Changes in Shareholders’ Equity, Consolidated Statements of Cash Flows, and Notes to the Consolidated Financial Statements have been restated where applicable to reflect the adjustments.

The accompanying financial statements have been restated to report the following Warrants as derivative liabilities measured at estimated fair value, calculated using the Monte Carlo Simulation approach:

				Fair Value of Warrants as of (in thousands):
Warrant Issuance Dates	Number of Warrants Outstanding as of December 31, 2010	Exercise Price	Warrant Expiration Dates	January 1, 2010	December 31, 2010

October 25, 2004	—	$2.50	April 25, 2010	$34	$—
July 23, 2007	528,049	$1.03	July 21, 2011	2,222	2,560
July 23, 2007	1,000,000	$0.48	July 21, 2011	1,293	5,135
April 2, 2008	72,116	$1.13	April 2, 2013	1,041	347
December 22, 2008	1,000,000	$1.03	December 22, 2013	2,288	4,810
			Total Fair Value	$6,878	$12,852

The table below is a reconciliation of the beginning and ending balances for the warrant liability:

	Number of Warrants	Warrant Issuance Dates	Fair Value of Warrants (in thousands)
Balance as of January 1, 2010			$6,878
Change in fair value of warrants			16,345
Fair value of warrants expired	330,477	October 25, 2004	(358)
Fair value of warrants exercised	429,331	July 23, 2007	(489)
Fair value of warrants exercised	240,386	April 2, 2008	(347)
Fair value of warrants exercised	319,524	October 25, 2004	(475)
Fair value of warrants exercised	1,533,332	July 23, 2007	(4,189)
Fair value of warrants exercised	480,771	April 2, 2008	(1,501)
Fair value of warrants exercised	875,467	December 22, 2008	(3,012)
Balance as of December 31, 2010			$12,852

Additionally, under ASC 260, “Earnings Per Share”, entities that have issued securities other than common stock that participate in dividends with the common stock (“participating securities”) are required to apply the two-class method to compute basic EPS.  The two-class method is an earnings allocation method under which EPS is calculated for each class of common stock and participating security as if all such earnings had been distributed during the period.  However, the participating convertible preferred stock is not required to absorb any net loss.  The Company has Convertible Preferred Stock - Series B which participates in dividends with the Company’s common stock and therefore the Company should have calculated its quarterly interim EPS using the two-class method. Certain unaudited interim consolidated financial statements have been restated to reflect EPS calculated using the two-class method. (See Note 18)

The following tables summarize the effects of the restatement on the specific items presented in the Company’s historical consolidated financial statements previously included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010:

Consolidated Balance Sheet	December 31, 2010	December 31, 2010
(in thousands)	(As previously reported)	(As restated)

Warrant liability	$—	$7,694
Total current liabilities	5,153	12,847
Warrant liability	—	5,158
Total liabilities	$5,153	$18,005

Shareholders’ equity:
Additional paid-in capital	$209,591	$206,298
Accumulated deficit	(182,063)	(191,622)
Total shareholders’ equity	$27,549	$14,697

Consolidated Statements of Operations	For the Year Ended December 31, 2010
(in thousands except share and per share data)	(As previously reported)	(As restated)

Change in fair value of warrant liability	$—	$(15,987)
Total other expense	$(99)	$(16,086)
Net income (loss)	$14,847	$(1,140)
Income (loss) per share, basic	$0.77	$(0.06)
Income (loss) per share, diluted	$0.49	$(0.06)

Weighted average number of shares outstanding:
Basic	19,239,933	19,239,933
Diluted	30,422,133	19,239,933

Consolidated Statements of Cash Flows	For the Year Ended December 31, 2010
(in thousands)	(As previously reported)	(As restated)

Net income (loss)	$14,847	$(1,140)
Change in fair value of warrant liability	—	15,987
Net cash provided by operating activities	$8,294	$8,294

Note 18 – QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial information for 2010 (Restated) and 2009 are as follows (in thousands except share data):

	Quarters Ended
	March 31, 2010 (Restated)	June 30, 2010 (Restated)	September 30, 2010 (Restated)	December 31, 2010 (Restated)
Revenues	$5,927	$8,312	$8,256	$7,963
Gross margin	$3,318	$4,739	$5,468	$4,915
Net (loss) income before provision for income tax	$(8,616)	$84	$3,607	$(5,146)
Net (loss) income	$(8,617)	$66	$3,551	$3,860 (1)
Net (loss) income per share – basic	$(0.50)	$0.00	$0.13	$0.14
Net ( loss) income per share – diluted	$(0.50)	$0.00	$0.08	$0.13
Weighted average number of shares outstanding – basic	17,109,706	19,338,241	19,883,029	20,583,516
Weighted average number of shares outstanding –diluted	17,109,706	22,258,364	24,244,477	22,594,197

	Quarters Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Revenues	$5,144	$5,852	$6,107	$6,719
Gross margin	$2,459	$3,799	$3,500	$3,889
Net (loss) income before provision for income tax	$(419)	$(912)	$(2,125)	$1,275
Net (loss) income	$(419)	$(912)	$(2,125)	$1,185
Net (loss) income per share – basic	$(0.03)	$(0.06)	$(0.13)	$0.05
Net (loss) income per share – diluted	$(0.03)	$(0.06)	$(0.13)	$0.04
Weighted average number of shares outstanding – basic	15,860,517	16,186,482	16,513,101	16,964,544
Weighted average number of shares outstanding –diluted	15,860,517	16,186,482	16,513,101	19,956,571
(1) Included in net income for the three months ended December 31, 2010 is the tax benefit of $9.1 million related to the reversal of the deferred tax valuation allowance. See Note 9 – Income Taxes.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2011 (unaudited)	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$6,498	$7,796
Short-term investments	6,245	3,100
Accounts receivable, net	5,893	5,150
Inventory	2,119	1,905
Prepaid expenses and other current assets	857	777
Total current assets	21,612	18,728
Long-term investments	1,000	1,500
Equipment, furniture and leasehold improvements, net	4,522	3,287
Intangible assets, net	36	39
Other assets	92	92
Deferred tax asset	9,056	9,056
Total assets	$36,318	$32,702

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,021	$1,100
Accrued compensation	1,631	1,975
Other accrued expenses	1,636	1,781
Advance payments	122	101
Deferred revenue	55	26
Warrant liability	—	7,694
Other current liabilities	235	170
Total current liabilities	4,700	12,847
Warrant liability	—	5,158
Total liabilities	4,700	18,005

Commitments and contingencies (Note 12)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of September 30, 2011 and 5,679 issued and outstanding as of December 31, 2010	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,293,586 shares as of September 30, 2011 and 21,210,445 as of December 31, 2010	23	21
Additional paid-in capital	219,465	206,298
Accumulated deficit	(187,870)	(191,622)
Total shareholders’ equity	31,618	14,697
Total liabilities and shareholders’ equity	$36,318	$32,702

See notes to Condensed Consolidated Financial Statements.

 eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:

Product	$6,306	$6,936	$16,564	$17,826
Contract	1,957	1,320	4,589	4,669

Total revenue, net	8,263	8,256	21,153	22,495

Cost of goods sold:

Product	2,902	2,105	8,554	6,590
Contract	1,002	683	2,368	2,380

Total cost of goods sold	3,904	2,788	10,922	8,970

Gross profit	4,359	5,468	10,231	13,525

Operating expenses:

Research and development	765	511	2,071	1,888
Selling, general and administrative	1,992	2,054	6,361	6,873
Total operating expenses	2,757	2,565	8,432	8,761

Income from operations	1,602	2,903	1,799	4,764

Other income (expense):
Interest expense	(26)	(21)	(85)	(79)
Interest income	3	2	32	10
Change in fair value of warrant liability	3,028	723	2,548	(9,620)
Total other income (expense), net	3,005	704	2,495	(9,689)
Income (loss) before provision for income taxes	4,607	3,607	4,294	(4,925)
Provision for income taxes	488	56	542	75

Net income (loss)	$4,119	$3,551	$3,752	$(5,000)

Income (loss) per share, basic	$0.13	$0.13	$0.13	$(0.27)
Income (loss) per share, diluted	$0.03	$0.08	$0.02	$(0.27)

Weighted average number of shares outstanding:

Basic	23,084,229	19,883,029	22,153,525	18,781,185
Diluted	25,322,920	24,244,477	25,642,105	18,781,185

 See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(In thousands, except share data)
(unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2010	5,679	$—	21,210,445	$21	$206,298	$(191,622)	$14,697

Fair value of warrants reclassified from liability to equity	—	—	—	—	10,304	—	10,304
Cashless exercise of common stock warrants	—	—	476,663	—	—	—	—
Cashless exercise of common stock options	—	—	49,685	—	—	—	—
Conversion of Series B Preferred Stock to common stock	(20)	—	26,666	—	—	—	—
Exercise of common stock warrants	—	—	1,072,116	1	561	—	562
Exercise of common stock options	—	—	458,011	1	525	—	526
Stock-based compensation	—	—	—	—	1,777	—	1,777
Net income	—	—	—	—	—	3,752	3,752
Balance, September 30, 2011	5,659	$—	23,293,586	$23	$219,465	$(187,870)	$31,618

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	2011	2010
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$3,752	$(5,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	118	52
Reduction of provision for sales returns and doubtful accounts	(98)	(260)
Stock-based compensation	1,777	1,377
Amortization of common stock issued for services	—	61
Change in the fair value of warrant liability	(2,548)	9,620
Changes in operating assets and liabilities:
Accounts receivable	(645)	(468)
Inventory	(214)	508
Prepaid expenses and other current assets	(80)	72
Deferred revenue	29	(84)
Accounts payable, accrued compensation, other accrued expenses, advance payments, and other current liabilities	(482)	730
Net cash provided by operating activities	1,609	6,608
Cash flows from investing activities:
Purchase of equipment	(1,350)	(2,261)
Purchase of investments – held to maturity	(2,645)	(3,500)
Net cash used in investing activities	(3,995)	(5,761)
Cash flows from financing activities:
Proceeds from exercise of stock options	526	322
Proceeds from exercise of stock warrants	562	250
Net cash provided by financing activities	1,088	572
Net increase (decrease) in cash and cash equivalents	(1,298)	1,419
Cash and cash equivalents, beginning of period	7,796	5,295
Cash and cash equivalents, end of period	$6,498	$6,714

Cash paid for interest	$42	$76
Cash paid for taxes	$15	$125

Issuance of 476,663 and 2,601,591 shares of common stock for cashless exercise of 581,895 and 3,778,811 warrants in 2011 and 2010, respectively.	$—	$—
Conversion of 20 and 60 shares of Series B Convertible Preferred Stock for 26,666 and 80,000 shares of common stock in 2011 and 2010, respectively.	$—	$—
Issuance of 49,685 shares of common stock for cashless exercise of 60,000 stock options in 2011.	$—	$—

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (unaudited)

Note 1:  Description of the Business and Summary of Significant Accounting Policies

The Business

eMagin Corporation (the “Company”) designs, develops, manufactures, and markets OLED (organic light emitting diode) on silicon microdisplays and virtual imaging products which utilize OLED microdisplays. The Company’s products are sold mainly in North America, Asia, and Europe.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of eMagin Corporation and its subsidiary reflect all adjustments, including normal recurring accruals, necessary for a fair presentation.  Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the Securities and Exchange Commission.  The Company believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited condensed consolidated financial statements are read in conjunction with the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2010.  The results of operations for the period ended September 30, 2011 are not necessarily indicative of the results to be expected for the full year.

Use of Estimates

In accordance with accounting principles generally accepted in the United States of America, management utilizes certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments related to, among others, allowance for doubtful accounts, warranty reserves, inventory reserves, stock-based compensation expense, deferred tax asset valuation allowances, litigation, fair value of financial instruments and other loss contingencies. Management bases its estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue and Cost Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured.   Product revenue is generally recognized when products are shipped to customers.  The Company defers revenue recognition on products sold directly to the consumer with a maximum thirty day right of return.  Revenue is recognized upon the expiration of the right of return.

The Company also earns revenues from certain research and development (“R&D”) activities (contract revenues) under both firm fixed-price contracts and cost-type contracts.  Revenues relating to firm fixed-price contracts and cost-type contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis).  Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Product warranty

The Company offers a one-year product replacement warranty. In general, the standard policy is to repair or replace defective products. The Company accrues for estimated returns of defective products at the time revenue is recognized based on historical activity as well as for specific known product issues. The determination of these accruals requires the Company to make estimates of the frequency and extent of warranty activity and estimate future costs to replace the products under warranty. If the actual warranty activity and/or repair and replacement costs differ significantly from these estimates, adjustments to cost of revenue may be required in future periods.

Research and Development Costs

Research and development costs are expensed as incurred.

Cash and cash equivalents

All highly liquid instruments with an original maturity of three months or less at the date of purchase are considered to be cash equivalents.

Investments

Investments are certificates of deposit in financial institutions carried at cost on the accompanying balance sheet.

Concentration of credit risk

eMagin’s products are sold mainly throughout North America, Asia, and Europe.  Sales to the Company’s recurring customers are generally made on open account while sales to occasional customers are typically made on a prepaid basis.  eMagin performs periodic credit evaluations on its recurring customers and generally does not require collateral.  An allowance for doubtful accounts is maintained for credit losses.

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and short-term and long-term investments.  The Company’s cash and cash equivalents are deposited with financial institutions which, at times, may exceed federally insured limits.  The Company has Certificates of Deposits (“CDs”), classified as short and long-term investments, which are federally insured. To date, the Company has not experienced any loss associated with this risk.

Warrant liability

eMagin accounts for its warrants that contain anti-dilution provisions for the holder as a liability.   The fair value of the warrant liability is estimated each period using the Monte Carlo Simulation approach using the following assumptions:  risk-free interest rate, expected volatility, expected life, and expected dividend yield.  The changes in the fair value of the warrant liability from period to period are recorded in other income and expense on the condensed consolidated statements of operations.

Note 2:  Recently Issued Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update relating to the presentation of other comprehensive income. The accounting update eliminates the option to present components of other comprehensive income as part of the statement of stockholders’ equity. Instead, companies must report comprehensive income in either a single continuous statement of comprehensive income (which would contain the current income statement presentation followed by the components of other comprehensive income and a total amount for comprehensive income), or in two separate but consecutive statements. This guidance is effective for the Company's fiscal year beginning January 1, 2012. The Company does not expect the guidance to impact its consolidated financial statements.

In May 2011, the FASB issued an accounting standard update related to fair value measurements and disclosures to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with United States GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the intent about the application of existing fair value measurement requirements, while other amendments change a principle or requirement for measuring fair value or for disclosing information about fair value measurements. Specifically, the guidance requires additional disclosures for fair value measurements that are based on significant unobservable inputs. The updated guidance is to be applied prospectively and is effective for the Company's interim and annual periods beginning January 1, 2012. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial statements.

Note 3:  Fair Value Measurement

Authoritative accounting guidance defines fair value, establishes a framework for measuring fair value and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between participants at the measurement date. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 – valued based on quoted prices at the measurement date for identical assets or liabilities trading in active markets.
Level 2 – quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3 – valuations derived from valuation techniques in which one or more significant inputs are not readily observable.

Warrant Liability

As of September 30, 2011, the Company and Stillwater Holdings LLC (“the Holder”) signed an agreement to amend the warrant issued to the Holder on December 22, 2008 to purchase 1,875,467 shares of the Company’s common stock.  There are 1,000,000 shares remaining as the Holder exercised 875,467 shares in April 2010.  The Amendment changes the expiration date from December 22, 2013 to June 22, 2014 and deletes Section 9(c), Dilution Issuances, removing the anti-dilution feature.  The warrant was reclassified from a warrant liability to equity as of September 30, 2011.

The table below provides a reconciliation of the beginning and ending balances for the warrant liability measured at fair value using significant unobservable inputs (Level 3) (in thousands).

Balance as of January 1, 2011	$12,852
Change in fair value of warrants	(2,548)
Fair value of warrants exercised	(8,490)
Fair value of warrant modified	(1,814)
Balance as of September 30, 2011	$—

For the three and nine months ended September 30, 2011, the change in fair value of the warrant liability of $3.0 million and $2.5 million, respectively, was recorded as other income in the accompanying unaudited condensed consolidated statements of operations.

The Company estimated the fair value of the warrant liability utilizing the Monte Carlo Simulation method.   The following assumptions were used in the Monte Carlo Simulation model to determine the fair value of the warrant liability:

	September 30, 2011 (at modification)	December 31, 2010
Risk-free interest rate	0.42%	0.19% - 1.02%
Expected volatility	81.0%	71.9% - 79.2%
Expected life ( in years)	2.75	0.50 – 3.0
Expected dividend yield	0%	0%

Note 4:  Receivables

The majority of the Company’s commercial accounts receivable are due from Original Equipment Manufacturers ("OEM’s”). Credit is extended based on an evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are payable in U.S. dollars, are due within 30-90 days and are stated at amounts due from customers, net of an allowance for doubtful accounts. Any account outstanding longer than the contractual payment terms is considered past due.

The allowance for doubtful accounts reflects an estimate of probable losses inherent in the accounts receivable balance.  The Company determines the allowance for doubtful accounts by considering a number of factors, including the length of time the trade accounts receivable are past due, historical experience, the customer's current ability to pay its obligations, and the condition of the general economy and the industry as a whole.   The Company will record a specific reserve for individual accounts when the Company becomes aware of a customer's inability to meet its financial obligations, deterioration in the customer's operating results or financial position, or deterioration in the customer’s credit history. If circumstances related to customers change, the Company would further adjust estimates of the recoverability of receivables.   Account balances are charged off against the allowance after all reasonable means of collection have been exhausted and the potential for recovery is considered remote.

Receivables consisted of the following (in thousands):

	September 30, 2011 (unaudited)	December 31, 2010
Accounts receivable	$6,169	$5,524
Less allowance for doubtful accounts	(276)	(374)
Net receivables	$5,893	$5,150

Note 5:  Net Income (Loss) per Common Share

Basic income (loss) per share (“Basic EPS”) is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period.  Diluted income (loss) per share (“Diluted EPS”) is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the reporting period while also giving effect to all potentially dilutive common shares that were outstanding during the reporting period.

 Entities that have issued securities other than common stock that participate in dividends with the common stock (“participating securities”) are required to apply the two-class method to compute EPS.  The two-class method is an earnings allocation method under which basic and diluted EPS is calculated for each class of common stock and participating security as if all such earnings had been distributed during the period.  On December 22, 2008, the Company issued Preferred Stock – Series B which participates in dividends with the Company’s common stock and is therefore considered to be a participating security.   Thus, the Company calculates basic and diluted EPS using the two-class method.  The Company does not intend to pay dividends on its common or preferred stock.

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share and per share data):

	Three Months Ended September 30, 2011 (unaudited)			Three Months Ended September 30, 2010 (unaudited)
	Income	Average Shares	Per Share Amount	Income	Average Shares	Per Share Amount
Basic EPS
Net income	$4,119			$3,551
Income allocated to participating securities	$1,015			$979
Income allocated to common shares	$3,104	23,084,229	$0.13	$2,572	19,883,029	$0.13
Diluted EPS
Less: Change in fair value of warrant liability allocated to common shares	2,268			524
Diluted potential common shares		2,238,691			4,361,448
Income allocated to common shares	$836	25,322,920	$0.03	$2,048	24,244,477	$0.08

	Nine Months Ended September 30, 2011 (unaudited)			Nine Months Ended September 30, 2010 (unaudited)
	Income	Average Shares	Per Share Amount	Income	Average Shares	Per Share Amount
Basic EPS
Net income (loss)	$3,752			$(5,000)
Income (loss) allocated to participating securities	$954			$—
Income (loss) allocated to common shares	$2,798	22,153,525	$0.13	$(5,000)	18,781,185	$(0.27)
Diluted EPS
Less: Change in fair value of warrant liability allocated to common shares	$2,247			—
Diluted potential common shares		3,488,580			—
Income (loss) allocated to common shares	$551	25,642,105	$0.02	$(5,000)	18,781,185	$(0.27)

For the three and nine months ended September 30, 2011, there were stock options outstanding to acquire 1,545,086 and 1,463,086 shares of the Company’s common stock which were excluded from the computation of its diluted earnings per share as their effect would be antidilutive.

For the three months ended September 30, 2010, the Company has excluded stock options and warrants to acquire 1,271,817 shares of the Company’s common stock since their effect would be anti-dilutive.   For the nine months ended September 30, 2010, the Company has excluded options, warrants and convertible preferred stock to acquire 16,020,727 of its common stock since their effect would be anti-dilutive.

Note 6:  Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method.  Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. The Company regularly reviews inventory quantities on hand, future purchase commitments with the Company’s suppliers, and the estimated utility of the inventory. If the Company review indicates a reduction in utility below carrying value, the inventory is reduced to a new cost basis.

The components of inventories are as follows (in thousands):

	September 30, 2011 (unaudited)	December 31, 2010
Raw materials	$1,350	$748
Work in process	410	681
Finished goods	359	476
Total inventory	$2,119	$1,905

Note 7:  Prepaid Expenses and Other Current Assets:

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30, 2011 (unaudited)	December 31, 2010
Vendor prepayments	$81	$83
Other prepaid expenses *	776	694
Total prepaid expenses and other current assets	$857	$777
*No individual amounts greater than 5% of current assets.

Note 8:  Debt

Effective September 1, 2011, the Company renewed its line of credit of $3 million with Access.  The terms of the line of credit were amended as follows:  the minimum monthly interest payment has decreased from $5,000 to $1,000; the interest rate has increased from Prime plus 4% but not less than 7.25% to Prime plus 5% but not less than 8.25%; the collateral management fee has decreased from .4% to 0%; the early termination fee has decreased from $18,000 to $6,000; and the borrowing minimum monthly fee has decreased from $6,000 to $2,000.  The term of the agreement is for one year and automatically renews for successive one year terms unless either party provides written notice of its intent to not renew. The renewal date is September 1, 2012.

The Company paid $30,000 in loan fees to Access which were charged to prepaid expense and will be amortized over the life of the Agreement.  As of September 30, 2011, $2,500 has been amortized to interest expense.  The Company’s obligations under the agreement are secured by its assets.    For the three and nine months ended September 30, 2011, the Company had not borrowed on its line of credit.

Note 9:  Stock-based Compensation

The Company uses the fair value method of accounting for share-based compensation arrangements. The fair value of stock options is estimated at the date of grant using the Black-Scholes option valuation model.  Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method.

The following table summarizes the allocation of non-cash stock-based compensation to our expense categories for the three month periods ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Cost of revenue	$62	$28	$148	$155
Research and development	130	23	279	151
Selling, general and administrative	224	376	1,350	1,071
Total stock compensation expense	$416	$427	$1,777	$1,377

At September 30, 2011, total unrecognized compensation costs related to stock options was approximately $3.8 million, net of estimated forfeitures.  Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures and is expected to be recognized over a weighted average period of approximately 2.7 years.

Options granted to non-employees are measured at the grant date using a fair value options pricing model and remeasured to the current fair market value at each reporting period when classified as liabilities.   There were 12,500 options granted to consultants in the nine months ended September 30, 2011 which were fully vested upon grant.   The following assumptions were used in the Black-Scholes option pricing model to determine the fair value of stock options granted to non-employees:  dividend yield – 0%; risk free interest rate – 2.32%; expected volatility – 85.7%; and expected term – 5 years.

During the nine month period ended September 30, 2011, there were 1,392,108 stock options granted to employees and directors.  During the nine month period ended September 30, 2010, there were 853,085 stock options granted to employees and directors.  The following key assumptions were used in the Black-Scholes option pricing model to determine the fair value of stock options granted:

	For the Nine Months Ended September 30,
	2011	2010
Dividend yield	0%	0%
Risk free interest rates	1.04-2.37%	1.31 to 2.57%
Expected volatility	67.1 to 85.7%	80.6 to 86.9%
Expected term (in years)	3.5 to 5.5	3.5 to 5.5

The Company has not declared or paid any dividends and does not currently expect to do so in the near future.  The risk-free interest rate used in the Black-Scholes option pricing model is based on the implied yield currently available on U.S. Treasury securities with an equivalent term.   Expected volatility is based on the weighted average historical volatility of the Company’s common stock for the most recent five year period.  The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on historical experience and vesting schedules of similar awards.

For the nine months ended September 30, 2011, 200,000 options were granted to employees from the 2008 Incentive Stock Plan (“2008 Plan”) with a fair value of approximately $0.8 million and 1,192,108 options were granted to employees and directors from the 2003 Stock Option Plan (“2003 Plan”) with a fair value of approximately $4.8 million.  The weighted average fair value per share for options granted in the first nine months of 2011 was $3.95.

A summary of the Company’s stock option activity for the nine months ended September 30, 2011 is presented in the following tables:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2010	3,152,114	$1.71
Options granted	1,404,608	7.49
Options exercised	(507,696)	1.14
Options forfeited	(12,630)	13.15
Options cancelled	(42,154)	3.98
Outstanding at September 30, 2011	3,994,242	$3.76	5.66	$2,851,148
Vested or expected to vest at September 30, 2011 (1)	3,914,896	$3.69	5.67	$2,678,730
Exercisable at September 30, 2011	2,659,287	$2.04	6.03	$2,806,795
(1) The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total unvested options.

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying options and the quoted price of the Company’s common stock.  There were 2,055,015 options in-the-money at September 30, 2011.   The Company’s closing stock price was $2.63 as of September 30, 2011. The Company issues new shares of common stock upon exercise of stock options.

Note 10:  Shareholders’ Equity

Preferred Stock - Series B Convertible Preferred Stock (“the Preferred Stock – Series B”)

The Company has designated 10,000 shares of the Company’s preferred stock as Series B Convertible Preferred Stock (“the Preferred -Series B”) at a stated value of $1,000 per share.  The Preferred Stock – Series B is convertible into common stock at a conversion price of $0.75 per share.  The Preferred Stock – Series B does not pay interest.  The holders of the Preferred Stock – Series B are not entitled to receive dividends unless the Company’s Board of Directors declare a dividend for holders of the Company’s common stock and then the dividend shall be equal to the amount that such holder would have been entitled to receive if the holder converted its Preferred Stock – Series B into shares of the Company’s common stock.

The Preferred Stock –Series B votes with holders of Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a vote of holders of Preferred Stock of the Company or Series B Convertible Preferred Stock voting separately as a class or series, and except as provided in the Certificate of Designations of Series B Convertible Preferred Stock.  Fractional votes shall not, however, be permitted.  The holder of each share of Preferred Stock – Series B has voting rights equal to (i) the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock – Series B at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) when the Preferred Stock – Series B votes together with the Company’s Common Stock or any other class or series of stock of the Company and (ii) one vote per share of Preferred Stock when such vote is not covered by the immediately preceding clause.  In the event of a liquidation, dissolution, or winding up of the Company, the Preferred Stock – Series B is entitled to receive liquidation preference before the Common Stock.  The Company may at its option redeem the Preferred Stock – Series B by providing the required notice to the holders of the Preferred Stock – Series B and paying an amount equal to $1,000 multiplied by the number of shares for all of such holder’s shares of outstanding Preferred Stock – Series B to be redeemed.

For the nine months ended September 30, 2011, there were 20 shares of Preferred Stock - Series B that were converted into 26,666 shares of common stock.  As of September 30, 2011, there were 5,659 shares of Preferred Stock – Series B issued and outstanding.

Common Stock

The Company received approximately $12 thousand and $526 thousand for the exercise of 10,000 and 458,011 stock options in the three and nine months ended September 30, 2011, respectively.   For the three months ended September 30, 2010, the Company received approximately $201 thousand for 101,230 stock options exercised and for the nine months ended September 30, 2010, $322 thousand for 174,794 stock options exercised. For the nine months ended September 30, 2011, there were 60,000 options exercised on a cashless basis resulting in 49,685 shares of common stock issued.

There were 186,666 and 581,995 warrants exercised on a cashless basis resulting in 154,728 and 476,663 shares of common stock issued in the three and nine months ended September 30, 2011, respectively.   For the three and nine months ended September 30, 2011, the Company received proceeds of approximately $480 thousand and $562 thousand from the exercise of warrants and issued 1,000,000 and 1,072,116 shares of common stock, respectively.  For the nine months ended September 30, 2010, there were 3,778,811 warrants exercised on a cashless basis resulting in 2,601,591 shares of common stock issued.

For the three and nine months ended September 30, 2011, no shares of common stock were issued for payment for services rendered and to be rendered in the future.   For the nine months ended September 30, 2010, 15,363 shares of common stock were issued for payment of $55 thousand for services rendered and the Company recorded the fair value of the services rendered in selling, general and administrative expenses in the accompanying unaudited condensed consolidated financial statements.

On August 24, 2011, eMagin’s Board of Directors approved a stock repurchase plan.  The Company has been authorized to repurchase common stock not to exceed $2.5 million in total value.  The common stock repurchased will be considered authorized but un-issued shares.  As of September 30, 2011, the Company had not repurchased any common stock.

Note 11:  Income Taxes

For the three and nine months ended September 30, 2011, the Company recorded income tax expense of approximately $488 thousand and $542 thousand, respectively, based upon the projected effective income tax rate for the year.  For the three and nine months ended September 30, 2010, the Company recorded income tax expense of approximately $56 thousand and $75 thousand, respectively.

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  The effect on deferred tax assets and liabilities of changes in tax rates will be recognized as income or expense in the period that the change occurs.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  Changes in circumstances, assumptions and clarification of uncertain tax regimes may require changes to any valuation allowances associated with the Company’s deferred tax assets.

Due to the Company’s operating loss carryforwards, all tax years remain open to examination by the major taxing jurisdictions to which the Company is subject. In the event that the Company is assessed interest or penalties at some point in the future, it will be classified in the financial statements as tax expense.

Note 12:  Commitments and Contingencies

Royalty Payments

The Company signed a license agreement on March 29, 1999 with Eastman Kodak (“Kodak”), under which it is obligated to make royalty payments. Under this agreement, the Company must pay to Kodak a minimum royalty plus a certain percentage of net sales with respect to certain products, which percentages are defined in the agreement. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid will be credited against the amounts due based on the percentage of sales. The royalty agreement terminates upon the expiration of the issued patent which is the last to expire.  The Company was notified that Kodak sold substantially all rights and obligations under the Company’s license agreement to Global OLED Technology (“GOT”) as of December 30, 2009.

In late 2008, the Company began evaluating the status of its manufacturing process and the use of the intellectual property (“IP”) associated with its license agreement.  After this analysis and after making a few changes to its manufacturing process, by the end of 2008 the Company had stopped using the IP covered under the license agreement.  The last royalty payment under the license agreement was made in November 2009.  The Company determined that it is no longer required to pay the minimum royalty payment and as such has not paid or accrued this amount in 2010 or to date in 2011.

In April 2011, the Company received a request for royalty payments from a representative of GOT. The Company responded stating that the licenses were no longer in force and that the request for royalties was untimely.  Although GOT does not agree, both parties have expressed an interest in resolving the disagreement amicably.  Communications to date have been very preliminary regarding its resolution.  The Company estimates that the range of loss contingency is between $0 and $250 thousand.

Contractual Obligations

The Company leases office facilities and office, lab and factory equipment under operating leases.  Certain leases provide for payments of monthly operating expenses. The Company currently has lease commitments for space in Hopewell Junction, New York, Bellevue, Washington, and Santa Clara, California.

The Company’s manufacturing facilities are leased from IBM in Hopewell Junction, New York.  eMagin leases approximately 37,000 square feet to house its equipment for OLED microdisplay fabrication and for research and development, an assembly area and administrative offices. The lease expires May 31, 2014 with the option of extending the lease for five years.   The corporate headquarters are located in Bellevue, Washington where eMagin leases approximately 6,300 square feet.   The lease expires on August 31, 2014.  In addition, the Company leases approximately 2,400 square feet of office space for design and product development in Santa Clara, California and the lease expires on October 31, 2012.

Rent expense was approximately $302 thousand and $889 thousand, respectively, for the three and nine months ended September 30, 2011 and approximately $283 thousand and $850 thousand, respectively, for the three and nine months ended September 30, 2010.

Legal Proceedings

On March 17, 2010, Gary Jones, a former executive at the Company, filed a complaint for damages in the Superior Court of the State of Washington for King County (the "Complaint") against the Company and the Company's Chief Financial Officer. The Complaint alleges unspecified damages for failure to pay contractual payments and wages under Washington law (“the Washington Wage Claim”) and includes, among other claims, breach of contract, breach of the duty of good faith and fair dealing, promissory estoppel and misrepresentation.

On May 21, 2010, the court granted eMagin's motion to dismiss regarding the claim for misrepresentation and the Washington Wage Claim.  The Chief Financial Officer's motion to dismiss was also granted relating to the following claims against him: the Washington Wage Claims, breach of contract, breach of promises of specific treatment in specific circumstances, breach of the duty of good faith and fair dealing, and promissory estoppel.

On March 21, 2011, the Company executed a Settlement Agreement and Full and Complete Mutual Release (the “Settlement Agreement”) among the Company, Mr. Jones and the Company’s Chief Financial Officer, which had previously been executed by Mr. Jones and the Chief Financial Officer, and became effective on March 29, 2011 (the “Effective Date”).  On April 5, 2011, pursuant to the Settlement Agreement, the Company made the following payments in the aggregate amount of $650 thousand: (i) payment to Mr. Jones in the gross amount of $478 thousand for payment amounts set forth in the Executive Separation and Consulting Agreement (“ECSA”) and Expense Reimbursement and Compensation Schedule (“ERCS”) entered into by Mr. Jones and the Company in January 2007; (ii) payment to Mr. Jones in the amount of approximately $27 thousand for a negotiated interest amount pursuant to the ECSA and ERCS; and (iii) approximately $145 thousand in attorney’s fees paid to  Mr. Jones’ attorneys (collectively, the “Settlement Payments”).  The settlement offer was recorded as a liability on the Company’s Consolidated Balance Sheet and included in selling, general, and administrative expense on the Company’s Consolidated Statements of Operations as of December 31, 2010.  In addition to the Settlement Payments, the defendants agreed to provide a full and complete release to Mr. Jones.

The Settlement Agreement contains mutual releases among the Company, its Chief Financial Officer and Mr. Jones, and pursuant to the Settlement Agreement, Mr. Jones agreed to dismiss the Complaint against the Company and its Chief Financial Officer with prejudice.  On April 7, 2011 the Complaint was dismissed with prejudice by the Superior Court of the State of Washington for King County.

 Employment Agreements

Effective as of June 1, 2011, the Company and Andrew G. Sculley entered into an executive employment agreement (the “Employment Agreement”) pursuant to which Mr. Sculley will continue serving as the Company’s President and Chief Executive Officer until December 31, 2013 unless the contract is terminated sooner pursuant to its terms.  Under the Employment Agreement, Mr. Sculley is paid an annual base salary of $384,000.  Pursuant to the Employment Agreement, the Company shall use reasonable efforts to submit a proposal to its shareholders at its next annual meeting relating to the approval of a new incentive stock plan (“Plan”).  Provided that the Plan is approved by the Company’s shareholders holding the required number of shares of the Company’s voting securities (the “Approval”), within ten days of such Approval, the Company and Mr. Sculley shall enter into an agreement, which agreement shall entitle Mr. Sculley to receive a mix of stock options (the “Options”) and/or restricted shares of the Company’s Common Stock, valued at $400,000 (based on a Black Scholes valuation method for the Options and the market price on the day of the grant for the restricted stock).  Within ten days of the annual meeting, provided that the Approval was obtained, the Compensation Committee or Board shall meet to determine the appropriate mix of Options and restricted shares to be awarded.  The Options shall entitle Mr. Sculley to purchase shares of the Company’s common stock at an exercise price equal to the closing price on the date the Options are granted, which options shall vest as follows: (i) 1/3 shall vest on the 1st annual anniversary of the Employment Agreement, (ii) 1/3 shall vest on the 2nd annual anniversary of the Employment Agreement and (iii) 1/3 shall vest on December 31, 2012.  On September 27, 2011, the Company and Mr. Sculley amended the Employment Agreement to correct and change the date from December 31, 2012 to December 31, 2013 for the vesting of the final 1/3 of his options (‘iii” above).   The restricted shares, if any, shall have such vesting terms as may be determined by the Compensation Committee in their discretion prior to the grant.

Pursuant to the Employment Agreement, Mr. Sculley’s employment may be terminated by the Company with or without cause and he may terminate his employment for Good Reason (as defined in the Employment Agreement) and such other reasons set forth in the Employment Agreement.  If Mr. Sculley’s employment agreement is terminated without cause or if he terminates it for Good Reason, then  Mr. Sculley, at the Company’s sole discretion,  shall  be entitled to the lesser of (i) the total amount of his base salary that remains unpaid under the Employment Agreement, which shall be paid monthly or (ii)  monthly salary payments for twelve (12) months, based on his  monthly rate of base salary at the date of such termination, provided, however in lieu of the aforementioned monthly payments, the Company may in its sole discretion pay such payments in a lump-sum.  Mr. Sculley shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but have not been paid. Additionally, any non-vested options held by Mr. Sculley shall vest immediately.  If the Employment Agreement is terminated with cause or if Mr. Sculley terminates it without Good Reason then Mr. Sculley shall cease to accrue salary, personal time off, benefits and other compensation on the date of such termination.

On March 15, 2011, the Company signed an executive employment agreement (the “Employment Agreement”) with Jerry Carollo to serve as the Company’s Senior Vice President Business Development effective March 21, 2011.  Pursuant to the Employment Agreement, Mr. Carollo is paid a base salary of $270,000 and was granted 100,000 options which are exercisable at $6.89 per share, the market price on the date of the grant, of which one third will vest annually on the subsequent three anniversary dates. If Mr. Carollo voluntarily terminates his employment with the Company, other than for Good Reason as defined in the Employment Agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Carollo’s employment with or without cause.  If the Company terminates without cause, Mr. Carollo will be entitled to the lesser of (i) the total amount of base salary that remains unpaid under the Employment Agreement which shall be paid monthly or (ii) monthly salary payments for twelve (12) months, based on his monthly rate of base salary at the date of such termination, or in lieu of the aforementioned monthly payments, the Company may in its sole discretion pay such payments in a lump- sum. Mr. Carollo shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but not been paid.   All non-vested options shall vest immediately.

On January 19, 2011, the Company signed an executive employment agreement (the “Employment Agreement”) with Susan R. Taylor to serve as the Company’s Corporate Secretary, Senior Vice President and General Counsel effective February 1, 2011.  Pursuant to the Employment Agreement, Ms. Taylor is paid a base salary of $175,000 and was granted 225,000 options which are exercisable at $6.82 per share, the market price on the date of the grant, of which one third will vest annually on the subsequent three anniversary dates. If Ms. Taylor voluntarily terminates her employment with the Company, other than for Good Reason as defined in the Employment Agreement, she shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Ms. Taylor’s employment with or without cause.  If the Company terminates without cause, Ms. Taylor will be entitled to, at the Company’s sole discretion, either (i) monthly salary payments for twelve (12) months, based on her monthly rate of base salary at the date of such termination, or (ii) a lump-sum payment of her salary for such 12 month period, based on her monthly rate of base salary at the date of such termination. Ms. Taylor shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but not been paid.   All non-vested options shall vest immediately.

 Note 13:  Concentrations

For the three and nine months ended September 30, 2011, approximately 59% and 62%, respectively, of the Company’s net revenues were derived from customers in the United States and approximately 41% and 38%, respectively, of the Company’s net revenues were derived from international customers.   For the three and nine months ended September 30, 2010, approximately 75% and 66%, respectively, of the Company’s net revenues were derived from customers in the United States and approximately 25% and 34%, respectively, of the Company’s net revenues were derived from international customers.

The following is a schedule of revenue by geographic location (in thousands):

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
North and South America	$5,029	$6,295	$13,565	$15,244
Europe, Middle East, and Africa	1,734	559	5,501	5,361
Asia Pacific	1,500	1,402	2,087	1,890
Total	$8,263	$8,256	$21,153	$22,495

The Company purchases principally all of its silicon wafers from a single supplier located in Taiwan.

Note 14:  Subsequent Events

The 2011 Incentive Stock Plan (the “2011 Plan”) was approved by the Company’s shareholders on November 3, 2011.  The 2011 Plan provides for grants of common stock, and options to purchase common stock, to employees, officers, directors and consultants.   The Board of Directors reserved 1.4 million shares of common stock for issuance under the 2011 Plan. In addition, the 2011 Plan includes an evergreen provision that provides for an annual increase in common stock available for issuance however, on October 31, 2011 the Board committed to submit an amendment to the 2011 Plan to shareholders to eliminate the evergreen provision and to prohibit the repricing or exchange of stock options without stockholder approval. The Board also committed to maintain an average run rate over 2012 that does not exceed 4.5%. Run rate is defined as the sum of the number of stock options granted during the year, divided by the Company’s fully diluted shares outstanding.  These options have a term of up to 10 years and vest over a schedule determined by the Compensation Committee.

On November 3, 2011, pursuant to the terms of his employment agreement, the Compensation Committee of the Board granted Andrew Sculley options to purchase 188,333 shares of the Company’s common stock exercisable at $4.03, the closing market price on the date of the grant.  The options will vest one third on June 1, 2012, one third on June 1, 2013, and one third on December 31, 2013.  In addition, the Compensation Committee granted the Directors as a whole options to purchase 256,666 shares of the Company’s common stock exercisable at $4.03, the closing market price on the date of the grant, of which 145,833 will vest immediately and 110,833 shares will vest on December 31, 2011.